UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AMERICAN EAGLE OUTFITTERS, INC.
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AMERICAN
EAGLE

AMERICAN EAGLE

We're an American jeans and apparel brand that's true in everything we do. Rooted in authenticity, powered by positivity, and inspired by our community – we welcome all and believe that putting on a really great pair of **#AEjeans** gives you the freedom to be true to you. Because when you're at your best, you put good vibes out there, and get good things back in return.

AE. True to you.

aerie

The Aerie mission is to empower all women to love their real selves.

We make products that feel REAL good.

We celebrate body positivity – all bodies should be happy and free of retouching.

We stand for inclusivity and real representation. Every woman should see herself in Aerie.

We are a community that celebrates one another. Because we show up stronger, together.

Let the real you shine.™

April 26, 2023

Dear Fellow Stockholders:

Fiscal 2022 was another dynamic year. As we lapped outstanding results in Fiscal 2021, we faced numerous external crosswinds. Consumers were experiencing rising inflation and higher interest rates. At the same time, we continued to navigate supply chain disruptions, which drove elevated costs and product delays. Against this backdrop, I’m extremely proud of the quick actions taken by the AEO team to reset the business.

We pivoted swiftly to adjust inventory, seek efficiencies and maximize productivity. Ultimately, this drove a meaningful improvement in operating income and free cash flow in the second half of Fiscal 2022, enabling us to end the year in a healthy financial position. In navigating this environment, all of our associates were agile and remained resilient, leveraging the strength of our people, brands and operations to drive results and preserve our leading brand positions.

As we blocked and tackled over the course of the year, we also continued to make good progress on our longer-term strategic priorities. We led with innovation—testing and launching new technologies aimed at improving the customer experience and driving efficiencies across our business. We invested in capabilities that will differentiate our family of brands and operations in the long run. As I look back on the year, I am particularly proud of the following achievements:

•  Fiscal Year 2022 revenue of $5 billion was our second highest on record, including our second highest Back-to-School and Holiday sales. This was down only to last year’s record result that benefited from an exceptionally strong demand environment.

•  As a result of quick action early in the year, second half adjusted operating income(1) recovered to $213 million compared to $56 million in the first half. Additionally, our long-term “Real Power. Real Growth.” value creation plan fueled second half operating income expansion relative to the second half of pre-pandemic Fiscal 2019.

•  Aerie continued to see exceptional multi-year growth. Record revenue of $1.5 billion nearly doubled to Fiscal 2019 with segment adjusted operating income(1) of $167 million, up approximately 150%. We also reached a new milestone of 10 million Aerie customers.

•  American Eagle achieved profit improvement to Fiscal 2019, with the segment adjusted operating margin(1) expanding 150 basis points, reflecting our progress on improving brand health.

•  With improved free cash flow, we fortified our balance sheet, eliminating $403 million of outstanding convertible debt.

•  Through a combination of share repurchases and dividends, we returned $265 million in cash to stockholders in Fiscal 2022, our highest level of returns since Fiscal 2015.

•  We published our inaugural ESG report, highlighting our “Building a Better World” ESG strategy. The report outlines our actions and progress toward our Planet (environment), People (social) and Practices (governance) goals, demonstrating our commitment to greater transparency. I am pleased to note that we exceeded our water reduction goals two years ahead of schedule and have introduced new water and energy reduction goals to strive for further progress. Additionally, we continued to support causes that are important to us and our customers, donating over $10 million through our AEO Foundation and corporate giving programs and volunteering over 14,000 hours in Fiscal 2022 to organizations paving the way for mental health, youth, women’s empowerment and education.

2023 Proxy Statement	|	1

Looking ahead, I see no shortage of opportunities for our company. We have been battle-tested in many ways over the past several years and have entered Fiscal 2023 more agile and disciplined. Our brands remain highly sought after and we have not taken our eyes off the potential for future growth. American Eagle continues to be the go-to destination for youth, with strong brand affinity and recognition. I am optimistic about the outlook for Aerie as we continue to grow awareness and drive excitement through innovation. We will continue to lead with a customer-first mindset, embracing innovation and new technologies to deliver the best shopping experience across digital and stores.

Our culture is rooted in excellence, teamwork and passion. As we strive to grow our business and strengthen long-term profit and cash flow, we will harness the power of our talented teams, industry-leading brands and operating excellence to drive results. I am confident that with focus and discipline, we can strengthen our bottom-line and drive continued shareholder returns.

As we forge ahead, I would like to express my utmost gratitude to Steven A. Davis, a cherished member of our Board of Directors who passed away unexpectedly in 2022. Steve was a great friend to many, a trusted advisor to AEO and a tireless champion of diversity, equity and access. In Steve’s honor, we have renamed our REAL change scholarship initiative to the Steven A. Davis Scholarship for Social Justice—advancing educational opportunities for associates working to build a more equal and inclusive society. We endeavor to carry Steve’s insights and ethos forward as we ensure that AEO remains a thriving business and a welcoming place to work for years to come.

On behalf of the Board of Directors and our entire team at American Eagle Outfitters, thank you for your continued support.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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Notice of Annual Meeting of Stockholders of American Eagle Outfitters, Inc.

Meeting Time and Date:

11:00 a.m., Eastern Daylight Time on Wednesday, June 7, 2023

Virtual Meeting Location:

American Eagle Outfitters, Inc. will have a virtual-only meeting of stockholders in 2023 (the “2023 Annual Meeting”), conducted exclusively via live audiocast. There will not be a physical location for the 2023 Annual Meeting, and you will not be able to attend the meeting in person. See below for important information.

To Our Stockholders:	Vote Your Shares Right Away

American Eagle Outfitters, Inc. will hold our 2023 Annual Meeting on Wednesday, June 7, 2023. Stockholders will be asked to vote on the following proposals:

1.  The election of Jay L. Schottenstein and Sujatha Chandrasekaran as Class I directors to serve until the 2026 Annual Meeting of Stockholders;

2.  The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for Fiscal 2023;

3.  A non-binding, advisory vote by stockholders of the Fiscal 2022 compensation of our named executive officers (“say on pay” vote);

4.  A non-binding, advisory vote by stockholders on the frequency of future say on pay votes;

5.  The approval of the Company’s 2023 Stock Award and Incentive Plan; and

6.  Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors is soliciting proxies to be used at the 2023 Annual Meeting. Stockholders are being notified of the Proxy Statement and the form of proxy beginning on April 26, 2023.

On April 26, 2023, we will first release a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access, free of charge, to our Proxy Statement and Annual Report for the fiscal year ended January 28, 2023 (the “Annual Report”), and how to vote online.

To participate in the 2023 Annual Meeting, you must first register at http://viewproxy.com/ae/2023/htype.asp. You will receive a meeting invitation by email with your unique join link, along with a password, prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Whether you plan to virtually attend the 2023 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described to the right on this page. You also may vote online during the 2023 Annual Meeting by following the instructions provided on the meeting website during the 2023 Annual Meeting. For more information, please see page 96.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

April 26, 2023

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on April 14, 2023.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON JUNE 7, 2023:

The Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report are all available, free of charge, at
http://viewproxy.com/ae/2023/.

2023 Proxy Statement	|	3

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2023 Proxy Statement	|	5

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. Please see “Information about this Proxy Statement and the Annual Meeting” beginning on page 94 for important information about proxy materials, voting, the virtual annual meeting, Company documents, and communications.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 7, 2023, at 11:00 a.m., Eastern Daylight time, and at any adjournment or postponement thereof. It is first being mailed or released to the stockholders on April 26, 2023. (“We,” “our,” “AEO,” “us,” and the “Company” refer to American Eagle Outfitters, Inc.) References throughout this Proxy Statement to “Fiscal 2022” refer to our fiscal year ended January 28, 2023.

We will hold a virtual Annual Meeting of Stockholders. In order to attend the meeting, you must register at http://viewproxy.com/ae/2023/htype.asp by 11:59 p.m. Eastern Daylight Time on June 4, 2023. On the day of the 2023 Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see page 96 for important information.

2023 Annual Meeting of Stockholders

June 7, 2023 11:00 a.m., Eastern Daylight Time	Virtual Meeting Only Register at http://viewproxy.com/ae/2023/ htype.asp by 11:59 p.m. Eastern Daylight Time on June 4, 2023 in order to attend the meeting.

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For More Information	Votes Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes

PROPOSAL 1 — Election of Class I Directors	FOR	See page 18	Majority of the votes cast	None	None
The two Class I Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management

PROPOSAL 2 — Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2023	FOR	See page 47	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 2	Treated as vote “against”	Brokers have discretion to vote on Proposal 2
The Board’s Audit Committee has approved the appointment of EY as the Company’s independent auditor for Fiscal 2023. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of EY

PROPOSAL 3 — Fiscal 2022 Say on Pay Vote	FOR	See page 49	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 3	Treated as vote “against”	None
The Company’s executive compensation programs are designed to create a direct link between stockholders’ interests and those of management, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals

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PROXY STATEMENT SUMMARY

	Board Recommendation	For More Information	Votes Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
PROPOSAL 4 — Advisory vote on the frequency of future advisory votes on executive compensation	1 YEAR	See page 80	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 4	Treated as vote “against”	None
In keeping with what we view as a best practice, the Board recommends that stockholders approve a continued annual advisory vote on executive compensation

PROPOSAL 5 — Approval of the 2023 Stock Award and Incentive Plan	FOR	See page 81	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 5	Treated as vote “against”	None
The 2023 Stock Award and Incentive Plan will increase the number of authorized shares available for granting of awards and includes other changes to reflect best practices and current applicable law

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including, without limitation, in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including our forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

2023 Proxy Statement	|	7

PROXY STATEMENT SUMMARY

Business Highlights Fiscal 2022: Overview

Fiscal 2022 was defined, for our industry and our business, by a difficult macro environment. As we lapped outstanding results from the prior year, we grappled with rising inflation, higher interest rates, continued supply chain disruptions and a highly promotional retail landscape, each of which created challenges. Against this backdrop, financial results reflected a tale of two halves. While profitability and cash flow were pressured in the first half of Fiscal 2022, swift and aggressive actions to reduce inventory levels and cut expenses and capital spending drove a rebound in the second half. As a result, adjusted operating income(1) of $213 million in the second half of Fiscal 2022 represented meaningful improvement compared to $56 million in the first six months of the year. We also returned to a positive free cash flow position and strengthened our balance sheet.

As we navigated these headwinds, we continued to make progress against our long-term strategic initiatives. Full-year consolidated revenue of $5 billion was our second highest in company history and included our second highest Back-to-School and Holiday sales ever. This was down only to last year’s record result, which had benefited from a very strong demand environment. Operating income during the last six months of Fiscal 2022 was up as compared to the same period in pre-pandemic Fiscal 2019, reflecting the benefits of the strategic initiatives we are pursuing as part of our long-term “Real Power. Real Growth.” value creation plan. Aerie’s incredible brand platform continued to see exceptional multi-year growth with record revenue of $1.5 billion, approximately double that of Fiscal 2019 and segment adjusted operating income(1) up close to 150% over Fiscal 2019. American Eagle (“AE”) achieved operating income and margin expansion compared to Fiscal 2019, driven by structural changes we have enacted to improve brand health. We strengthened our balance sheet, retiring $403 million of outstanding convertible debt and returned $265 million in cash to stockholders through a combination of share repurchases and dividends, our highest level of returns since Fiscal 2015.

Key Operating Highlights:

Second Highest Revenue Result in Company History. During Fiscal 2022, consolidated revenue of $5 billion was roughly flat to the prior year, including an approximately three percentage point benefit from Quiet Platforms. Brand revenue declined 3% as we lapped extraordinary strength in Fiscal 2021 that had been fueled by stimulus and pent-up demand, yet was up 13% compared to the pre-pandemic Fiscal 2019 base, marking our second highest revenue result in Company history. Brand and channel performance reflected tough year over year comparisons and the prevailing macro environment. Aerie revenue grew 9% compared to Fiscal 2021. The digital channel represented 35% of brand revenue for the year, compared to 29% in Fiscal 2019.

Meaningful Operating Income and Margin Recovery in the Second Half of Fiscal 2022. During Fiscal 2022, we delivered $269 million in adjusted operating income(1) reflecting an operating margin of 5.4%. While profitability was challenged in the first half of the year, swift and aggressive actions to reduce both inventory levels and expenses drove a rebound in the second half of the year. Adjusted operating income of $213 million in the second half of Fiscal 2022 represented a 7.8% adjusted operating margin(1) and was meaningfully improved compared to $56 million in operating income and a 2.5% operating margin in the first half. Second half profitability also grew 19% relative to the pre-pandemic second half of Fiscal 2019 operating income with the operating margin expanding 20 basis points.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PROXY STATEMENT SUMMARY

Multi-Year Aerie Brand Growth. During Fiscal 2022, Aerie revenue rose 9% to $1.5 billion, on top of 39% growth in Fiscal 2021. Growth was led by OFFLINE, Aerie’s activewear sub-brand launched in Fiscal 2020, as we continued to expand the assortment into new categories across performance and fashion styles. New store expansion continued to build greater awareness and Aerie reached a new milestone of 10 million customers. Segment adjusted operating income (1) of $167 million was down as compared to the prior year driven by higher markdowns as the brand anniversaried a low promotional environment in Fiscal 2021 and took higher markdowns to clear through excess inventory in the second quarter of Fiscal 2022. When comparing to pre-pandemic Fiscal 2019 levels, revenue nearly doubled and operating income was up almost 150%.

Multi-Year Structural Profit Improvement at American Eagle. During Fiscal 2022, AE revenue and profitability declined year-over-year as the business lapped extraordinary strength in Fiscal 2021, which saw a record Back-to-School season driven by pent-up demand as schools returned to in-person after two-years of virtual learning. Compared to pre-pandemic Fiscal 2019 levels, revenue declined 6%, yet segment adjusted operating income (1) grew 3% with the segment adjusted operating margin(1) expanding 150 basis points to 16.6%. This improvement was driven by the Company’s multi-year focus on eliminating unproductive SKUs and closing lower margin stores to improve the health of the brand.

Fortified balance sheet and strong cash returns to stockholders. During Fiscal 2022, AEO retired $403 million in outstanding principal related to the Company’s convertible notes, representing 98% of the total issuance position. In connection with this, the Company also completed $200 million in share repurchases. Together, this strengthened the Company’s balance sheet and offset over half of the dilution related to the Company’s convertible note issuance position. In Fiscal 2022, the Company also paid $65 million in dividends to its stockholders. When combined with share repurchases, this reflected the highest cash returns to stockholders since Fiscal 2015.

The Company temporarily paused its dividend in the third quarter of Fiscal 2022 to provide near-term flexibility as it navigated a tough macro environment. As profitability and cash flow recovered over the course of the second half of the year, the dividend was reinstated subsequent to the fourth quarter of Fiscal 2022.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2023 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

Our Look Forward

A Cautious View on Fiscal 2023. Entering Fiscal 2023, our brands are strong and inventory is healthy. The global supply chain environment continues to normalize, providing improved costs and greater agility. That said, given limited visibility into the macro and overall consumer spending behavior, we are taking a cautious view on business performance for Fiscal 2023.

Longer-term, AEO remains committed to the pillars of its “Real Power. Real Growth.” value creation plan including an evolution of:

•	Fueling Aerie’s growth and increasing profits;

•	Delivering profitable growth for AE;

•	Activating customer-focused capabilities and experiences;

•	Driving innovation and efficiencies to grow profits; and

•	Developing people, community and purpose.

We expect to pursue growth opportunities for Aerie through product innovation and marketing activations with the goal of expanding our customer base and basket size. At AE, our focus will be on maintaining the structural improvement in brand profitability we have driven to date as we explore growth opportunities through innovation and international expansion in key markets. We are also initiating a company-wide review of operations as we look to find greater efficiencies across the organization and strive to break out of the mid-single digit operating margin range.

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PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to operating with effective corporate governance and to continuously improving and upholding our strong ethical standards, which we believe promote the long-term interests of our Company and maximize stockholder value. We continuously review relevant regulatory guidance and best practices of governance. Key areas of our governance framework are set out in detail below. This framework is described in more detail in our Corporate Governance Guidelines and Code of Ethics, which can be found in the ESG section of investors.ae.com.

•

Highly Talented, Skilled and Diverse Board of Directors. Our Board embodies a broad and diverse set of experiences, qualifications, attributes, skills and viewpoints that are vital to the success of our Company and we believe strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 29 for a summary of the range of skills and experiences that each director brings to the Board, and that we find to be relevant to our business. We are proud of our Board’s commitments to diversity, as evidenced by Ms. Page’s service as Chair of the Nominating, Governance and Corporate Social Responsibility Committee (the “Nominating Committee”).

•	All Directors Are Independent, Except Our CEO. The Board is composed of seven directors, with only one non-independent director—our CEO.

•	Independent Committees. All of the committees of the Board (the “Committees,” and each, a “Committee”) are composed of independent directors.

•

Robust Lead Independent Director Role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties specifically documented in our Corporate Governance Guidelines, including presiding over meetings of our independent directors, providing input on the agenda and materials sent to the Board, and approving Board meeting schedules to ensure that there is sufficient time for Board discussion and deliberation.

•

Highly Engaged Board of Directors Guides the Strategic Direction of our Company. Our Board and Committees meet frequently and actively oversee long-term strategic planning and capital allocation decisions, including the Company’s “Real Power. Real Growth.” value-creation plan and long-term financial outlook.

•

Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve.

•

Focused and Thoughtful Board Refreshment. Our Board routinely engages in succession planning and adds new directors when it identifies candidates whom it believes have experience, skill sets and other characteristics that will enhance Board effectiveness.

•

Effective Director Evaluation Process. We conduct annual self-assessments of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of its self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

•

Meaningful Oversight of ESG by Management, Board and Committees. While our executive management-led ESG Steering Committee sets our corporate social responsibility goals, policies and programs, our Board and each of the Committees have responsibility for the oversight of our ongoing ESG-related initiatives and progress as outlined on page 28. The Board and each of the Committees have ongoing engagement with senior executives on key matters, including, but not limited to, cybersecurity (Audit Committee), employee well-being (Compensation Committee) and human rights and environmental sustainability practices (Nominating Committee).

•

Annual Review of Committee Charters and Corporate Governance Guidelines. We continuously review and research best governance practices and any changing regulatory guidance, and update our charters and corporate governance guidelines accordingly.

•

Human Capital Management Oversight by Board and Committees. Our Board plays an important role in the oversight of talent and culture at AEO and devotes time each quarter to receiving updates from management on culture, including both internal and external benchmarking of employee engagement, turnover, retention, and recruiting metrics as well as progress on inclusion and diversity, talent development, leadership, and succession planning initiatives.

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PROXY STATEMENT SUMMARY

•

Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. Our non-employee directors must, within five years of joining the Board, hold Company stock worth at least five times their annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executive officers, the guideline is three times their respective base salaries.

•

Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation, taking into consideration the Nominating Committee’s recommendation on whether to accept or reject such resignation).

•

Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with respect to our stock.

•

Ongoing Stockholder Engagement. We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2022, the Company continued to have extensive engagement with our stockholders and met with approximately 30% of our top 100 stockholders, who collectively owned approximately 50% of the total shares outstanding as of January 28, 2023. Throughout the year our CEO and senior management held numerous meetings and calls with investors and participated in several investor conferences during which they met with current and prospective stockholders. These meetings were generally focused on Company performance as well as long-term strategic initiatives aimed at driving growth, profitability and stockholder returns. We expect to continue such discussions prior to the 2023 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Director Snapshot

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships	Other Current Public Company Directorships

Sujatha Chandrasekaran	55	2018	Former Senior Executive Vice President, Chief Digital and Information Officer, CommonSpirit Health	Yes	• AC • CC • NC	• Cardinal Health (NYSE: CAH)

Deborah A. Henretta	61	2019	Former Group President, Procter & Gamble Global Beauty	Yes	• AC • CC • NC	• Corning, Inc. (NYSE: GLW) • Meritage Homes Corporation (NYSE: MTH) • NiSource (NYSE: NI)

Cary D. McMillan	65	2007	Former Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC	• Hyatt Corporation (NYSE: H)

Janice E. Page	74	2004	Former Group Vice President of Sears	Yes	• AC • NC† • CC	—

David M. Sable	69	2013	Former Global Chief Executive Officer of Y&R	Yes	• AC • CC • NC	• Ethan Allen Interiors Inc. (NYSE: ETD)

Jay L. Schottenstein	68	1992	Chief Executive Officer of the Company	No	—	• Designer Brands Inc. (NYSE: DBI)

Noel J. Spiegel*	75	2011	Former Deputy Managing Partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC	• Radian Group Inc. (NYSE: RDN)

AC Audit Committee

CC Compensation Committee

NC Nominating Committee

† Committee Chair

* Lead Independent Director

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PROXY STATEMENT SUMMARY

We believe diversity can and should be described and defined in many different ways. We encourage our associates and directors to bring their authentic selves to their work, but we also believe that, like our associates, our board members have the right to choose to identify whether or to what extent they belong to a particular community. Based on the independent directors who have chosen to self-identify and have consented to disclosure:

*	Steven Davis’s tenure unexpectedly ended in July 2022. Mr. Davis, a cherished and valued member of our Board since October 2020, voluntarily self-identified as Male and African-American.

ESG Highlights from Fiscal 2022: Planet, People and Practices

We understand that our associates, customers and stockholders care not just about our results, but also the manner in which we achieve them. Our environmental, social responsibility and governance (“ESG”) initiatives are incorporated into and operationalized throughout our “Real Power. Real Growth.” value creation plan, company goals and our annual priorities. We have made strong commitments to ESG initiatives throughout our organization and are committed to transparency as we progress and evolve on those commitments. To that end, we are proud to have published our first Annual ESG Report in Fiscal 2022.

Our ESG platform - Building a Better World - is grounded in the pillars of Planet (Environment), People (Social) and Practices (Governance). The following provides a brief summary of our initiatives and accomplishments for Fiscal 2022. For a more detailed description of our program, please see pages 36-44 and visit investors.ae.com/esg/. Our website, ESG Report, and ESG information contained therein are specifically not part of or incorporated into this proxy statement.

PLANET (ENVIRONMENTAL SUSTAINABILITY) SNAPSHOT

We know sustainability is important to our customers, our associates, and our investors, and it is equally important to us. We want to make our Company and our retail industry one that creates a healthier environment for future generations. To that end, we continue to:

•

Make progress on our Environmental Goals, which include a comprehensive plan to be carbon-neutral in our own operations by 2030, with a commitment to water reduction, energy reduction, and the use of more sustainable raw materials, continued efforts to develop products with an increased use of sustainable materials; further reductions in the use of plastic in store, offices, and throughout the supply chain, and initiatives to reduce paper and encourage customers to reduce apparel waste through recycling and re-selling opportunities.

•	Emphasize our Water Stewardship, including ongoing commitments to and investments in our AEO Wastewater Management Standard (launched in 2013) and Water Leadership Program (launched in 2017).

•

Make investments in Responsible Sourcing and creating products that our customers love to wear, including investments in REAL GOOD, an offering of the most sustainable items in our collection, first launched in 2020.

•

Actively engage in Strategic Partnerships with industry initiatives and multi-stakeholder organizations to influence policy change and systemic improvements in the garment manufacturing improvements, including our use of the Sustainable Apparel Coalition’s (SAC’s) Higg Index suite of tools to help us measure the environmental impacts of factory operations at almost 400 factories, laundries, mills and trims suppliers.

2023 Proxy Statement	|	13

PROXY STATEMENT SUMMARY

For more about these and other specific environmental sustainability commitments, please see page 36.

PEOPLE (SOCIAL RESPONSIBILITY) SNAPSHOT

Our values of People, Innovation, Passion, Integrity, and Teamwork are the backbone of our Company and are at the center of every decision, every product, and every interaction—they represent the foundation of our REAL culture. We appreciate that we play a vital role in creating an environment where all of our stakeholders feel respected and empowered while we continue to grow as a community and promote a culture that looks holistically at all of the beliefs, values and behaviors that reflect how our best work is done. To achieve those goals, our social responsibility strategic focus includes:

•

Our Talent Management program, which includes consistent talent reviews, performance evaluations, equitable pay practices and succession planning, aimed to maintain an appropriate voluntary and mutual turnover rate, as well as numerous associate development programs.

•

Our Inclusion, Diversity, Equity and Access (“IDEA”) platform which embeds the principles of IDEA into everything we do, striving to achieve sustainable progress in the essential pillars of hiring, community, and development through strategic, data-supported, and people-centric action. In Fiscal 2022, we made significant progress on targeted IDEA initiatives, including: the announcement of a second class of recipients of the Steven A. Davis Scholarship for Social Justice, which was renamed in honor of the late Steven Davis, a cherished Director of the AEO Board who passed away in 2022; becoming an original signatory to the Open to All Charter to Mitigate Racial Bias; and the introduction of an LGBTQIA+ associate guide and resources developed in collaboration with our LGBTQIA+ employee resource group.

•

Our Total Rewards compensation and benefits programs, which are designed to attract and retain highly skilled, performance-oriented associates who live our brands and embody the spirit of authenticity and innovation we cultivate. We strive to make compensation decisions that are fair and equitable, delivering simple straightforward compensation programs and ensuring that our teams are rewarded for delivering key results. We also offer a broad suite of inclusive benefit plans and programs, understanding that our associates’ needs and priorities vary.

•

Our Health & Safety programs, which focus on accident prevention, training and response, including the evolution of our comprehensive global store playbook as the threats from COVID-19 evolved through Fiscal 2022.

•

Our Charitable Giving program, which supports causes that empower teens and young adults and provides multiple opportunities for our associates to roll up our sleeves to make a REAL difference in our communities. In Fiscal 2022, AEO, the AEO Foundation and our customers contributed nearly $10.2 million to support causes that are important to us. The AEO Foundation also launched two new programs in Fiscal 2022 – May Month of Service and Signature Grants – and we launched the Aerie Real Foundation, which works to build confidence in women, foster an inclusive community, and protect our planet to make the world a better place for all. The AEO Foundation board members and officers consist of associates across the organization who bring a wealth of knowledge and experience on charitable giving. Cary McMillan, a member of our Board of Directors, is also a member of the AEO Foundation Board.

•

Our Human Rights Commitment, which was formally published in Fiscal 2021 and targeted at fundamental, universal and inalienable human rights in our Supply Chain. We are dedicated to fostering a culture that recognizes human rights everywhere and seeks to empower our associates, our supply chain, and our communities. Our commitment is informed by AEO’s Values as well as the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the UN Declaration of Human Rights and the United Nations Guide for Developing a Human Rights Policy, as well as international labor standards developed by the Retail Industry Leaders Association, American Apparel & Footwear Association, National Retail Federation, and the U.S. Fashion Industry Association. Beyond a Code of Conduct, we also have a strong compliance program focused on engagement and capacity building as much as it is focused on following the law. We have never tolerated the use of forced labor in our supply chain and have taken many steps to amplify and strengthen that commitment over the years. In Fiscal 2022, we proactively prohibited our suppliers from sourcing from certain regions and from doing business with certain entities, including the manufacture or use of any raw materials from Uzbekistan, Turkmenistan or the Xinjiang Uygur Autonomous Region (XUAR) in China or from conducting direct or indirect business with any party that has personal or business links to the XUAR, the Xinjiang Production and Construction Corps (XPCC) or any entities on the Uygur Forced Labor Prevention Act Entity List.

For more information regarding our People (Social Responsibility) initiatives, see pages 38-43.

14	|

PROXY STATEMENT SUMMARY

PRACTICES (ESG GOVERNANCE AND OVERSIGHT) SNAPSHOT

Our commitment to effective corporate governance starts at the top, with our highly engaged Board of Directors who have a diverse set of backgrounds, skills, and experiences. We collectively aim to do what is right to promote the long-term interest of our company and to maximize shareholder value. To that end, we:

•

Continually monitor and appropriately incorporate Governance Best Practices, including with respect to diversity of our Board, majority independence of our Board, regular and comprehensive disclosures, oversight of related party transactions, and consistent channels of communication and engagement with shareholders. See pages 26-45 for a more detailed discussion of our governance best practices.

•

Take steps to ensure that our business is conducted responsibly and with integrity, including our Code of Ethics, which is built around Accountability, Respect, Honesty, and Authenticity, and our policies, including our Anti-Bribery & Anti-Corruption, Anti-Fraud and Financial Reporting Whistleblower, Insider Trading, Open Door Reporting, and Workplace Culture Policies.

•

Dedicate people and all other necessary resources to Data Privacy and Security to ensure we safeguard our data in a way to maintain the trust of our customers, associates and other stakeholders. We have a dedicated Chief Information Security Officer (CISO) whose team leads our enterprise-wide security strategy, policy, standards, architecture and processes, and we have a robust Information Security Program and Policies built upon industry best practices. The Audit Committee receives at least quarterly reports from the CISO on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen our information security systems, assessments of the Company’s cybersecurity program, cyber insurance coverage and the emerging threats in this area.

•

Build upon our strong ESG Program Governance which was formalized in Fiscal 2021. We have a cross-functional ESG Steering Committee led by our executives and composed of business leaders from across the organization to manage our “Building a Better World” strategy and programs. The ESG Steering Committee meets regularly and reports to the Board and its Committees on a quarterly basis.

The full Board ensures that ESG risks and opportunities are integrated into the Company’s long-term strategy. Each of the Committees of the Board has responsibility for the oversight of our ongoing ESG-related activities as outlined on page 44, and provides regular reports to the full Board.

Compensation Highlights from Fiscal 2022

Fiscal 2022 presented macro challenges that pressured profitability and cash flow in the first half of the year. Our leaders took thoughtful actions to reduce expenses, inventory levels, and capital spending in an effort to address overall financial performance. Their decisive approach resulted in a strong rebound of performance in the second half of Fiscal 2022. The team remained disciplined, with a focus on both near term solutions as well as the long-range objectives laid out in our “Real Power. Real Growth” value creation plan, which was unveiled in 2021. Despite the strong improvements in the second half of Fiscal 2022, full year performance results fell short of annual incentive bonus thresholds, resulting in no payout for Fiscal 2022 performance. Relative TSR (1)(“RTSR”) achievement over the three-year performance period ended January 28, 2023 was at the 48th percentile and resulted in the performance-based restricted stock units (“PSUs”) granted in Fiscal 2020 being earned at 96% of target.

(1)	For the 2020 PSUs, RTSR performance was measured against performance of the S&P 1500 Specialty Retail Index.

2023 Proxy Statement	|	15

PROXY STATEMENT SUMMARY

Additional specific executive compensation highlights for Fiscal 2022 include:

•

Alignment of our CEO pay with our Performance. In Fiscal 2021, we adjusted the equity mix to increase non-qualified stock options (“NSOs”) and decrease restricted stock units (“RSUs”). For Fiscal 2022, a full 86% of our CEO’s target compensation was at risk and subject to the achievement of performance goals and changes in stockholder value, as demonstrated in the chart below.

(1)	RSUs are defined as time-based restricted stock units
(2)	NSOs are defined as nonqualified stock options
(3)	PSUs are defined as performance-based restricted stock units

•

Alignment of CEO Pay Relative to Peers. Our three-year relative total stockholder return (“TSR”) was above the peer group median. When examining our CEO’s total direct compensation as disclosed in the Summary Compensation Table (“SCT”) relative to our peer group over a three-year period, Mr. Schottenstein’s compensation, shown on the vertical axis, ranks in the 68th percentile, while AEO’s relative TSR performance over the same period was in the 58th percentile.

AEO vs. PEER Group Pay Alignment

3-Year CEO Total Direct Compensation & TSR*

*	Compensation is measured using 2020 – 2022 AEO SCT compensation and publicly available peer SCT compensation for 2019-2021.

16	|

PROXY STATEMENT SUMMARY

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on matters related to the CEO’s and other executives’ compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Executive Compensation Clawback Provisions. We maintain clawback provisions that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an event of misconduct related to (a) acts in competition with the Company, (b) disclosure of confidential or proprietary information, (c) failure to cooperate with the Company in regard to a legal suit, or (d) restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other named executives, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•

Double-Trigger Change-in-Control Benefits and Vesting. In the event of a change in control, our executives, other than Mr. Schottenstein, will only receive benefits if there is a qualifying termination of employment (i.e., a double-trigger). Our CEO does not have a change-in-control agreement with the Company. All of our executives’ equity incentive awards are double-trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change-in-control benefits.

•	Stock Ownership Guidelines. We have stock ownership guidelines for both the Board and Management to ensure a commonality of interest with stockholders.

•	Anti-hedging and anti-pledging policy. Policies are in place that prohibit both employees and Board members from engaging in these practices.

2023 Proxy Statement	|	17

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board fixed the size of the board at seven directors following the unexpected passing of Steven A. Davis in July 2022. Mr. Davis joined the Board in October 2020 and was an esteemed advisor to our leadership team and a cherished member of our Board.

On the recommendation of the Nominating Committee, the Board has nominated two candidates, each of whom is currently a director of the Company, to be elected as Class I directors at the 2023 Annual Meeting. If re-elected, the Class I directors will serve for three-year terms ending at the 2026 Annual Meeting of Stockholders, or when their successors are duly elected and qualified. The terms of the remaining Class II and Class III directors are scheduled to expire at the Annual Meetings of Stockholders to be held in 2024 and 2025, respectively.

Biographical information regarding each nominee and each incumbent director is set forth below as of April 1, 2023. In addition, information about each director’s specific experience, attributes and skills that have led the Board to believe that each of the directors is highly qualified to serve as a member of the Board is set forth below.

Each of our directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with a variety of well-respected companies in a wide range of industries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

18	|

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors recommends that the stockholders vote “FOR”

the following Class I director nominees:

Jay L. Schottenstein
Age: 68 Director since: March 1992 Executive Committees: • None Current Public Company Directorships: • Designer Brands Inc. (NYSE: DBI)

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”) since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also has served since March 2005 as Executive Chairman of the Board of Directors of Designer Brands Inc. (f/k/a DSW Inc.) (NYSE:DBI) and formerly served as that company’s Chief Executive Officer from March 2005 to April 2009. He has served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His expertise in merchandising, operations, retail, real estate, brand building, and team management has guided the Company from a single-brand company to a multi-brand $5+ billion global specialty retailer.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Schottenstein dedicates significant time to civic and cultural organizations. In 1985, he and his wife founded the Jay and Jeanie Schottenstein Foundation, the couple’s personal philanthropic organization. Together, they have donated millions of dollars to causes that improve the world, from arts and culture to mental health and cardiovascular research.

The Schottensteins support many local organizations, including the Columbus Museum of Art, the United Way of Central Ohio, and The Ohio State University. In 2008, the Schottensteins endowed the biennial Jay and Jeanie Schottenstein Prize in Cardiovascular Sciences at The Ohio State University, an esteemed award given to outstanding medical and research professionals in the field. In 2010, Mr. and Mrs. Schottenstein were named Humanitarians of the Year by the American Red Cross of Central Ohio. In 2021, the Schottensteins pledged $10.15 million to The Ohio State University toward improving students’ access to behavioral healthcare and reducing stigma surrounding mental illness. Mr. Schottenstein is a member of the board of directors at the Columbus Partnership and the Columbus Development Corporation.

PREVIOUS DIRECTORSHIPS

Mr. Schottenstein previously served as a member of the Board of Directors for Albertsons Companies Inc. (NYSE: ACI) from 2006 to 2022.

2023 Proxy Statement	|	19

PROPOSAL ONE: ELECTION OF DIRECTORS

Sujatha Chandrasekaran
Age: 55 Director since: March 2018 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • Cardinal Health (NYSE: CAH)

BACKGROUND

Ms. Chandrasekaran has over 30 years of business operations, strategy, technology, digital and cyber security experience in healthcare, retail, and consumer goods. She has led businesses in a global context in customer engagement, marketing, store operations and supply chain. Ms. Chandrasekaran served as Senior Executive Vice President and Chief Digital and Information Officer, leading cybersecurity, technology and digital transformation at CommonSpirit Health from 2019 to 2022. She previously held the role of head of digital and information technologies at Kimberly-Clark Corporation (“Kimberly-Clark”) from 2016 to 2019. She led companywide digital transformation efforts across business and technology at Kimberly-Clark. Prior to that Ms. Chandrasekaran served as Senior Vice President, Chief Technology and Data Officer at Walmart Inc. from 2011 to 2016. Ms. Chandrasekaran has also led digital, business transformation and eCommerce at The Timberland Company, PepsiCo and Nestlé SA in C-level global roles.

Ms. Chandrasekaran holds a bachelor of engineering degree from University of Madras, India; a master of business systems from Monash University, Melbourne Australia; and an Executive Development Education Certificate from London Business School. She is certified as NACD.DC.

SKILLS AND QUALIFICATIONS

With her expertise in enabling profitable growth in global entities, business operations, transformation, digital and technology and cybersecurity, Ms. Chandrasekaran brings vast information and digital technology, data and AI expertise and a wealth of leadership experience in the global retail, eCommerce consumer and healthcare industries to the Board. Ms. Chandrasekaran is an industry thought leader in digital business transformation, digital business models, innovation and talent transformation. She possesses deep technical expertise in cybersecurity, data, AI and multiple technologies. Ms. Chandrasekaran also brings significant risk management, data protection and regulatory experience as an executive level Enterprise Risk Committee member at both Kimberly-Clark Corporation and CommonSpirit Health.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In March 2022, Ms. Chandrasekaran was recognized by Modern Healthcare as one of the Top 25 Women Leaders in Healthcare. She was named a 2019 Director to Watch by Directors & Boards magazine. Ms. Chandrasekaran was also named a Governance Fellow by the National Association of Corporate Directors (“NACD”) in 2018. Ms. Chandrasekaran earned her NACD.DC credential in 2022. NACD emphasizes that its Directorship Certification (NACD.DC) serves to enhance board performance, elevate the standards of director professionalism and demonstrate commitment to exemplary corporate governance. She also completed the NACD Cybersecurity Oversight CERT certification. Ms. Chandrasekaran is the founder and chair of the board of T200 Foundations, non-profit focused on Women in Technology.

Ms. Chandrasekaran serves as a director of Agendia, Inc., a privately held commercial-stage company focused on precision oncology for breast cancer, and HealthEM.Ai., a privately held company which provides AI solutions and analytical insights for healthcare organizations.

PREVIOUS DIRECTORSHIPS

Ms. Chandrasekaran previously served as a director of Barry Callebaut AG (SIX: BARN), publicly listed on the Swiss stock exchange, from 2018 to 2020 and Blume Global Technologies, a company focused on digital supply chain platform software-as-a-service, data and AI platform from 2019 to 2023.

20	|

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class II Directors have terms that

expire as of the 2024 Annual Meeting:

Janice E. Page
Age: 74 Director since: June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair) Current Public Company Directorships: • None

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct-to-consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, and beauty and fragrances, among other responsibilities. She holds a B.A. from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories, as well as retail operations. Her service and tenure on public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Page serves on the advisory boards for the Daveler Entrepreneurship Scholarship of the University of South Florida and Champions for Learning Center for Innovation.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation from 2000 to 2014, Hampshire Group, Limited from 2009 to 2011 and Kellwood Company from 2000 to 2008. Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust that owns, manages, acquires and develops malls and community shopping centers from 2001 to 2004.

2023 Proxy Statement	|	21

PROPOSAL ONE: ELECTION OF DIRECTORS

David M. Sable
Age: 69 Director since: June 2013 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • Ethan Allen Interiors Inc. (NYSE:ETD)

BACKGROUND

Mr. Sable is Co-Founder and Partner of DoAble, a Marketing Consultancy focused on branding, positioning and big ideas. As Senior Advisor to WPP plc (“WPP”), a multinational communications, advertising, public relations, technology, and commerce holding company, he mentored and consulted across the company. Previously he was Chairman of VMLY&R, a global marketing agency, from 2011 to 2019. He propelled Y&R to a top-five global creative firm at Cannes, developed new resources and practices, expanded the global footprint of subsidiary company VML, and ultimately helped unify Y&R and VML into VMLY&R, one of the most successful agencies in the industry today.

Prior to his time at Y&R, Mr. Sable served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable attended New York University and Hunter College in New York.

A frequent keynote speaker and author, Mr. Sable is a designated LinkedIn Influencer, where he ranks among the most widely read business leaders in the world.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies. The Board also benefits from his extensive involvement with community programs.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In 2013, Fast Company named Mr. Sable one of the 10 Most Generous Marketing Geniuses. He currently serves on the Board of Directors of both UNICEF/USA and the International Special Olympics, as well as on the Executive Board of UNCF and he was Executive Producer on MTV’s highly acclaimed REBEL MUSIC series.

22	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Noel J. Spiegel
Age: 75 Director since: June 2011 Independent (Lead Independent Director) Committees: • Audit (Chair) • Compensation • Nominating Current Public Company Directorships: • Radian Group Inc. (NYSE: RDN)

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York office. Mr. Spiegel holds a B.S. from Long Island University and he attended the Advanced Management Program at Harvard Business School.

SKILLS AND QUALIFICATIONS Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Spiegel was named one of the NACD’s Top 100 for 2020. The annual listing honors the most influential individuals in corporate governance who exemplify knowledge, leadership, and excellence.

From 2006 to 2017, Mr. Spiegel was a Trustee, Chair of the Executive Committee and President of the Jewish Communal Fund of New York, a 503(c) donor-advised fund.

PREVIOUS DIRECTORSHIPS Mr. Spiegel previously served as a director at Vringo, Inc. from 2013 to 2016 and vTv Therapeutics Inc. (Nasdaq:VTVT) from 2015 to 2022.

2023 Proxy Statement	|	23

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class III Directors have terms that

expire as of the 2025 Annual Meeting:

Deborah A. Henretta

Age: 61

Director since:

February 2019

Independent

Committees:

•  Audit

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Corning, Inc.(NYSE: GLW)

•  Meritage Homes Corporation (NYSE: MTH)

•  NiSource, Inc. (NYSE: NI)

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development, and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President acting as Senior Executive Officer of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president of P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta is a partner at Council Advisors (formerly G100 Companies) where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including in the areas of digital transformation and cybersecurity, as well as a partnership program for New Director Training. She holds an M.A. in advertising from Syracuse University and a B.A. in communications and a Hobart degree in humane letters from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing, and emerging market management. Ms. Henretta has risk management experience as an executive at P&G tasked with specific risk management duties. She also brings significant knowledge of digital transformation and cybersecurity to the Board.

In April 2023, Ms. Henretta completed the Competent Boards Global ESG Certificate and Designation (GCB.D). Ms. Henretta’s experience as Chairperson of the Environmental, Social and Sustainability Committee at Meritage Homes Corporation also provides her with a deep understanding of ESG risks and opportunities.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta serves on the Board of Trustees of both St. Bonaventure University and Xavier University.

PREVIOUS DIRECTORSHIPS Ms. Henretta previously served as a director of Staples, Inc. (Nasdaq: SPLS) from 2016 to 2017.

24	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Cary D. McMillan
Age: 65 Director since: June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating Current Public Company Directorships: • Hyatt Corporation (NYSE:H)

BACKGROUND

Prior to his retirement in 2020, Mr. McMillan served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a B.S. from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and has a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with diversified knowledge of best corporate governance and compensation practices.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. McMillan serves on the AEO Foundation Board and brings a wealth of philanthropic experience to the position. He serves on a number of nonprofit boards in Chicago including as Treasurer of both the Millenium Park Foundation and WTTW, the local PBS station. He is also a Trustee of the Art Institute of Chicago.

PREVIOUS DIRECTORSHIPS
Mr. McMillan previously served as a director of McDonald’s Corporation (NYSE: MCD) from 2003 to 2015, Hewitt Associates, Inc. from 2002 to 2010, and Sara Lee from 2000 to 2004.

2023 Proxy Statement	|	25

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investors website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate social responsibility, corporate governance and compliance, as well as evaluating management and guiding changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to “Board Committees” for additional information on our Committees.

Board Oversight of AEO’s Strategy

The Board is actively engaged in developing our strategy and overseeing the execution of our strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board also ensures that AEO’s ESG initiatives are embedded in the Company’s long-term business strategy. The Board devotes time throughout the year to reviewing and formulating our strategy and any risks that could impact results. The Board uses its experience in retail operations, real estate, brand building, international operations, consumer brands and marketing to oversee the execution of our strategy and capital allocation and works with senior management on any updates necessitated by external factors. At each Board meeting, directors engage with AEO’s senior leadership in robust discussions about the Company’s overall strategy, priorities for its businesses, and long-term financial targets aimed at creating lasting value for stockholders.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, cybersecurity, ESG, compliance, and reputational risks. In addition, Board Committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight and regularly report to the full Board on such areas. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our management-led Enterprise Risk Management Committee, and information about management’s identification, assessment, and mitigation strategies for critical risks. The Company’s Enterprise Risk Management Committee is chaired by the Chief Financial Officer and is composed of all members of our executive leadership team, as well as other key financial-control representatives. The Board

26	|

CORPORATE GOVERNANCE

receives a quarterly Enterprise Risk Management risk report from the Chief Financial Officer during routine Board meetings. In addition, our Company employs a Chief Compliance Officer who provides regular updates to the Audit Committee on compliance-related matters. In overseeing risk management, the Board and management also leverage the expertise of external advisors, as needed.

Risk Oversight by the Board
Full Board

•  Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the Board Committees

•  Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committees

Audit Committee	Compensation Committee	Nominating Committee

•  Assesses major financial risk exposures and steps taken by management to address the same

•  Responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures (see details below)

•  Reviews risks identified during the internal and external auditors’ risk assessment procedures

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and discusses at least annually the relationship between risk management policies and compensation

•  Oversees risks associated with corporate governance policies and practices

•  Reviews any risks and exposures relating to director and executive succession planning

•  Oversees risk management related to the Company’s corporate social responsibility matters

Cybersecurity Oversight

The Board recognizes the importance of maintaining the trust and confidence of our various stakeholders. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide security strategy, policy, standards, architecture and processes. The Audit Committee receives quarterly reports from the Chief Information Security Officer on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen our information security systems, assessments of the Company’s cybersecurity program, the Company’s cyber insurance coverage and the emerging threats in this area.

Board Oversight of Our ESG Program (“Building a Better World”)

Our ESG program is called “Building a Better World” and our Board plays an active and vital role in overseeing our ESG initiatives and ensuring that any ESG risks and opportunities are integrated into the Company’s long-term strategy.

All of our independent directors have expertise on critical ESG issues. For example:

•	Mr. Sable and Mr. McMillan have vast experience in philanthropic work and charitable marketing initiatives;

•	Mr. Spiegel has been recognized for his corporate governance expertise by the NACD (2020);

•

Ms. Chandrasekaran possesses comprehensive executive expertise in enterprise risk management, cyber risk management, data protection, and regulation. She successfully completed the NACD Cybersecurity Oversight CERT certification and holds the NACD.DC certification in corporate governance;

•

Ms. Henretta completed the Competent Boards Global ESG Certificate and Designation (GCB.D) in April 2023. She also serves as Chair of the Environmental, Social and Sustainability Committee at Meritage Homes Corporation;

•	Ms. Page has been a role model for promoting corporate responsibility and gender equality in the retail industry; and

•

Mr. Schottenstein, our Executive Chairman and CEO, is a philanthropic leader who in recent years has made a substantial personal donation to The Ohio State University to support students’ access to behavioral healthcare and reduce the stigma of mental illness in young people.

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CORPORATE GOVERNANCE

The Board assigns ESG-specific responsibilities and delegates authority to its Committees, as shown in the table below. The Committees report to the full Board on their respective areas of responsibility quarterly.

Nominating Committee	Audit Committee	Compensation Committee

Environmental Impact	Privacy and Data Security	Human Capital Management Disclosures

Culture/IDEA	Anti-Corruption and Bribery	Executive Compensation

Human Rights	Business Ethics and Integrity	Employee Well-Being

Philanthropy/Charitable Giving	Responsible Innovation

Board Structure and Governance Issues	ESG Measurement, Controls and Reporting

Public Policy

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future growth of our business. This includes a review of issues of diversity in background and experience in different substantive areas such as retail operations, marketing, technology, distribution, mergers and acquisitions, and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state, or local law. The Nominating Committee has formalized its diversity focus by mandating that any search that the Nominating Committee engages for a new director must include women and minority candidates in the pool from which the Nominating Committee selects director candidates. The Nominating Committee will continue to review the efficacy of this policy on a going-forward basis. Board diversity is valued and provides many benefits, including creativity, variety in approaches to problem solving, and the ability to work effectively in our various markets. We also value a Board that reflects the diverse makeup of our associate and customer base.

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Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the level and balance of skills, experience, diversity, and character to execute the Board’s responsibilities. The table below is a summary of the range of skills and experiences that each director brings to the Board, each of which we find to be relevant to our business. Because it is a summary, the table does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Attributes, Experience and Skills
Leadership Experience	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise			✓	✓	✓		✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓	✓	✓	✓	✓
Marketing and Consumer Insight	✓	✓	✓		✓	✓
Technology and Digital Expertise	✓	✓	✓			✓	✓
Real Estate Experience	✓				✓
Crisis Management Experience	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓
ESG/Corporate Social Responsibility Experience	✓	✓	✓	✓	✓	✓	✓
Other Public Company Board Service	✓	✓	✓	✓	✓	✓	✓

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CORPORATE GOVERNANCE

Director Tenure

The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time, balanced against the importance of having directors who have deep, historical experience and institutional knowledge of the Company, its strategies and market opportunities and challenges. Accordingly, the Company does not have a mandatory retirement age or term limits for its directors.

In the last five years, the Board has appointed three new independent directors, all of whom brought diverse backgrounds and experience to the Company. Of our current directors, two joined the Board in the last five years. The Nominating Committee and the Board also believe that our longer-serving directors bring critical skills and a historical perspective to the Board that are highly relevant in a cyclical business such as retail. In addition, the Nominating Committee and the Board believe that longer-serving directors have a deep knowledge and understanding of our business, balanced against the fresh information and perspectives brought by our newer directors.

BALANCED TENURES OF INDEPENDENT DIRECTORS

4 – 5 years:	Two Directors

10 – 12 years:	Two Directors

16 – 19 years:	Two Directors

Protections Against Director Overboarding

The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors who are full-time employees of other companies generally may not serve on more than two public company boards (including our Board) at one time, and directors who are retired from full-time employment generally may not serve on more than four public company boards (including our Board) at one time unless otherwise determined by the Nominating Committee. Our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating Committee.

Director Recommendations and Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. From time to time, the Nominating Committee retains the services of a search firm to assist in identifying and evaluating qualified director candidates. The Nominating Committee will consider, in normal course, the recommendations of stockholders regarding potential director candidates and, in doing so, will consider the needs of the Board and the qualifications of each candidate. Stockholders may recommend potential director candidates for consideration by the Nominating Committee by submitting the recommendation in writing to the Chair of the Nominating Committee, in care of the Company, at the Company’s principal executive offices at 77 Hot Metal Street, Pittsburgh, PA 15203.

Additionally, stockholders may nominate candidates to the Board pursuant to the procedural, informational, and consent requirements set forth in our Bylaws. See “Submission of Nominations and Proposals for the 2024 Annual Meeting” for information regarding the submission of director nominations.

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Director Independence

Our Board is 86% independent and such independent oversight bolsters our success. Our Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the listing requirements of the New York Stock Exchange (“NYSE”) and applicable SEC rules:

Sujatha Chandrasekaran
Deborah A. Henretta
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

The Board also determined that Steven A. Davis was independent during the period in Fiscal 2022 when he served on the Board.

In particular, the Board affirmatively determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and applicable SEC rules and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each member of the Compensation Committee is independent.

In making these determinations, the Board evaluated all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the past three years was, an executive officer of the Company or any of its subsidiaries;

•

Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount that is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•

Whether the director is an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in the past three years in an amount that exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed as an executive officer by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•

Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or Committees service and pension or other forms of deferred compensation for prior service.

Mr. Schottenstein is not independent because he is an executive officer of the Company. See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein, who is our sole employee director.

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CORPORATE GOVERNANCE

Board Leadership Structure

The current leadership structure of our Board consists of a combined Executive Chairman and Chief Executive Officer position that is held by Mr. Schottenstein and a Lead Independent Director appointed annually by the independent directors. The Board has determined that combining the positions of Executive Chairman and Chief Executive Officer is most appropriate for the Company at this time. Having Mr. Schottenstein in this combined position provides unified leadership and direction to the Company and valuable insight to the Board. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, determining whether there are major risks upon which the Board should focus at meetings, and providing strategic and business awareness and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management.

Mr. Spiegel served as our Lead Independent Director for Fiscal 2022. Our Corporate Governance Guidelines establish robust and well-defined duties for our Lead Independent Director. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature, and actively exercised. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Executive Chair and independent directors;

•	Having input on information sent to the Board;

•	Collaborating with the Executive Chair on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available, when appropriate, for consultation and direct communication with our stockholders. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing independent oversight of the Company. Mr. Spiegel also meets regularly with members of Management across the Company between Board and Committee meetings.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director, Mr. Spiegel, presides and leads the discussion.

Self-Assessments

We annually evaluate the performance of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds.

Director Education/Orientation

Our Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. Our directors also attend professional development forums and industry-leading conferences convened by the NACD, external accounting firms, and retail/brand organizations focused on topics that are relevant to their duties as a director. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings and as stand-alone information sessions outside of meetings. Throughout Fiscal 2022, our Board participated in roundtable discussions with our external advisors on topics including governance matters, executive compensation, regulatory developments and cybersecurity. The Board also participated in learning opportunities with management on numerous subjects, including those related to our stockholder engagement activities, regulatory developments, workplace culture, technology, and cybersecurity matters.

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All new directors also participate in our director orientation program during their first six months on our Board. The Board believes that it is important for each newly elected director to have an understanding of our Company, the specialty retail industry, and his or her duties as a director. We provide this initial information through a combination of reference materials, formal meetings with business leaders and tours of our facilities/store locations. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. We believe this onboarding approach over the first six months of Board service, coupled with participation in regular Board and Committee meetings, provides new directors with a strong foundation in our Company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations.

Management Succession Planning

Succession planning and talent development are important at all levels within the Company. The Board regularly reviews short- and long-term succession plans for the CEO and other executive officers. The Nominating Committee is responsible for recommending to the Board any candidates for succession under the succession plan for the CEO and any changes to such candidates. In assessing possible CEO candidates, the Nominating Committee identifies the skills, experience and attributes they believe are required for an effective CEO in light of the Company’s business strategies, opportunities and challenges. More broadly, the Board engages with the Company’s leadership team on matters of talent and culture, including around the development of the Company’s talent pipeline and advancing diversity and inclusion efforts across AEO. The Board meets annually for a two-day succession planning and talent development session with the CEO and executive officers.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investors website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran

Deborah A. Henretta

Cary D. McMillan

Janice E. Page

David M. Sable

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

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CORPORATE GOVERNANCE

Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2022

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board with oversight of:

•  the integrity of the financial statements;

•  the qualifications, performance and independence of the independent registered public accounting firm;

•  the performance of the internal audit function; and

•  our compliance with regulatory and legal requirements, including the financial reporting and disclosure process.

The Audit Committee also reviews, approves, and monitors the terms of any new related party transactions, as required, in accordance with the policy developed and approved by the Audit Committee.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards and applicable SEC rules.

		Sujatha Chandrasekaran Deborah A. Henretta* Cary D. McMillan * Janice E. Page * David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	11

COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•  reviews, recommends, and approves salaries and other compensation of executive officers;

•  oversees our stock award and incentive plans (including reviewing, recommending, and approving stock award grants to executive officers); and

•  reviews and makes recommendations to the Board regarding director compensation.

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee also has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers.

All members of the Compensation Committee are independent under applicable NYSE listing standards and qualify as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act.

		Sujatha Chandrasekaran Deborah A. Henretta Cary D. McMillan (Chair) Janice E. Page David M. Sable Noel J. Spiegel	10

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Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2022

NOMINATING COMMITTEE

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to:

•  the organization and operation of the Board;

•  selection of nominees for election to the Board;

•  evaluation of Board procedures and performance;

•  executive succession planning and leadership development; and

•  social responsibility, environmental sustainability, and other corporate governance matters.

The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the “Corporate Governance” section of our website at investors.ae.com.

All members of the Nominating Committee are independent under applicable NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Cary D. McMillan Janice E. Page (Chair) David M. Sable Noel J. Spiegel	5

Stockholder Outreach

We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2022, the Company continued to have extensive engagement with our stockholders and met with approximately 30% of our top 100 stockholders, who collectively owned approximately 50% of the total shares outstanding as of January 28, 2023. Throughout the year our CEO and senior management held numerous meetings and calls with investors and participated in several investor conferences, during which they met with current and prospective stockholders. These meetings were generally focused on Company performance, as well as long-term strategic initiatives aimed at driving growth and stockholder returns. We expect to continue such discussions prior to the 2023 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Communications with the Board

The Board provides a process for stockholders and all interested parties to send communications to the Board, the Lead Independent Director, the independent directors as a group, or individual directors as described on our Investors website at investors.ae.com.

Stockholders wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to American Eagle Outfitters, Inc. at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or directors (such as the Lead Independent Director or independent directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are provided directly to the applicable Board member or members following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Attendance

During Fiscal 2022, the Board met nine times and each member of the Board attended no fewer than 75% of the total number of meetings of the Board and of the Committee(s) on which such director served for the period of such service. It is our expectation, but not a requirement, that all current directors attend the Annual Meeting of Stockholders. All then-serving members of the Board virtually attended our 2022 Annual Meeting.

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CORPORATE GOVERNANCE

ESG at AEO (“Building a Better World”)

Unless otherwise stated, the information and data presented in this section primarily covers Fiscal 2022 (i.e., the 52-week period from January 30, 2022 to January 28, 2023).

An integral component of our Company culture is driving positive change without compromising who we are: a REAL brand that our customers and associates are proud to support. Our purpose is to show the world that there is REAL power in the optimism of youth. Throughout Fiscal 2022, we continued a strong emphasis on associate engagement, social responsibility – including inclusion, diversity, equity and access – as well as charitable giving, environmental sustainability and strong governance practices.

PLANET (ENVIRONMENTAL SUSTAINABILITY)

Doing the right thing, continually innovating and caring about the world we live in are foundational to AEO’s culture. We have made strong commitments to environmental sustainability and we intend to be transparent with our progress toward these goals. We know sustainability is important to our customers, our associates, and our investors, and it is important to us too. We want to make our Company and our retail industry one that creates a healthier environment for future generations. In connection with our commitment to greater transparency, communication and the standardized reporting of our ESG progress, we published our first Annual ESG Report in Fiscal 2022.

Environmental Goals

We have a comprehensive plan to be carbon-neutral in our own operations by 2030 with a commitment to water reduction, energy reduction, and the use of more sustainable raw materials as follows:

•	Achieve carbon neutrality in all of AEO’s owned and operated facilities (offices, stores, and distribution centers) and employee business travel by 2030.

•	Reduce carbon emissions 40% by 2030 and 60% by 2040 in AEO’s manufacturing from a 2018 base year.

•	Commit to net-zero greenhouse gas emissions by 2050.

•

Reduce water use per jean by 50% by 2025 from a 2017 base year. In 2022, we celebrated that we surpassed our previous water reduction target in jeans production with a 36% reduction versus our initial goal of 30% by 2023.

•	Implement the following throughout the supply chain by 2023:

o	Recycle 50% of total water used in denim laundries from a 2017 baseline year.

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o	Apply AEO Wastewater Management Standard to 100% of strategic water-intensive factories, mills and laundries ensuring that wastewater from water-intensive facilities is free from hazardous chemicals.

o	Use 100% sustainably sourced cotton (e.g., recycled, organic or sourced through the Better Cotton Initiative).

o	Use 50% sustainable polyester (e.g., recycled).

o	Ensure that 100% of man-made cellulosic fiber is from nonendangered forests and increase sourcing of sustainably produced man-made cellulosic fibers.

Acknowledging the contributions to carbon emissions coming from coal use, in Fiscal 2022, we committed to not accept any new factories with coal-fired boilers into the AEO supply chain after 2025. We are working with our existing factory base to phase out coal-fired boilers entirely by 2030. Additionally, in Fiscal 2022, we also committed to set a target to reach net-zero emission by no later than 2050. We plan to submit this target to the Science Based Targets Initiative for approval.

AEO’s commitment to environmental sustainability is ongoing and we will continue to:

•	Work as an industry leader to build partnerships in order to contribute to broad changes within garment manufacturing.

•

Develop products with an increased use of sustainable materials. In Fiscal 2021, we sourced 59% of cotton from more sustainable sources, up from 37% in Fiscal 2020. Additionally, we are tracking toward our goal of sourcing 50% recycled polyester, reaching 16% in Fiscal 2021, up from 11% in Fiscal 2020. All hangtags and all AE product labels are sustainably sourced. In Fiscal 2022, we became a member of the U.S. Cotton Trust Protocol, an article-level traceability tool that enables enrolled farmers to track and measure cotton bale sustainability progress across a number of areas: water use, soil carbon, greenhouse gas emissions and energy efficiency. Through its Protocol Consumption Management Solution, the U.S. Cotton Trust Protocol links each individual cotton bale to a unique Permanent Bale number or “PBI.” This data is then matched against the U.S. Department of Agriculture’s cotton database. In a partnership with technology player TextileGenesis, the U.S. Cotton Trust Protocol is able to trace each level of the supply chain from bale to retail.

•

Reduce the use of plastic in stores, offices, and throughout the supply chain, and shift to recycled plastic content where possible. In Fiscal 2021, we converted our primary customer mailers to over 50% recycled content. We set an expectation for our suppliers to begin to use 100% recycled-content plastic bags for our products by the beginning of 2023.

•

Strategically partner with industry initiatives and multi-stakeholder organizations to influence policy change. We continue to engage with the industry for systemic improvements in garment manufacturing through partnerships with the Sustainable Apparel Coalition, Textile Exchange, CanopyStyle Initiative, Better Cotton Initiative, U.S. Cotton Trust Protocol, Unifi, Inc., First Mile Initiative, Ellen MacArthur Foundation’s Jeans Redesign Project, Apparel Impact Institute, All Carbon Leadership Program, RE100 and the UN Fashion Industry Charter for Climate Action.

•	Uphold a commitment to recycling and paper reduction in our owned facilities by reusing cardboard boxes for shipments to stores.

•

Encourage customers to reduce apparel waste through jeans recycling in American Eagle stores and bra recycling in Aerie stores. For example, in collaboration with Cotton Inc.’s Blue Jeans Go Green program, American Eagle offers customers incentives to dispose pre-loved denim in stores. In Fiscal 2022, customers recycled approximately 35,000 pounds of denim and 1,500 bras through these programs.

AEO’s Water Leadership Program

We take water stewardship seriously. In 2013, we launched the AEO Wastewater Management Standard to provide factories manufacturing AEO apparel with guidance on how to properly manage water and make sure that water is safe before it is discharged. In 2017, we launched the Water Leadership Program with our denim factories. This program sets expectations for our factories on wastewater, water reduction, water recycling and chemical management. Through this program, we decreased the water used per jean by 36% (as of December 2021), and ensured that all active denim laundries with onsite wastewater treatment are using recycled water back to production processes, with an average water-recycling rate of 44%. With these efforts, our factories have saved over one billion gallons of fresh water a year. From 2018, we have expanded the program to cover strategic denim and woven mills.

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CORPORATE GOVERNANCE

Responsible Sourcing

We are also committed to responsibly sourcing and creating the products that our customers love to wear. During Fiscal 2020, we launched REAL GOOD, an offering of the most sustainable items in our collection. Real Good styles include feel-good, good for the planet materials that have been sustainably produced and/or sourced such as recycled polyester; recycled nylon; and cotton that’s recycled, organic and/or sustainably sourced through the Better Cotton Initiative. Real Good jeans and denim fabrics are made in factories that meet expectations for our Water Leadership Program. Those expectations include water reduction and management, wastewater without restricted or hazardous chemicals, and water recycling.

Sustainable Apparel Coalition

In 2016, we joined the Sustainable Apparel Coalition (SAC), joining a common industry approach for environmental assessments at factories. We are using the SAC’s Higg Index suite of tools to help us measure the environmental impacts of factory operations at almost 400 factories, laundries, mills and trims suppliers. We specifically use the water and carbon data to measure our progress to our overall goals. In Fiscal 2022, AEO collected Facility Environmental Modules (FEM) self-assessments from all eligible Tier 1 factories, mills and subcontracts, and verified submissions from 80% of Tier 1 strategic apparel factories, 87% of subcontracted wet process factories, and 91% of strategic mills and trims suppliers. We plan to continue this collection rate and increase the percentage of verified scores.

PEOPLE (SOCIAL RESPONSIBILITY)

Human Capital Management

Our values of People, Innovation, Passion, Integrity, and Teamwork are the backbone of our Company and are at the center of every decision, every product and every interaction – they represent the foundation of our REAL culture. We all have a vital role to play in creating an environment where everyone feels respected and empowered while we continue to grow as a community that promotes individuality and difference. We celebrate the diversity of one through the inclusion of many.

To evaluate our REAL culture, we look holistically at all the beliefs, values and behaviors that reflect how our best work is done. We aim to ensure there is alignment between what is espoused and what is practiced. Our consistently strong internal employee satisfaction scores, corporate exit survey data, and external Glassdoor ratings demonstrate the achievement of this goal.

Our culture model is composed of Listening, Observing, Supporting, and Informing:

•

Listening to our associates, customers and candidates through reviews of culture surveys, exit surveys, Glassdoor reporting, LinkedIn responses, and hotline reporting; we also conduct open door engagement, Companywide town halls, and roundtables on a periodic basis.

•	Observing who we are and what our associates are doing by studying our demographic data and turnover.

•

Supporting a positive Company culture through programs and processes that promote our strong values and address leadership development opportunities, work-life integration, well-being initiatives, fair pay initiatives, family support, and inclusion and diversity programs.

•	Informing and clearly communicating our values, modeling the behaviors we expect, and providing training and feedback

Our Board plays an important role in the oversight of our talent and culture and devotes time each quarter to receiving updates from senior management on employee engagement, turnover and retention rates, inclusion and diversity, talent development, leadership, and succession planning initiatives.

During Fiscal 2022, we prioritized growth through developing our people, our brands, and our operations. Our growth of people focused on supporting the health and well-being of our associates, customers and communities while also reimagining connection and collaboration and remaining diligent in the execution of our corporate social responsibility objectives.

Talent Management Programs

We utilize an integrated set of talent management tools and programs, rooted in our values, which thread through the entire talent life cycle. Consistent talent reviews, performance evaluations, equitable pay practices and succession planning have contributed to a full-time voluntary and mutual turnover rate, including our store associates, of approximately 28% for Fiscal 2022, which is consistent with our retail peer group and compares to a 27% five-year Company average. Associate development is supported

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through numerous programs, including AEO Academy, an online training platform that provides eligible associates with continuous learning opportunities. AEO Academy has nearly 2,900 modules, which in aggregate were completed over one million times during Fiscal 2022, with a total of 14.9 million views on the platform since it was launched in late Fiscal 2019. Our focus on associate development led to a full-time promotion rate of approximately 26% for Fiscal 2022 as compared to a 24% five-year Company average.

Inclusion, Diversity, Equity and Access

At AEO, we believe that our success is the result of our focus on being an inclusive, diverse, equitable and accessible Company. It is about more than simply bringing together people who are different; it is about celebrating what makes us REAL.

We believe in embedding IDEA into everything we do. Our mission is to achieve sustainable progress in the pillars of hiring, community, and development through strategic, data-supported, and people-centric action. Our values are at the center of every decision, product, and interaction. This means making sure that all people are respected and feel that being their authentic selves will not be a barrier to personal or professional fulfillment and growth.

We are a global company with people from many different backgrounds. In the U.S. alone, as of January 28, 2023 approximately 44% of our associates self-identified as POC. Specifically, based on self-identification information provided by our associates, our U.S. population is approximately 55% White, 25% Hispanic, 10% Black, 4% Asian, 1% American Indian or Native Hawaiian, 4% two or more races or other, and 1% not reported. Globally, 79% of our associates self-identified as women.

These numbers reflect a year-over-year increase of 1% in the representation of POC across the organization. These gains were achieved through increased rates of POC hiring in each of the Company’s business units (Corporate, Stores and Distribution Centers), with increases of 1% in all three business units.

We have three IDEA Pillars: Hiring, Community and Development

Hiring. AEO believes that a diverse workforce makes us stronger as an organization. We are focused on increasing candidate diversity in our recruiting process through the implementation and execution of policies, processes, practices and strategies focused on inclusion, equity, and accessibility.

Community. Our associates have the freedom to be themselves, uniquely helping to create a vibrant community. We believe that AEO is a place where our people are excited to come to work, believe in the work that they do, feel valued, and are appreciated for their contributions. At AEO we also know we not only have the power to touch lives within our Company but also can make a lasting impact in the communities in which we operate. We know that living our values of People, Innovation, Passion, Integrity and Teamwork will allow us to enrich our internal and external communities and sustain our inclusive culture.

Development. We believe in the power of equipping our leaders and our associates with the necessary resources to create and maintain an inclusive workplace, while aiming to advance the careers of associates from historically marginalized groups.

During Fiscal 2022, in addition to increasing the representation of POC throughout the organization, we made significant progress on our IDEA initiatives at AEO, including:

•

The announcement of our second class of 15 recipients of the Steven A. Davis Scholarship for Social Justice (renamed in honor of the late Steven Davis, a Director of the AEO Board who passed away in 2022). The scholarship program is supported by AEO’s investment of $5 million, annually providing 15 associates who are actively driving anti-racism, equality and social justice initiatives with $10,000 per year, up to $40,000, in scholarships for their undergraduate education.

•

Continuing our commitment to using both qualitative and quantitative data to inform our strategies and priorities, we released an expanded IDEA survey capturing our entire — population and leveraged information gathered through mandatory inclusive workplace training programs developed by our training partner Emtrain. These efforts provide us with important data-points to measure future progress.

•

Launching the Structured Hiring process, which revamps candidate evaluation for corporate positions to provide a more thoughtful and standardized approach to hiring, leading to a more equitable, accessible and inclusive process.

•	Investing in relationships with both HBUs and underrepresented group student organizations at PWIs resulting in increased diversity within our Internship and Teammate programs.

•

Becoming an original signatory to the Open to All Charter to Mitigate Racial Bias, meant to address the different experiences of BIPOC customers in retail establishments and the role bias or the perception of bias has on their shopping experiences and choices.

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•

Expanding Close Knit, our internal co-mentoring program and PREP, our mentoring and retail enrichment program aimed at educating college students from historically marginalized groups about opportunities in retail, generally, and AEO specifically.

•

The introduction of a LGBTQIA+ associate guide and Transition support resources for transgender associates, developed by members of The Real Pride Network (AEO’s LGBTQIA+ employee resource group), IDEA Department and AEO Human Resources.

Total Rewards

Our compensation programs are designed to attract and retain highly skilled, performance-oriented associates who live our brands and embody the spirit of authenticity and innovation we cultivate. We focus on delivering simple, straightforward compensation programs that our associates can easily understand. Ensuring that our teams are rewarded for delivering results is a key priority.

We strive to make compensation decisions that are fair and equitable, consistently evaluating compensation through both an internal and external lens. We focus on internal pay equity and conduct regular benchmarking to ensure competitiveness to the external market.

Our compensation programs are composed of three key elements:

•	Competitive base pay rates, which are aligned to specific roles and skills, local market rates, and relevant experience;

•	Performance-based incentive bonuses for full-time associates, that are structured to deliver financial rewards for the delivery of monthly, quarterly, or annual results; and

•

Annual stock awards for over 450 leaders and key individual contributors throughout areas of the business, including the senior management team, which provide a commonality of interest between our leaders and stockholders.

We recognize that benefits are highly personal and we offer a broad suite of inclusive plans and programs to our workforce, understanding that their needs and priorities vary. Starting on their hire, re-hire, or promotion date, our full-time associates have access to a variety of medical, dental and vision plan offerings. In the United States, our largest market, we also offer the following benefits to our workforce.

•

All associates are eligible for the following benefits: comprehensive health and holistic well-being programs, supporting the physical, emotional, social and financial needs of our associates. Benefit programs include robust well-being programs and incentives promoting an active and healthy lifestyle; mental health and meditation benefits; innovative student loan debt benefits; financial well-being tools and guidance; gym/online fitness discount program; discounts on AEO merchandise; and a voluntary benefit and discount platform, offering competitive rates for auto insurance, home/renters insurance, legal services, identity theft services, pet insurance and more. Upon eligibility, associates can participate in AEO’s Employee Stock Purchase Plan and 401(k) plans.

•

Associates that are eligible for AEO’s medical insurance programs: full-time associates, or part-time associates with an average of 30 hours or more (per the Affordable Care Act’s required initial or standard measurement period), are eligible to enroll in medical insurance on their hire or rehire date. Associate’s dependents are also eligible to enroll in AEO’s medical insurance programs including dependent child(ren), and same or opposite-sex spouses or domestic partners. Enhanced benefits offered with medical insurance include: primary care, behavioral and specialist visits via telehealth to ensure consistent access to convenient, high-quality, low-cost care; a wide selection of behavioral health programs to support mental health; generous fertility management benefits, adoption and surrogacy reimbursement for our associates who are focused on expanding their families; digital management programs for chronic conditions, smoking cessation and digital physical therapy; prescription drug savings programs; access to care navigators and claims advocacy; gender affirmation support programs; free to low-cost primary care and specialist visits at four onsite health care centers.

•

For all full-time associates: Up to 10 free, confidential in-person or telephonic sessions per issue through the Employee Assistance Program; paid time off; life insurance, short-term and long-term disability insurance; access to health coaches and lifestyle programs to assist with managing chronic conditions, nutrition, smoking cessation and weight loss; flexible spending accounts; benefits to support parents of children with disabilities; neurodiversity inclusion training and resources; mobile apps for fertility, menopause maternity, and parenting; support for nursing mothers on business travel; paid parental and caregiver leave; and additional caregiver programs.

We recognize the importance of supporting AEO’s new parents and caregivers. During Fiscal 2022, AEO made significant enhancements to parental and caregiver benefits. Full-time associates, after only 30 days of employment, are eligible for up to eight weeks of paid parental leave upon becoming a new parent. In addition, AEO automatically enrolls full-time associates into

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employer-paid short-term disability benefits upon being hired, rehired or promoted into a full-time status. Full-time associates that qualify for benefits under the Family and Medical Leave Act are also provided with four weeks of paid caregiver leave, to take care of a child, spouse, domestic partner or parent dealing with a serious medical condition.

As securing child care and backup care in the United States remains challenging, we made the decision to continue child care benefits that offer support to those working at home, on a waiting list for child care, or needing backup care. These programs were also expanded to offer tutoring for grades K-12 and expanded resources to caregivers.

Health and Safety

The health and safety of our workforce and customers are critical to our culture and business. We continue to put our people first in our health and safety programs for our associates, customers and partners. AEO’s Health and Safety Management Program focuses on accident prevention, training, and response. Safety is a team effort; all levels of management have responsibilities and are held accountable to the standards set by the Company.

Our efforts are focused on reporting leading indicators, which allow us to be proactive in predicting and preventing accidents from occurring. We identify leading indicators by conducting observations of our associates working and correcting unsafe behaviors, through coaching, before an injury can occur. Our efforts are benchmarked and audited annually. The results of the audits are shared with the executive management team, and appropriate corrective measures are taken to correct any identified deficiencies.

Creating a safe and secure environment allows our associates, customers, and partners to perform efficiently and confidently. We deploy state-of-the-art technology in screening personnel, vehicles, and the surrounding grounds. Some technology applications use artificial intelligence (AI) and advanced analytics to enhance awareness and provide early detection of security anomalies that deserve appropriate attention. Our layered approach to security, coupled with technology, training, and vigilance, ensures that we maintain a safe environment in which to work and shop.

Throughout Fiscal 2022, we have maintained the comprehensive global store playbook to protect our associates and guests from the new variants of COVID-19 as we evolved to a less restrictive set of protocols to stay in step with the CDC guideline. With the need for sanitizers and disposable masks being reduced in our stores, distribution centers, and offices, we found other organizations that could benefit and made donations of 15 million disposable masks to our communities.

Charitable Giving

We are committed to showing the world that there is REAL power in the optimism of youth by supporting causes that empower teens and young adults and by rolling up our sleeves to make a REAL difference in our communities. In Fiscal 2022, AEO, the AEO Foundation and our customers contributed nearly $10.2 million to support causes that are important to us. Our charitable-giving goals include:

•	Giving back through cash and in-kind donations in our communities and across the globe;

•	Cultivating strong national charity partnerships that are meaningful to our brands and our customers; and

•	Providing rewarding service projects for AEO associates.

In 1999, we established the AEO Foundation to maximize the impact of our efforts and to formalize our commitment to giving back. AEO Foundation board members and officers consist of associates across the organization who bring a wealth of knowledge and experience on charitable giving. Cary McMillan, a member of the AEO Board of Directors, is also a member of the AEO Foundation Board. Management provides updates quarterly to the Nominating Committee on various philanthropic topics and activities involving AEO and the AEO Foundation including national charity partnerships, customer engagement activations, major community initiatives, and associate activities.

In Fiscal 2022, the AEO Foundation launched two new programs–May Month of Service and Signature Grants. In addition, we proudly launched the Aerie Real Foundation which works to build confidence in women, foster an inclusive community, and protect our planet to make the world a better place for all.

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Below are some highlights from our philanthropic work in Fiscal 2022:

AEO and our customers stepped up to support Ukrainian young people and families in need by contributing over $1.3M to UNICEF USA.	During Pride month, AE & Aerie raised $880K for It Gets Better Project to support the 50 States 50 Grants 5000 Voices program to uplift LGBTQIA+ youth.

During Holiday 2022, AE and our generous customers helped to provide 13 million meals for young people and individuals in need by donating $1.3M to Feeding America and Food Banks Canada.	Aerie continued its support of Special Olympics’ Global Week of Inclusion by hosting a heartwarming photoshoot with Special Olympics athletes. This year’s campaign resulted in a $188K donation.

We proudly launched the Aerie Real Foundation on International Day of the Girl and issued $496K in Signature and Community grants in Fiscal 2022.	To continue our longstanding support of the National Eating Disorders Association, the Aerie Real Foundation presented a $100K Signature Grant to expand NEDA’s Campus Warriors Program.

The AEO Foundation launched a Signature Grants program to provide larger grants focused on a specific cause, In Fiscal 2022, we issued $200K in grants to six charities working to boost mental health in young people.

The AEO Foundation supported 90 organizations with $365K in grants during our first May Month of Service. Hundreds of AEO associates from AE and Aerie stores volunteered in their local communities!

Human Rights in Our Supply Chain

At AEO, we believe respect for global human rights is integral to living our values wherever we do business. Our commitment to these fundamental, universal and inalienable human rights applies to our own operations, our associates and our partners. In Fiscal 2021, we published a Human Rights Commitment that can be found at https://www.aeo-inc.com/responsible-sourcing/. This commitment is informed by our values of PEOPLE, PASSION, INTEGRITY, TEAMWORK and INNOVATION, as well as the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the UN Declaration of Human Rights and the United Nations Guide for Developing a Human Rights Policy. We are dedicated to fostering a culture that recognizes human rights everywhere and seeks to empower our associates, our supply chain and our communities.

As part of this commitment, we strive to direct our business relationships to those suppliers, including our sourcing agents, vendors, factories and their own suppliers, who share our vision of ethical and fair working conditions. Our Code of Conduct is based on international labor standards, including the Retail Industry Leaders Association, American Apparel & Footwear Association, National Retail Federation, and the U.S. Fashion Industry Association, and our own internal commitment to human

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rights. It clearly outlines our expectations for the treatment of factory workers for the suppliers that make our products, and it prohibits corporal punishment or physical, psychological, verbal or sexual harassment, threats, or abuse. It also forbids the use of any form of forced or compulsory labor, involuntary or trafficked labor, including prison, bonded, and indentured and any form of human trafficking. Additionally, we and our suppliers will not employ workers under the age of 15 or the minimum age required by law, if higher. Our Code of Conduct also outlines our expectations regarding working hours, health and safety, promotion of living wage and many other topics that affect the lives of factory workers. While AEO does not own any manufacturing facilities, we work diligently to ensure that all of our suppliers and factories comply with our Code of Conduct, which is incorporated into our contracts with them.

In our supply chain, we value suppliers that share our commitment to responsibility and respect the safety and rights of their workers. We effectively promote relationships with these types of suppliers by first training our new sourcing associates to understand the importance of compliance in factories. With this base of understanding, our Responsible Sourcing team meets monthly with our Sourcing team to discuss the overall performance of our suppliers, including social compliance, and review any factories in our supply chain that are currently working to remediate noncompliance issues. Additionally, all of the apparel factories we actively source from are visited and inspected every year by our internal team or third-party auditing partners.

We believe that our compliance program focus should be about engagement and capacity building, and not just strictly following the law. We are signatories of the International Accord for Health and Safety in the Textile and Garment Industry and have worked with our suppliers and factories to improve safety conditions. Our goal is for all of our strategic factories to implement effective grievance systems and establish elected worker / management committees. AEO recognizes the need for suppliers to own their own compliance systems. A key part of this process is to implement effective ways for workers to raise concerns and communicate openly with factory management. This is accomplished by forming committees within factories that include both worker and management representatives that regularly meet to discuss issues raised by workers, auditors, and other stakeholders. We work together with our suppliers to establish systems that best work for their companies and verify the effectiveness through regular review and worker surveys.

We also are committed to promoting the health and well-being of the women who make our products in our global supply chain. Our goal is for all strategic factories to invest in women workers through health, life skills, and employment skills training, and to increase women’s access to management positions. To this end, AEO partners with global initiatives, such as Empower@Work and HERproject, to drive systemic change for women workers in global supply chains. These programs focus on educating workers on topics that include health needs, financial inclusion, and gender equality. Since our first launch in Cambodia in 2013, AEO has partnered with 33 factories in Bangladesh, India, Indonesia, and Vietnam to support various programs (i.e., HERhealth, HERfinanace and HERespect), and as of January 2022, more than 55,000 workers have participated in these programs.

At AEO, we do not tolerate the use of forced labor in our supply chain. Besides the clear prohibition outlined in our Code of Conduct, in 2018 AEO signed on to the American Apparel & Footwear Association and Fair Labor Association Apparel & Footwear Industry Commitment to Responsible Recruitment, a proactive industry effort to address potential risks that migrant workers can face related to forced labor. Furthermore, in 2019 AEO implemented a Forced Labor and Migrant Worker Policy. The purpose of this policy is to eliminate the presence of forced labor and to ensure that migrant workers hired by suppliers are adequately protected from potential exploitation. Suppliers utilized by AEO must agree to comply with this policy prior to manufacturing anything for AEO. Due to reports of forced labor and other violations of human rights, in Fiscal 2022, we proactively prohibited our suppliers from sourcing form certain regions and from doing business with certain entities. In particular:

•	Suppliers are not permitted to manufacture any product or use any raw material from Uzbekistan, Turkmenistan or the Xinjiang Uygur Autonomous Region (XUAR) in China in any AEO brands’ products.

•

Suppliers are further prohibited from conducting direct or indirect business with any party that has personal or business links to the XUAR, the Xinjiang Production and Construction Corps (XPCC) or any entities on the Uygur Forced Labor Prevention Act (UFLPA) Entity List. Indirect business includes the participation of XPCC or any of its affiliates anywhere in our supply chain, including the provision, production or manufacture of cotton, yarn, fabric or finished goods, financial transactions, or any other provision of goods or services.

PRACTICES (INCLUDING ESG PROGRAM GOVERNANCE AND OVERSIGHT)

Integrity is one of our corporate values. How we do business is just as important as what we do. Our Code of Ethics can be found at https://investors.ae.com/esg/#documents. The Code of Ethics includes our privacy and data security policies, as well as our policy on anti-corruption and bribery. We also have a comprehensive Code of Conduct that governs the behavior of our production, sourcing and supply chain business partners, and we routinely audit the factories with which we do business in order to ensure compliance with our expected standards of operations, human rights and quality in our products.

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In Fiscal 2021, the Company formalized our ESG program governance. We have a cross-functional ESG Steering Committee composed of business leaders from across the organization to manage the Company’s ESG strategy and programs. The ESG Steering Committee meets at least quarterly and reports to the Board and its Committees on a routine basis.

The full Board ensures that the ESG risks and opportunities are integrated into the Company’s long-term strategy. Each of the Committees has responsibility for the oversight of our ongoing corporate social responsibility activities and ESG measurement as outlined below and provides quarterly reports to the full Board.

Nominating Committee	Audit Committee	Compensation Committee

Environmental Impact	Privacy and Data Security	Human Capital Management Disclosures

Culture/IDEA	Anti-Corruption and Bribery	Executive Compensation

Human Rights	Business Ethics and Integrity	Employee Well-Being

Philanthropy/Charitable Giving	Responsible Innovation

Board Structure and Governance Issues	ESG Measurement, Controls and Reporting

Public Policy

Related Party Transactions

Our Board has formally adopted a Related Party Transaction Policy (the “Policy”) to allow us to identify, document, and properly disclose related party transactions. The Policy applies to our directors and executive officers, as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, the following constitute related party transactions: (1) transactions where a related party or a member of such related party’s immediate family is a supplier of goods or services, owns or is employed by a business that supplies us; (2) the employment of a member of such related party’s immediate family by us; or (3) an applicable related party’s service on the board of directors of a business that supplies goods or services to us. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director, or executive officer. All other related party transactions must be disclosed in writing to our General Counsel and Chief Financial Officer and presented to the Audit Committee for awareness. Each quarter, each individual covered by the Policy is required to certify that any related party transaction has been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved or ratified by the Audit Committee in accordance with our Policy.

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. In April 2022, the Company entered into an agreement with the landlord to vacate the store and cancel the lease. As part of this agreement, during Fiscal 2022, the Company paid the landlord: $0.7 million in a tenant allowance for the succeeding tenant; $0.8 million in commission; $1.5 million in rent and other expenses; and an ongoing rent guarantee of $0.8 million for the difference between the rent that would have been payable to the landlord had the lease not been surrendered and the amount collected by the landlord from the succeeding tenant through the end of the initial lease term (September 2027).

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In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we paid rent and other expenses of approximately $1.8 million during Fiscal 2022. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2022. The lease expires in January 2029.

During Fiscal 2020, we entered into leases for three open-air lifestyle stores with wholly owned subsidiaries of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the leases, we incur rent equal to 5% of the applicable store’s gross sales plus other expenses. We paid rent and other expenses of approximately $0.6 million during Fiscal 2022. The lease for one of the stores expired in January 2023 and the Company did not renew. The remaining two leases have terms expiring in January 2026 and each has a renewal option.

In September 2022, an affiliate of Mr. Schottenstein acquired a minority interest in 125th and Lenox LLC, an entity with which the Company at the time had an existing store lease through 2032. During Fiscal 2022, the Company paid rent and other expenses of approximately $1.6 million relating to this location, of which $0.9 million correlated to the period from September 2022 through the end of Fiscal 2022. In December 2022, the Company entered into an agreement with the landlord to vacate the store and assign the lease to another retailer. As part of the agreement, the Company will incur approximately $1 million in rent through August 2023. The Company had vacated the premises at this location as of January 31, 2023.

Other Agreements

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2022 under the agreement totaled approximately $0.9 million.

During Fiscal 2022, the Company paid $150,000 to THE Foundation Fund, Inc. (“THE Foundation”) for “name, image, likeness” ambassador services for two National Collegiate Athletic Association athletes. Mr. Schottenstein’s son, Jeffrey Schottenstein, serves on the Board of Directors and as a Co-General Manager of THE Foundation.

Director Compensation

Mr. Schottenstein as CEO of the Company does not receive additional compensation for his serving as a director. The table below sets forth the compensation for non-employee directors during Fiscal 2022. In addition, we pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse reasonable travel expenses to attend Board and Committee meetings and director continuing education expenses. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant. In the past, the Compensation Committee has engaged FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. The Board did not make any changes to its director compensation program during Fiscal 2022.

Fiscal 2022 Director Compensation(1)

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total

Sujatha Chandrasekaran	$150,000	$150,000	$300,000

Steven A. Davis (4)	$77,500	$112,500	$190,000

Deborah A. Henretta	$145,000	$150,000	$295,000

Cary D. McMillan	$167,500	$150,000	$317,500

Janice E. Page	$165,000	$150,000	$315,000

David M. Sable	$147,500	$150,000	$297,500

Noel J. Spiegel	$240,000	$150,000	$390,000

(1)	Fiscal 2022 refers to the 52-week period ended January 28, 2023.

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(2)

Amounts represent fees earned or paid during Fiscal 2022. The table below sets forth the annual director cash fees, which are payable in installments on the first business day of each calendar quarter.

Annual Retainer	$65,000

Additional Annual Retainer for Committee Service (per Committee)	$20,000

Additional Annual Retainer for Committee Chairs

Audit Committee	$40,000

Compensation Committee	$20,000

Nominating and Corporate Governance Committee	$15,000

Additional Annual Retainer for Lead Independent Director	$50,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter. In Fiscal 2022, the Board and its Committees held 35 meetings. For each meeting, a quorum of directors was present and minutes were recorded.

(3)

Amounts include stock awards granted in Fiscal 2022 valued on the date of grant. Non-employee directors receive an automatic, fully vested stock grant of a number of shares equal in value to $37,500 based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2020 Stock Award and Incentive Plan (the “2020 Plan”). Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Messrs. McMillan and Spiegel and Ms. Henretta elected to defer their quarterly share retainers during calendar years 2022 and 2023. The aggregate number of previously awarded deferred stock units, including accrued dividends thereon, outstanding and held by directors as of January 28, 2023 was:

Ms. Chandrasekaran – 0	Ms. Henretta – 42,158	Mr. McMillan – 155,797
Ms. Page – 3,361	Mr. Sable – 43,244	Mr. Spiegel – 126,119

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

(4)	Mr. Davis unexpectedly passed away on July 10, 2022.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2022 compensation is set forth under the section titled “Compensation Tables and Related Information.”

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending February 3, 2024. Although stockholder ratification is not required by our Bylaws or otherwise, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection and is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment; however, the Audit Committee will have no obligation to select a new independent registered public accounting firm. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the 2023 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Annual Report as of and for the year ended January 28, 2023 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding such firm’s communications with the Audit Committee concerning management, and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2023 for filing with the SEC.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Cary D. McMillan

Janice E. Page

David M. Sable

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2022, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 28, 2023.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2022	Fiscal 2021

Audit Fees	$2,476,041	$2,281,550

Audit-Related Fees	31,600	28,800

Tax Fees	478,793	518,784

All Other Fees	7,200	5,200

Total Fees	$2,993,634	$2,834,334

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal controls over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state, and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all audit services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2022 were pre-approved by the Audit Committee in accordance with such policy.

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PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers (“NEOs”). The Board has adopted a policy providing for annual say-on-pay advisory votes. The Company has included in this proxy statement a proposal regarding the frequency of the say-on-pay advisory vote (“say-on-frequency” vote) and the Board has recommended that the stockholders vote “one year” to approve an annual say-on-pay vote. Unless the Board modifies the Company’s policy, the next say-on-pay advisory vote will be held at our 2024 Annual Meeting of Stockholders and the next say-on-frequency advisory vote will be held at our 2029 Annual Meeting of Stockholders.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and transparency. We believe that our program design implements these principles and provides the framework for alignment among executive compensation, annual achievement of goals and long-term strategic growth.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. During Fiscal 2022, our leaders engaged extensively with our stockholders on a variety of topics, including executive compensation. Their feedback and perspectives continue to inform our compensation plan design and practices.

We urge our stockholders to read the following “Compensation Discussion and Analysis” section for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2023 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the 2023 Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

approval of the compensation of our named executive officers as set forth in this

Proxy Statement for the 2023 Annual Meeting.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2022. The following officers comprise our Fiscal 2022 NEOs:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);

• Michael A. Mathias, our Executive Vice President, Chief Financial Officer (the “CFO”);

• Jennifer M. Foyle, our President, Executive Creative Director, AE and Aerie (the “President”);

• Michael R. Rempell, our Executive Vice President, Chief Operations Officer (the “COO”);

• Marisa A. Baldwin, our Executive Vice President, Chief Human Resources Officer (the “CHRO”); and

• Andrew J. McLean, our former Executive Vice President, Chief Commercial Officer (the “Former CCO”) who left the Company effective September 12, 2022.

This CD&A is organized as follows:

Business Highlights Fiscal 2022: Overview

Fiscal 2022 was defined, for our industry and our business, by a difficult macro environment. As we lapped outstanding results from the prior year, we grappled with rising inflation, higher interest rates, continued supply chain disruptions and a highly promotional retail landscape, each of which created challenges. Against this backdrop, financial results reflected a tale of two halves. While profitability and cash flow were pressured in the first half of Fiscal 2022, swift and aggressive actions to reduce inventory levels and cut expenses and capital spending drove a rebound in the second half. As a result, adjusted operating income(1) of $213 million in the second half of Fiscal 2022 represented meaningful improvement compared to $56 million in the first six months of the year. We also returned to a positive free cash flow position and strengthened our balance sheet.

As we navigated these headwinds, we continued to make progress against our long-term strategic initiatives. Full-year consolidated revenue of $5 billion was our second highest in company history and included our second highest Back-to-School and Holiday sales ever. This was down only to last year’s record result, which had benefited from a very strong demand environment. Operating income during the last six months of Fiscal 2022 was up as compared to the same period in pre-pandemic Fiscal 2019, reflecting the benefits of the strategic initiatives we are pursuing as part of our long-term “Real Power. Real Growth.” value creation plan. Aerie’s incredible brand platform continued to see exceptional multi-year growth with record revenue of $1.5 billion, approximately double that of Fiscal 2019 and segment adjusted operating income(1) up close to 150% over

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019. American Eagle (“AE”) achieved operating income and margin expansion compared to Fiscal 2019, driven by structural changes we have enacted to improve brand health. We strengthened our balance sheet, retiring $403 million of outstanding convertible debt and returned $265 million in cash to stockholders through a combination of share repurchases and dividends, our highest level of returns since Fiscal 2015.

Key Operating Highlights:

Second Highest Revenue Result in Company History. During Fiscal 2022, consolidated revenue of $5 billion was roughly flat to the prior year, including an approximately three percentage point benefit from Quiet Platforms. Brand revenue declined 3% as we lapped extraordinary strength in Fiscal 2021 that had been fueled by stimulus and pent-up demand, yet was up 13% compared to the pre-pandemic Fiscal 2019 base, marking our second highest revenue result in Company history. Brand and channel performance reflected tough year over year comparisons and the prevailing macro environment. Aerie revenue grew 9% compared to Fiscal 2021. The digital channel represented 35% of brand revenue for the year, compared to 29% in Fiscal 2019.

Meaningful Operating Income and Margin Recovery in the Second Half of Fiscal 2022. During Fiscal 2022, we delivered $269 million in adjusted operating income(1) reflecting an operating margin of 5.4%. While profitability was challenged in the first half of the year, swift and aggressive actions to reduce both inventory levels and expenses drove a rebound in the second half of the year. Adjusted operating income of $213 million in the second half of Fiscal 2022 represented a 7.8% adjusted operating margin(1) and was meaningfully improved compared to $56 million in operating income and a 2.5% operating margin in the first half. Second half profitability also grew 19% relative to the pre-pandemic second half of Fiscal 2019 operating income with the operating margin expanding 20 basis points.

Multi-Year Aerie Brand Growth. During Fiscal 2022, Aerie revenue rose 9% to $1.5 billion, on top of 39% growth in Fiscal 2021. Growth was led by OFFLINE, Aerie’s activewear sub-brand launched in Fiscal 2020, as we continued to expand the assortment into new categories across performance and fashion styles. New store expansion continued to build greater awareness and Aerie reached a new milestone of 10 million customers. Segment adjusted operating income (1) of $167 million was down as compared to the prior year driven by higher markdowns as the brand anniversaried a low promotional environment in Fiscal 2021 and took higher markdowns to clear through excess inventory in the second quarter of Fiscal 2022. When comparing to pre-pandemic Fiscal 2019 levels, revenue nearly doubled and operating income was up almost 150%.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Multi-Year Structural Profit Improvement at American Eagle. During Fiscal 2022, AE revenue and profitability declined year-over-year as the business lapped extraordinary strength in Fiscal 2021, which saw a record Back-to-School season driven by pent-up demand as schools returned to in-person after two-years of virtual learning. Compared to pre-pandemic Fiscal 2019 levels, revenue declined 6%, yet segment adjusted operating income (1) grew 3% with the segment adjusted operating margin(1) expanding 150 basis points to 16.6%. This improvement was driven by the Company’s multi-year focus on eliminating unproductive SKUs and closing lower margin stores to improve the health of the brand.

Fortified balance sheet and strong cash returns to stockholders. During Fiscal 2022, AEO retired $403 million in outstanding principal related to the Company’s convertible notes, representing 98% of the total issuance position. In connection with this, the Company also completed $200 million in share repurchases. Together, this strengthened the Company’s balance sheet and offset over half of the dilution related to the Company’s convertible note issuance position. In Fiscal 2022, the Company also paid $65 million in dividends to its stockholders. When combined with share repurchases, this reflected the highest cash returns to stockholders since Fiscal 2015.

The Company temporarily paused its dividend in the third quarter of Fiscal 2022 to provide near-term flexibility as it navigated a tough macro environment. As profitability and cash flow recovered over the course of the second half of the year, the dividend was reinstated subsequent to the fourth quarter of Fiscal 2022.

Fiscal 2021 Say on Pay

Historically, we have received strong support on our Say on Pay proposals, which we have taken as an endorsement of our executive compensation programs. At the 2021 Annual Meeting of Stockholders, although our Say-on-Pay proposal received majority support, the vote outcome of 56% fell far short of our expectations. We used this opportunity to participate in significant stockholder outreach to learn more about the expectations and areas of concern for our stockholders. We used that invaluable insight to inform our approach and decisions in Fiscal 2021, making responsive changes to our program design and practices. We are proud that our Fiscal 2021 stockholder support for Say on Pay at the 2022 Annual Meeting of Shareholders was approximately 92%, which aligns with historical levels. This level of support reinforced that our Fiscal 2021 compensation program changes and stockholder engagement were positively received by stockholders. We maintained our Fiscal 2021 executive compensation program design in Fiscal 2022.

Say on Pay Proposal	Stockholders’ Support Level
Fiscal 2021 Executive Compensation	92%
Fiscal 2020 Executive Compensation	56%
Fiscal 2019 Executive Compensation	98%
Fiscal 2018 Executive Compensation	98%

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2022 Overview, Compensation Program Objectives and Philosophy

Fiscal 2022 was a year that presented a variety of challenges in a difficult macro environment. Consumers were pressured from rising inflation while continued supply chain disruptions drove elevated costs. After a challenging first half of the year, we were able to quickly pivot with decisions that led to a second half rebound. The collaboration, capability, and experience of our talented leadership team drove the initiatives that helped us produce revenue of $5 billion, improved free cash flow, and significant growth in second half operating profit.

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives who live our brand and embody its spirit of authenticity and innovation. Our goal is to incentivize our executives to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets this stated philosophy:

Performance

•  We align executive compensation with the achievement of qualitative and quantitative goals that we expect to drive increases in stockholder value.

•  Our program focuses on “at-risk” compensation, with remuneration that creates a meaningful retention aspect as well as an incentive to achieve challenging performance objectives.

•  NEOs receive a substantial long-term incentive component, which aligns their interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Our long-term incentive design varies actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers, taking into account company size relative to peers and recognizing our highly competitive industry as well as our emphasis on performance-based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience, historic performance, expected future contributions, and the importance of each position to our success.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize efficiency by striving to make performance-based payments aligned with expense.

Transparency	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

Executive Compensation Program Highlights

Our compensation program design provides a framework for aligning executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our program to embrace best practices, remain competitive in our industry, and reinforce the pay-for-performance alignment.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company

✓ We maintain robust executive stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs)

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are “at-risk”

✓ Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned PSU awards or unvested RSU awards

✓ We do not maintain (i) employment contracts of defined length with our NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives

✓ We have robust clawback provisions with respect to both cash and equity incentive awards

✓ We maintain a stringent anti-hedging and anti-pledging policy, applicable to all employees and non-employee directors

✓ We do not provide tax gross-ups on change-in-control benefits

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change in control

 ✓     We discourage excessive risk-taking by having our Compensation Committee closely monitor the risks associated with our executive   compensation program and individual executive compensation decisions to determine that they do not encourage excessive risk-taking

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2022 Goal Setting Process

Goal Setting:

We remain committed to setting incentive goals that are aligned to delivering strong financial performance and returns to our stockholders, while also enabling the successful execution of our strategy. In the first quarter of Fiscal 2022, our Compensation Committee set the goal for the Annual Incentive Plan (“AIP”), measured on Earnings before Interest and Taxes (“EBIT”), informed by our strong financial performance in 2021 and initial optimism about the macro environment. EBIT is a non-GAAP measure, and when used in this CD&A, is defined as earnings before interest and taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee.

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses, and long-term incentive awards pursuant to our stockholder-approved incentive plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes into consideration a variety of factors, including suggestions made by the CEO, compensation consultants, and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand, and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2022 the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analyses, recommendations, or other market data. Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2022, representatives from FW Cook contributed to this CD&A and assisted with various matters related to executive compensation.

Response to 2022 Advisory Vote on Executive Compensation and Stockholder Engagement:

At our 2022 Annual Meeting of Stockholders, approximately 92% of shares present and voting supported, on an advisory basis, the compensation of our NEOs in Fiscal 2021. This vote was consistent our historically high levels of stockholder support for Say on Pay and reinforced the support for our compensation program design changes in 2021 and pay and performance alignment.

We invite stockholders to meet with senior management on a regular basis. In Fiscal 2022, the Company continued to have extensive engagement with our stockholders and met with approximately 30% of our top 100 stockholders, who collectively owned approximately 50% of the total shares outstanding as of January 28, 2023. Throughout the year our CEO and senior management held numerous meetings and calls with investors and participated in several investor conferences, during which they met with current and prospective stockholders. These meetings were generally focused on Company performance as well as long-term strategic initiatives aimed at driving growth and stockholder returns. We expect to continue such discussions prior to the 2023 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and takes into account the compensation practices of comparable companies. The Compensation Committee considers three key factors in choosing the companies that compose our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

Other selection criteria include e-commerce omni-channel retailing and a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2022, our peer group consisted of 19 companies. We approximate the median of the peer group based on revenue and market capitalization Peer group data also is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope. For Fiscal 2023, the Peer Group has been updated to remove Fossil and Bath & Body Works, which will result in 17 companies.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits, and limited executive perquisites) and variable components (annual incentive bonus and long-term incentive awards), with the heaviest weight generally placed on the variable, or “at risk,” components. For Fiscal 2022, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual incentive bonus, and a long-term incentive award, was weighted toward at-risk compensation, as shown by the charts below.

Standard Elements of Compensation:

The compensation for our NEOs is –

•	balanced to provide a mix of cash and long-term incentive awards; and

•	focused on both annual and long-term performance to ensure that executives are held accountable and rewarded for achievement of both annual and long-term financial and strategic objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

Element of Compensation	Form and Objective	Fiscal 2022 Information	Alignment to Strategic Plan

Base Salary

•  Delivered in cash.

•  Provides a baseline compensation level that delivers a predictable level income to each NEO and reflects his or her job responsibilities, experience, skill set, and contribution to the Company.

•  Base salary increases of approximately 3% to 10% were delivered to the NEOs (other than Mr. Schottenstein) for 2022 to recognize their significant contributions, expertise, and the very competitive talent market in our industry.

• Base salaries enable us to attract and retain qualified, high-caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides bonus opportunities for NEOs if pre-established performance goals are attained, focusing our NEOs on key annual objectives.

•  For Fiscal 2022, the incentive bonus was based 100% upon the Company achieving annual EBIT goals at pre-determined threshold, target and stretch performance levels.

•  Actual performance fell short of threshold payout levels and a bonus was not earned.

•  Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

•  The 2022 annual incentive bonus structure represented a focus on quantitative financial goals at 100%.

Annual Long-Term Incentive Awards

•  Delivered in PSUs, RSUs, and stock options.

•  Aligns our NEOs’ financial interests closely with those of our stockholders.

•  Links compensation to the achievement of multi-year financial or relative TSR goals.

•  PSUs represented 50% of the annual target grant values for Fiscal 2022 equity awards and vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full. For 2022, the PSUs are measured on RTSR.

•  In 2022, stock options represented 30% of the annual equity grant target value, vest ratably over three years from the grant date based on continued service and provide compensation only to the extent that our share price appreciates.

•  RSUs represented 20% of the annual equity grant target value for Fiscal 2022 equity awards. These RSUs vest ratably over three years from the grant date based on continued service.

• Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2022 Compensation

The following provides additional details regarding our compensation components and related decisions for Fiscal 2022. Our executive compensation program places a considerable amount of compensation “at risk” to cultivate a pay-for-performance environment.

Base Salary

Base salaries, on average, represent approximately 24% of each NEO’s target total direct compensation. The Compensation Committee reviews NEOs’ base salaries annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	Each NEO’s experience, knowledge, skills, and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry;

•	Necessary adjustments to right-size compensation elements to market levels; and

•	The appropriate balancing of base salary against “at risk” compensation.

Base salary increases, where applicable, typically are effective in the first quarter of the new fiscal year. For Fiscal 2022, our NEOs received the following increases to base salary, based on our competitive review of market information and merit, as outlined below.

Executive Officer	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary	Context

Mr. Schottenstein: CEO	$1,750,000	$1,750,000: no base salary increase

•  Mr. Schottenstein’s contributions to our financial success have been significant. His extensive experience has been instrumental in helping AEO manage through unprecedented times, especially in the dynamic retail landscape we have been experiencing since 2020.

•  Mr. Schottenstein’s leadership was key to shaping our swift actions taken at the start of Fiscal 2022 to set the business up for improved financial performance in the second half of the year.

•  Given Mr. Schottenstein’s competitive base salary position as compared to market, no changes were made to his salary for Fiscal 2022.

Mr. Mathias: CFO	$725,000	$800,000

•  Mr. Mathias served a crucial role in leading the actions taken to drive a second half rebound in our Fiscal 2022 financial results. This includes strengthening inventory management, expense controls and an improvement in free cash flow generation.

•  Mr. Mathias’ base salary was increased to continue to align his compensation competitively to market levels.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary	Context

Ms. Foyle: President	$1,300,000	$1,400,000

•  Ms. Foyle also took on additional responsibilities in leading the American Eagle brand in late 2020. Under her leadership, the brand has driven improvements to merchandise, marketing and inventory management. Fiscal 2022 segment operating profit increased versus Fiscal 2019 reflecting the brand’s focus on profitable sales.

•  Ms. Foyle’s base salary increase is a result of her contributions to our powerful brand portfolio. Aerie continues to be on a strong multi-year growth trajectory, reaching a new milestone at $1.5 billion in revenue in Fiscal 2022. Since Fiscal 2019, revenue has nearly doubled with segment adjusted operating profit up close to 150%.

Mr. Rempell: COO	$950,000	$1,050,000

•  Mr. Rempell strives to bolster innovation, seeking new tools and technologies to create efficiencies across AEO’s supply chain, enhance the customer experience and improve our operating model.

•  Mr. Rempell’s base salary increase recognizes his leadership in enhancing our digital channel and his expanded responsibility for the Todd Snyder brand.

Ms. Baldwin: CHRO	$525,000	$570,000

•  Ms. Baldwin plays an important role in leading AEO’s strong corporate culture. In Fiscal 2022, the Company further enhanced its inclusion and diversity initiatives and continued to support important causes through the AEO foundation and corporate giving program. Ms. Baldwin is also responsible for our ESG strategy, including the publication of our inaugural ESG report in Fiscal 2022.

Mr. McLean: Former CCO	$950,000	$985,000

•  Mr. McLean’s base salary increase recognized his strong leadership across AEO’s robust store fleet, his focus on innovation, and his International expertise provided valuable contributions in Fiscal 2022.

Fiscal 2022 Annual Incentive Bonus

Our NEOs are eligible for annual cash incentive awards, the achievement of which is based upon the Company meeting pre-established performance goals. For 2022, 100% of the AIP was based upon the achievement of annual EBIT goals.

    EBIT Goal

As in prior years, EBIT was chosen as the financial measure for the AIP as it reflects both sales growth and margin and expense management initiatives. EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes. The Compensation Committee also believes that the selection of EBIT as a performance measure directly links the Company’s long-term growth with stockholder value.

Quantitative Bonus Opportunity

As discussed above, EBIT was chosen as the quantitative financial measure as it reflects both sales performance and expense management initiatives, is controllable by the NEOs, and directly links the Company’s long-term growth with stockholder value. The Compensation Committee established EBIT performance goals, with threshold, target, and stretch goals linked to payouts of 25%, 100%, and 200% of target bonus amounts, respectively. The goals were designed within the context of the need to generate both sales and margin improvement from trends at the time the goals were set, as well as expense reduction.

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COMPENSATION DISCUSSION AND ANALYSIS

    Setting Target Bonus Opportunities

Early in the year, the Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of the NEO’s base salary. Each NEO’s target annual incentive bonus opportunity reflects his or her role and responsibilities as well as market competitiveness and internal equity considerations.

Target bonus award opportunities typically constitute over 20% of each NEO’s target compensation for the year. During Fiscal 2022, the target bonus award opportunities for the NEOs were set as follows:

Executive Officer	Fiscal 2021 Target (as a Percentage of Base Salary)	Fiscal 2022 Target (as a Percentage of Base Salary)
Jay Schottenstein, CEO	175%	175%
Michael Mathias, CFO	65%	90%
Jennifer Foyle, President	140%	140%
Michael Rempell, COO	90%	100%
Marisa Baldwin, CHRO	60%	70%
Andrew McLean, Former CCO(1)	90%	90%

(1)	Following his separation from service in September 2022, the Former CCO was ineligible for a Fiscal 2022 annual incentive bonus.

    Fiscal 2022 EBIT Performance

EBIT performance of $280 million for Fiscal 2022 fell below our threshold level of $500 million; accordingly, no bonus payouts were earned under the AIP.

Executive Officer	Fiscal 2022 Target Annual Incentive Awards	Fiscal 2022 Actual Annual Incentive Award Payouts
Jay Schottenstein, CEO	$3,062,500	$0
Michael Mathias, CFO	$720,000	$0
Jennifer Foyle, President	$1,960,000	$0
Michael Rempell, COO	$1,050,000	$0
Marisa Baldwin, CHRO	$399,000	$0
Andrew Mc Lean, Former CCO(1)	$886,500	$0

(1)	Following his separation from service in September 2022, the Former CCO was ineligible for a Fiscal 2022 annual incentive bonus.

Fiscal 2022 Long-Term Incentive Awards

    Overview and Mix of Awards

We utilize a combination of time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth. Long-term incentive awards generally constitute the majority of an NEO’s target compensation.

The Fiscal 2022 equity blend of our long-term incentive awards was:

•	PSUs represented 50% (at target) of total long-term equity awards;

•	Stock options represent 30% of total long-term equity awards; and

•	RSUs represented 20% of total long-term equity awards.

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COMPENSATION DISCUSSION AND ANALYSIS

    Fiscal 2022 Long-Term Incentive Award Grants

The Compensation Committee established the following Fiscal 2022 target regular cycle long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business, market position and internal pay equity. With respect to Mr. Schottenstein, the Compensation Committee determined his long-term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, and overall compensation position relative to peers. The following table summarizes Fiscal 2022 long-term incentive award grants; actual amounts earned for the PSUs, if any, will depend on the Company’s relative TSR performance results spanning Fiscal 2022 through Fiscal 2024.

Executive Officer	Fiscal 2022 Target Long-Term Incentive: PSU Awards	Fiscal 2022 Long-Term Incentive: RSU Awards	Fiscal 2022 Long-Term Incentive: Stock Option Awards	Fiscal 2022 Target Total Long-Term Incentive Award
Jay Schottenstein, CEO	$3,900,000	$1,560,000	$2,340,000	$7,800,000
Michael Mathias, CFO	$750,000	$300,000	$450,000	$1,500,000
Jennifer Foyle, President	$2,000,000	$800,000	$1,200,000	$4,000,000
Michael Rempell, COO	$1,500,000	$600,000	$900,000	$3,000,000
Marisa Baldwin, CHRO	$325,000	$130,000	$195,000	$650,000
Andrew McLean, Former CCO(1)	$875,000	$350,000	$525,000	$1,750,000

(1)	Following his separation from service in September 2022, the Former CCO’s awards were forfeited.

PSUs

The grant of PSUs supports the Compensation Committee’s desire to create a stronger and more visible link between executive pay and Company performance and further aligns our executives’ interests with those of our stockholders. PSUs represent 50% of the value of the NEOs’ annual long-term incentive award. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the estimated fair value of our common stock utilizing a Monte Carlo simulation on the date of the grant. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent that the associated PSUs vest.

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period upon achievement of pre-established goals. For Fiscal 2022, the Compensation Committee selected relative TSR, measured against the S&P 1500 Specialty Retail Index, over a three-year performance period as the performance metric for PSUs. The selection of a relative performance metric ensures that the recipients will be measured against industry performance and encourages a balanced compensation program as the annual incentive bonus and long-term incentive awards are based on multiple metrics, without any overlap.

Vesting of the PSUs ranges from 0% of the target amount for below threshold performance, 50% of the target amount at threshold performance, 100% of the target amount at target performance, and 150% of the target amount if we achieve stretch goals. Threshold performance is attained at the 25th percentile of the Index, target is attained at the 50th percentile and stretch is attained at the 75th percentile or higher. If threshold performance is met or exceeded, performance and award payouts will be determined through interpolation. If the Company’s absolute TSR is negative over the three-year period, vesting is capped at target (100%), regardless of performance relative to the Index.

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COMPENSATION DISCUSSION AND ANALYSIS

Stock Options

The grant of stock options supports the Compensation Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Stock options represent 30% of the value of each NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest ratably over three years from the grant date, assuming continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

RSUs

RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs represent only 20% of the value of NEOs’ annual long-term incentive award. We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent that the associated RSUs vest. RSUs vest with a three-year ratable vesting schedule, subject to continued employment.

Fiscal 2020 PSU Payouts

In Fiscal 2020, the Compensation Committee granted Messrs. Schottenstein, Mathias, Rempell and Ms. Foyle PSUs that cliff-vested at the end of a three-year performance period ending January 27, 2023.

A 96% payout of performance-based share units that were granted in Fiscal 2020 and vested at the end of Fiscal 2022, was earned.

Payout of the Fiscal 2020 PSUs was subject to the achievement of relative TSR, measured against the S&P 1500 Specialty Retail Index. AEO’s relative TSR was at the 48th percentile, resulting in a 96% vesting.

Based upon the performance discussed above, Messrs. Schottenstein, Mathias, Rempell and Ms. Foyle received the following payouts with respect to their Fiscal 2020 PSU awards, which represented 96% of target vesting:

NEO	Target Fiscal 2020 PSU Award (# of Shares)	Fiscal 2020 PSU Payout (# of Shares)(1)

Jay Schottenstein, CEO	132,564	127,261

Michael Mathias, CFO	20,794	19,962

Jennifer Foyle, President	63,423	60,886

Michael Rempell, COO	51,986	49,907

Andrew McLean, Former CCO(2)	28,592	—

(1)

PSU Payout (# of Shares) includes accrued dividends. Pursuant to the terms of the award agreements, participants are eligible to receive dividend equivalents with respect to dividends paid prior to the settlement of the award. The earned shares reported in this table do not include additional shares acquired through the deemed reinvestment of dividend equivalents prior to settlement of the award. The earned shares, including shares acquired through the deemed reinvestment of dividends through January 28, 2023, are reported in the 2022 Option Exercises and Stock Vested Table. PSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.

(2)	All equity awards for our Former CCO were forfeited upon his separation from service.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPANY COMPENSATION POLICIES AND PRACTICES

Other Practices and Policies

Incentive Plan Clawback Provisions

Our incentive plans, including the proposed 2023 Stock Plan, include compensation recoupment, or “clawback,” provisions that would allow the Company to recover payment relating to any awards granted under such plans. Any such forfeiture and recovery would be determined by the Compensation Committee in its discretion.

In October 2022, the SEC adopted new Rule 10D-1 under the Exchange Act, which requires national securities exchanges, including the NYSE, to establish listing standards relating to executive officer incentive clawback and disclosure rules. We are monitoring the development and adoption of the NYSE’s final listing standards and plan to adopt a clawback policy that reflects the requirements of the NYSE’s final listing standards.

Prohibition Against Hedging Transactions and Pledging

Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We also provide limited perquisites for our NEOs, as set forth in the Summary Compensation Table, which we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity. For Fiscal 2022, perquisites primarily consist of a security benefit to Mr. Schottenstein.

Compensation Risk Assessment

Annually, the Compensation Committee, together with management, conducts an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive employee populations, as well as other compensation-related policies to which our employees are subject. This assessment evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, pay mix, and verification of performance results.

Based on this assessment, the Compensation Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company.

Management Stock Ownership Requirements

Management has stock ownership requirements to establish a commonality of interest between the teams and stockholders. Eligible members of management are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, the multiple is six times and for the other NEOs three times. The requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership requirement attainment. Executives not meeting their requirement must retain 50% of their after tax shares acquired through stock sales until the requirement is reached. As of the Record Date of this Proxy Statement, the CEO and the other NEOs are in compliance with their requirements, with the exception of Mr. Mathias and Ms. Baldwin, each of whom have been appointed as executive officers within the last five years. Mr. Mathias became an executive officer in 2020 and Ms. Baldwin was hired in 2021. Both executives are on track to meet the requirement within a reasonable timeline and are subject to trading restrictions until the requirement has been met. Additional information regarding stock ownership requirements can be found on page 93.

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COMPENSATION DISCUSSION AND ANALYSIS

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the executive’s employment with us under specified circumstances; including a change in control (“CIC”) related termination. These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executives in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into CIC agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, our CEO. The CIC Agreements are designed to motivate executives to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if a NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments

Ms. Foyle and Ms. Baldwin are eligible to receive post-employment payments. Generally, if both Ms. Foyle and Ms. Baldwin’s respective employment is involuntarily terminated without “Cause” by the Company and not due to death or Disability, in exchange for the execution and non-revocation of a general release of claims in a form provided by the Company, Ms. Foyle and Ms. Baldwin respectively will be entitled to a severance payment.

Additionally, in the event of termination of employment, Mr. Rempell and Ms. Foyle, who have executed non-competition agreements with the Company (each, a “Non-Compete Agreement”), may be eligible to receive a prorata portion of their PSUs following termination of employment, based on actual days worked and performance goals being met for the full performance period, but not at an amount above the “target” award level.

For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section.

The NEOs also agreed to certain provisions under the Non-Compete Agreement, with the exception of Mr. Schottenstein, who has not entered into a Non-Compete Agreement, including the following: (i) not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) to provide the Company with at least 30 days’ written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Mr. Mathias and Ms. Baldwin and 24 months for Mr. Rempell and Ms. Foyle). The breach of any of the foregoing provisions may result in the NEO forfeiting unvested equity awards.

Tax Matters

Section 162(m) of the Code (“Section 162(m)”) generally limits deductibility of compensation that a publicly traded company pays to certain “covered employees,” up to $1 million per year. Covered employees for this purpose include the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability, and transparency. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Compensation Committee’s decisions regarding our NEOs’ compensation for Fiscal 2022 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Janice E. Page

David M. Sable

Noel J. Spiegel

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COMPENSATION TABLES AND RELATED INFORMATION

General

The following tables set forth information concerning the compensation awarded to, earned by, or paid to the following NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Mathias, our Executive Vice President – Chief Financial Officer;
3) Ms. Foyle, our President, Executive Creative Officer, AE and Aerie;
4) Mr. Rempell, our Chief Operations Officer;
5) Ms. Baldwin, our Chief Human Resources Officer; and
6) Mr. McLean, our Former Chief Commercial Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jay L. Schottenstein Chief Executive Officer	2022	$1,750,000	—	$5,459,994	$2,340,002	—	$226,544	$9,776,540
	2021	$1,750,000	—	$4,899,981	$2,100,003	$5,889,423	$236,040	$14,875,447
	2020	$1,500,000	$1,500,000	$4,781,254	$1,593,750	$5,250,000	$159,284	$14,784,288
Michael A. Mathias Chief Financial Officer	2022	$779,808	—	$1,049,985	$450,001	—	$10,154	$2,289,948
	2021	$725,000	—	$898,627	$385,123	$898,750	$10,356	$2,917,856
	2020	$554,038	$250,000	$849,991	$150,002	$720,250	$10,639	$2,534,920
Jennifer M. Foyle President, Executive Creative Officer AE and Aerie	2022	$1,373,077	—	$2,799,997	$1,200,002	—	$10,445	$5,383,521
	2021	$1,300,000	—	$2,799,994	$1,199,998	$3,413,846	$10,803	$8,724,641
	2020	$931,346	$750,000	$3,287,498	$762,500	$2,607,769	$10,240	$8,349,353
Michael R. Rempell Chief Operations Officer	2022	$1,023,077	—	$2,100,008	$900,002	—	$10,226	$4,033,313
	2021	$950,000	—	$1,983,629	$850,121	$1,654,269	$10,269	$5,448,288
	2020	$835,000	$450,000	$1,875,006	$624,998	$1,503,000	$9,938	$5,297,942
Marisa A. Baldwin Chief Human Resources Officer	2022	$557,885	—	$455,010	$195,002	—	$1,955	$1,209,852
Andrew J. McLean Former Chief Commercial Officer	2022	$634,315	—	$1,225,010	$524,998	—	$102,457	$2,486,780
	2021	$950,000	—	$1,143,630	$490,122	$1,654,269	$10,203	$4,248,224

(1)	2022 refers to the 52-week period ended January 28, 2023.

(2)	New Base Salaries were effective April 24, 2022.

(3)

Amounts in this column for Fiscal 2022 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 13 of the Consolidated Financial Statements contained in our Fiscal 2022 Annual Report on Form 10-K. Amounts shown in this column for Fiscal 2022 include the following, with the values of the PSU awards shown at target:

	2022 RSU Awards	2022 PSU Awards (At Target) (a)
Jay L. Schottenstein	$1,559,996	$3,899,998
Michael A. Mathias	$299,993	$749,992
Jennifer M. Foyle	$800,005	$1,999,992
Michael R. Rempell	$600,004	$1,500,004
Marisa A. Baldwin	$130,007	$325,003
Andrew J. McLean	$350,006	$875,004

(a)

The maximum value of the PSU awards granted on March 30, 2022 is $5,849,997 for Mr. Schottenstein, $1,124,998 for Mr. Mathias, $2,999,988 for Ms. Foyle, $2,250,006 for Mr. Rempell, $487,505 for Ms. Baldwin and $1,312,506 for Mr. McLean.

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COMPENSATION TABLES AND RELATED INFORMATION

(4)

The value of the time-based stock option awards included in this column is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions are available in Note 13 of the Consolidated Financial Statements contained in our Fiscal 2022 Annual Report on Form 10-K.

(5)	For Fiscal 2021 and Fiscal 2020, non-equity incentive compensation represents the annual incentive bonus paid to each NEOs. For Fiscal 2022, no annual incentive bonuses were paid to the NEOs.

(6)	For Fiscal 2022:

(a)

For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance and other incidental costs incurred in connection with such personal use.

(b)	For Mr. Mathias, the amount consists of $10,154 in employer contributions to the 401(k) plan.

(c)

For Ms. Foyle, the amount consists of $10,226 in employer contributions to the 401(k) plan, and an additional $219, which represents the aggregate incremental costs of certain additional limited benefits used by the NEO, including use of the corporate airplane for business travel for which she was accompanied by family members. Aggregate incremental cost associated with these additional passengers was $219. Because the airplane is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage.

(d)	For Mr. Rempell, the amount consists of $10,226 in employer contributions to the 401(k) plan.

(e)	For Ms. Baldwin, the amount consists of $1,955 in employer contributions to the 401(k) plan.

(f)

For Mr. McLean, the amount consists of $7,745 in employer contributions to the 401(k) plan, $18,942 in earned paid time-off balance payout, and a $75,769 payment related to the 30-day notice period provided pursuant to his Confidentiality, Non-Competition Agreement.

Grants of Plan-Based Awards – Fiscal 2022
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$765,625	$3,062,500	$6,125,000	—	—	—	—	—	—	—
	(2)	3/30/2022	—	—	—	99,035	198,070	297,105	—	—	—	$3,899,998
	(3)	3/30/2022	—	—	—	—	—	—	90,487	—	—	$1,559,996
	(4)	3/30/2022	—	—	—	—	—	—	—	396,848	$17.24	$2,340,002
Michael A. Mathias	(1)	—	$180,000	$720,000	$1,440,000	—	—	—	—	—	—	—
	(2)	3/30/2022	—	—	—	19,045	38,090	57,135	—	—	—	$749,992
	(3)	3/30/2022	—	—	—	—	—	—	17,401	—	—	$299,993
	(4)	3/30/2022	—	—	—	—	—	—	—	76,317	$17.24	$450,001
Jennifer M. Foyle	(1)	—	$490,000	$1,960,000	$3,920,000	—	—	—	—	—	—	—
	(2)	3/30/2022	—	—	—	50,787	101,574	152,361	—	—	—	$1,999,992
	(3)	3/30/2022	—	—	—	—	—	—	46,404	—	—	$800,005
	(4)	3/30/2022	—	—	—	—	—	—	—	203,512	$17.24	$1,200,002
Michael R. Rempell	(1)	—	$262,500	$1,050,000	$2,100,000	—	—	—	—	—	—	—
	(2)	3/30/2022	—	—	—	38,091	76,181	114,272	—	—	—	$1,500,004
	(3)	3/30/2022	—	—	—	—	—	—	34,803	—	—	$600,004
	(4)	3/30/2022	—	—	—	—	—	—	—	152,634	$17.24	$900,002
Marisa A. Baldwin	(1)	—	$99,750	$399,000	$798,000	—	—	—	—	—	—	—
	(2)	3/30/2022	—	—	—	8,253	16,506	24,759	—	—	—	$325,003
	(3)	3/30/2022	—	—	—	—	—	—	7,541	—	—	$130,007
	(4)	3/30/2022	—	—	—	—	—	—	—	33,071	$17.24	$195,002
Andrew J. McLean	(1)	—	$221,625	$886,500	$1,773,000	—	—	—	—	—	—	—
	(2)	3/30/2022	—	—	—	22,220	44,439	66,659	—	—	—	$875,004
	(3)	3/30/2022	—	—	—	—	—	—	20,302	—	—	$350,006
	(4)	3/30/2022	—	—	—	—	—	—	—	89,036	$17.24	$524,998

(1)

Amount represents the Fiscal 2022 annual incentive cash bonus established under our 2020 Plan. Mr. McLean was not entitled to receive any payout as he was separated from employment at the time any earned payment would have been made.

(2)	Amount represents a grant of PSUs under our 2020 Plan with vesting based on achievement of relative TSR performance goals over a three-year performance period.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2020 Plan.

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COMPENSATION TABLES AND RELATED INFORMATION

(4)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2020 Plan.

(5)

Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types. The grant date fair value of the PSUs has been calculated based on the probable outcome of performance conditions.

Outstanding Equity Awards at Fiscal 2022 Year – End
		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(4)	227,937	—	—	$14.59	3/8/24	—	—	—	—
	(5)	235,526	—	—	$19.60	3/14/25	—	—	—	—
	(6)	266,719	—	—	$21.41	3/26/26	—	—	—	—
	(7)	—	—	—	—	—	65,168	$1,020,537	—	—
	(8)	231,428	115,714	—	$8.62	3/26/27	—	—	—	—
	(9)	—	—	—	—	—	—	—	140,174	$2,195,124
	(10)	—	—	—	—	—	91,119	$1,426,920	—	—
	(11)	172,000	86,000	—	$12.33	6/4/27	—	—	—	—
	(13)	—	—	—	—	—	—	—	91,808	$1,437,710
	(14)	—	—	—	—	—	29,946	$468,962	—	—
	(15)	57,674	115,349	—	$32.58	4/9/28	43,817	$981,500	—	—
	(19)	—	—	—	—	—	—	—	200,985	$3,147,428
	(20)	—	—	—	—	—	91,819	$1,437,882	—	—
	(21)	—	396,848	—	$17.24	3/30/29	—	—	—	—
Michael A. Mathias	(7)	—	—	—	—	—	14,312	$224,127	—	—
	(9)	—	—	—	—	—	—	—	21,988	$344,327
	(10)	—	—	—	—	—	14,293	$223,828	—	—
	(11)	26,980	13,491	—	$12.33	3/26/27	—	—	—	—
	(13)	—	—	—	—	—	—	—	16,837	$263,662
	(14)	—	—	—	—	—	5,492	$86,008	—	—
	(15)	10,577	21,154	—	$32.58	4/9/28	—	—	—	—
	(19)	—	—	—	—	—	—	—	38,651	$605,269
	(20)	—	—	—	—	—	17,657	$276,510	—	—
	(21)	—	76,317	—	$17.24	3/30/29	—	—	—	—
Jennifer M. Foyle	(2)	140,427	—	—	$15.72	5/23/23	—	—	—	—
	(4)	54,271	—	—	$14.59	3/8/24	—	—	—	—
	(5)	73,032	—	—	$19.60	3/14/25	—	—	—	—
	(6)	127,607	—	—	$21.41	3/26/26	—	—	—	—
	(7)	—	—	—	—	—	31,180	$488,273	—	—
	(8)	110,722	55,362	—	$8.62	3/26/27	—	—	—	—
	(9)	—	—	—	—	—	—	—	67,064	$1,050,220
	(10)	—	—	—	—	—	43,594	$682,677	—	—
	(11)	82,290	41,145	—	$12.33	6/4/27	—	—	—	—
	(12)	—	—	—	—	—	22,800	$357,043	—	—
	(13)	—	—	—	—	—	—	—	52,462	$821,548
	(14)	—	—	—	—	—	17,112	$267,978	—	—
	(15)	32,956	65,914	—	$32.58	4/9/28	—	—	—	—
	(19)	—	—	—	—	—	—	—	103,069	$1,614,060
	(20)	—	—	—	—	—	47,087	$737,382	—	—
	(21)	—	203,512	—	$17.24	3/30/29	—	—	—	—
Michael R. Rempell	(3)	138,675	—	—	$15.89	6/2/23	—	—	—	—
	(6)	88,697	—	—	$21.41	3/26/26	—	—	—	—
	(7)	—	—	—	—	—	25,557	$400,224	—	—
	(8)	90,756	45,378	—	$8.62	3/26/27	—	—	—	—
	(9)	—	—	—	—	—	—	—	54,970	$860,835
	(10)	—	—	—	—	—	35,733	$559,578	—	—
	(11)	67,450	33,726	—	$12.33	6/4/27	—	—	—	—
	(13)	—	—	—	—	—	—	—	37,166	$582,015
	(14)	—	—	—	—	—	12,124	189,864	—	—
	(15)	23,347	46,696	—	$32.58	4/9/28	—	—	—	—
	(19)	—	—	—	—	—	—	—	77,302	$1,210,553
	(20)	—	—	—	—	—	35,315	553,037	—	—
	(21)	—	152,634	—	$17.24	3/30/29	—	—	—	—
Marisa A. Baldwin	(16)	—	—	—	—	—	—	—	3,934	$61,605
	(17)	—	—	—	—	—	1,284	$20,105	—	—
	(18)	2,485	4,970	—	$27.01	9/13/28	—	—	—	—
	(19)	—	—	—	—	—	—	—	16,749	$262,288
	(20)	—	—	—	—	—	7,652	$119,830	—	—
	(21)	—	33,071	—	$17.24	3/30/29	—	—	—	—

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COMPENSATION TABLES AND RELATED INFORMATION

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on January 27, 2023 ($15.66), the last trading day of Fiscal 2022, by the number of shares underlying the award.

(2)

Amount represents an award of time-based stock options granted on May 23, 2016, under our 2014 Plan that are exercisable at the fair market value on the grant date and vested ratably on May 23, 2017, May 23, 2018 and May 23, 2019.

(3)

Amount represents an award of time-based stock options granted on June 2, 2016, under our 2014 Plan that are exercisable at the fair market value on the grant date and vested ratably on June 2, 2017, June 2, 2018 and June 2, 2019.

(4)

Amount represents an award of time-based stock options granted on March 8, 2017, under our 2014 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 8, 2018, March 8, 2019 and March 8, 2020.

(5)

Amount represents an award of time-based stock options granted on March 14, 2018, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 14, 2019, March 14, 2020 and March 14, 2021.

(6)

Amount represents an award of time-based stock options granted on March 26, 2019, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 26, 2020, March 26, 2021 and March 26, 2022.

(7)

Amount represents a grant on March 26, 2020 of time-based RSUs under our 2017 Plan with a three-year vesting period. On each of March 26, 2021 and March 26, 2022, one-third of the RSU plus respective dividends vested. The remaining third will vest in accordance with its terms on the third anniversary of the grant date.

(8)

Amount represents an award of time-based stock options granted on March 26, 2020, under our 2017 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On each of March 26, 2021 and March 26, 2022, one-third of the stock options vested. The remaining third will vest in accordance with its terms on the third anniversary of the grant date.

(9)

Amount represents a grant on June 4, 2020 under our 2020 Plan. The Compensation Committee established performance goals based on relative TSR over a three-year performance period. Vesting of the PSU ranged from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On February 7, 2023, the Compensation Committee certified a payout of 96% of target.

(10)

Amount represents a grant on June 4, 2020 of time-based RSUs under our 2020 Plan with a three-year cliff vesting. The RSUs plus respective dividends will vest in accordance with their terms on March 1, 2023.

(11)

Amount represents an award of time-based stock options granted on June 4, 2020 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period On each of June 4, 2021 and June 4, 2022, one-third of the stock options vested. The remaining third will vest in accordance with its terms on the third anniversary of the grant date.

(12)

Amount represents a grant on October 8, 2020 of time-based RSUs under our 2020 Plan with a three-year vesting period. On each of October 8, 2021 and October 8, 2022, one-third of the RSU plus respective dividends vested. The remaining third will vest in accordance with its terms on the third anniversary of the grant date.

(13)

Amount represents a grant on April 9, 2021 under our 2020 Plan. The Compensation Committee established performance goals based on relative TSR over a three-year performance period. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(14)

Amount represents a grant on April 9, 2021 of time-based RSUs under our 2020 Plan with a three-year vesting period. On April 9, 2022, one-third of the RSU plus respective dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(15)

Amount represents an award of time-based stock options granted on April 9, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On April 9, 2022, one-third of the stock options vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(16)

Amount represents a grant on September 13, 2021 under our 2020 Plan. The Compensation Committee established performance goals based on relative TSR over a three-year performance period. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(17)

Amount represents a grant on September 13, 2021 of time-based RSUs under our 2020 Plan with a three-year vesting period. On September 13, 2022, one-third of the RSU plus respective dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(18)

Amount represents an award of time-based stock options granted on September 13, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On September 13, 2022 one-third of the stock options vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(19)

Amount represents a grant on March 30, 2022 under our 2020 Plan. The Compensation Committee established performance goals based on relative TSR over a three-year performance period. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table, as the Company’s previous fiscal year’s performance exceeded threshold.

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COMPENSATION TABLES AND RELATED INFORMATION

(20)

Amount represents a grant on March 30, 2022 of time-based RSUs under our 2020 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with their terms on the first, second and third anniversaries of the grant date.

(21)

Amount represents an award of time-based stock options granted on March 30, 2022 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. The award will vest in thirds in accordance with its terms on the first, second and third anniversaries of the grant date.

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in Fiscal 2022.

Option Exercises and Stock Vested – Fiscal 2022
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	190,497	$3,384,569
Michael A. Mathias	—	—	21,324	$366,125
Jennifer M. Foyle	—	—	115,312	$1,880,937
Michael R. Rempell	—	—	68,245	$1,209,634
Marisa A. Baldwin	—	—	641	$6,769
Andrew J. McLean	43,507	$237,259	39,210	$734,271

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. The amount represents stock option exercises from Fiscal 2020 awards.

(2)

Amounts represent the number of shares and related value for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. Consistent with Company policy, upon the vesting of these awards, the Company withheld a portion of the otherwise distributable shares in respect of taxes. Accordingly, after shares were withheld for taxes, the NEOs acquired the following net share amounts: Mr. Schottenstein – 113,248; Mr. Mathias – 12,768; Ms. Foyle – 51,541; Mr. Rempell – 33,404; Ms. Baldwin – 409; and Mr. Mclean – 18,482. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in Fiscal 2019, Fiscal 2020, and Fiscal 2021, as well as PSU awards granted in Fiscal 2019. Amounts are inclusive of dividend equivalent units that vested during Fiscal 2022.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability, or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In Fiscal 2022, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

Except with respect to Mr. McLean, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of January 27, 2023, the last trading day of Fiscal 2022, and a closing stock price per share of $15.66 on that date. For Mr. McLean, narrative disclosure is provided regarding amounts that Mr. McLean actually received (or is entitled to receive) in connection with his employment separation on September 12, 2022.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of January 28, 2023 (which are set forth in the “Outstanding Equity Awards at Fiscal 2022 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

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COMPENSATION TABLES AND RELATED INFORMATION

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our CIC benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(5)
Cash Payments
Base	—	—	—	—	—
Bonus(1)	—	—	—	—	—
Stock Option Vesting(2)	$1,101,007	$1,101,007	$1,101,007	—	$1,101,007
RSU Vesting (3)	$2,830,482	$2,830,482	$2,830,482	—	$4,354,301
PSU Vesting (4)	$6,692,457	$6,692,457	$6,692,457	—	$6,692,457
Total	$10,623,945	$10,623,945	$10,623,945	—	$12,147,764

(1)

In the event of a termination following a death or disability or termination without Cause, this assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met.

(2)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested non-qualified stock option (“NSO”). In the event of a Retirement or Termination without Cause, given Mr. Schottenstein’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(3)	Amount reflects a prorated RSU vesting for death or Disability, Voluntary Retirement or Termination without Cause and a full vesting in the event of a double-trigger CIC.

(4)

Amount based upon the 2020 PSUs vesting at 96% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(5)	Although Mr. Schottenstein does not have a CIC Agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2017 Plan and 2020 Plan.

Michael A. Mathias

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$800,000	—	$2,280,000
Bonus (2)	—	—	—	—	$720,000
Stock Option Vesting(3)	$44,925	—	—	—	$44,925
RSU Vesting (4)	$560,205	—	—	—	$810,474
PSU Vesting (5)	$1,199,485	—	—	—	$1,199,485
Health-Care Coverage (6)	—	—	$22,160	—	$22,160
Total	$1,804,615	—	$822,160	—	$5,077,044

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Mr. Mathias’s annual incentive bonus at target.

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COMPENSATION TABLES AND RELATED INFORMATION

(3)	In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the RSU awards granted on March 26, 2020, June 4, 2020, April 9, 2021 and March 30, 2022, prorated based on service in the event of death or Disability. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, this amount is based upon the 2020 PSUs vesting at 96% of target, which, reflect the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of voluntary termination or termination without Cause, awards will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$1,400,000	—	$5,040,000
Bonus (2)	—	—	—	—	$1,960,000
Stock Option Vesting(3)	$526,761	—	—	—	$526,761
RSU Vesting (4)	$1,495,060	—	—	—	$2,533,354
PSU Vesting (5)	$3,443,820	$1,833,817	$1,833,817	—	$3,443,820
Health-Care Coverage (6)	—	—	$22,160	—	$22,160
Total	$5,465,641	$1,833,817	$3,255,977	—	$13,526,095

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, the amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Foyle’s annual incentive bonus at target.

(3)	In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the RSU awards grants on March 26, 2020, June 4, 2020, October 8, 2020, April 9, 2021 and March 30, 2022; prorated based on service in the event of death or disability. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, this amount is based upon the 2020 PSUs vesting at 96% of target, which reflects the extent that the performance goals were met, and any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of voluntary termination or termination without Cause, annual awards will be prorated based on service in the performance period.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

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COMPENSATION TABLES AND RELATED INFORMATION

Michael R. Rempell

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$1,050,000	—	$3,150,000
Bonus (2)	—	—	—	—	$1,050,000
Stock Option Vesting(3)	$431,769	431,769	431,769	—	$431,769
RSU Vesting (4)	$1,109,387	1,109,387	1,109,387	—	$1,702,703
PSU Vesting (5)	$2,618,969	$2,618,969	$2,618,969	—	$2,618,969
Health-Care Coverage (6)	—	—	$22,160	—	$22,160
Total	$4,160,125	$4,160,125	$5,232,285	—	$8,975,601

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Mr. Rempell’s annual incentive bonus at target.

(3)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of Retirement or Termination without Cause, given Mr. Rempell’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(4)

Amount reflects the vesting of the RSU awards granted on March 26, 2020, June 4, 2020, April 9, 2021 and March 30, 2022, prorated based on service in the event of death or Disability. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, this amount is based upon the 2020 PSUs vesting at 96% of target, which, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of Retirement or Termination without Cause, annual awards will be prorated based on service in the performance period.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Marisa A. Baldwin

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$570,000	—	$1,453,500
Bonus (2)	—	—	—	—	$399,000
Stock Option Vesting(3)	—	—	—	—	—
RSU Vesting (4)	$57,456	—	—	—	$139,935
PSU Vesting (5)	$323,893	—	—	—	$323,893
Health-Care Coverage (6)	—	—	$22,160	—	$22,160
Total	$381,349	—	$592,160	—	$2,338,488

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Baldwin’s annual incentive bonus at target.

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COMPENSATION TABLES AND RELATED INFORMATION

(3)	In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the RSU awards granted September 13, 2021 and March 30, 2022, prorated based on service in the event of death or Disability. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of voluntary termination or termination without Cause, awards will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Andrew J. McLean

Mr. McLean’s employment with the Company terminated effective as of September 11, 2022. As Mr. McLean voluntarily resigned, he was not entitled to any payments in connection with the termination of his employment, other than a one-time, lump sum, cash payment of $75,769, which related to the 30-day notice period provided pursuant to his Confidentiality, Non-Competition Agreement. Additionally, all of his outstanding unvested equity awards were forfeited.

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multinational apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also endeavor to create a flexible work environment so that our associates can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

SEC rules provide that we may use the same median employee for three years before identifying a new median employee. In Fiscal 2021, we identified a new median employee, however, that employee was no longer employed on our Fiscal 2022 determination date. Therefore, as allowed under SEC rules, we identified a new median employee for Fiscal 2022 whose compensation was substantially similar to the original median employee selected in Fiscal 2021.

Similar to Fiscal 2021, in order to measure Fiscal 2022 compensation, we used annual “gross compensation” as reflected in our payroll records (excluding Mr. Schottenstein). For this purpose, “gross compensation” is taxable wages for Fiscal 2022.

The Fiscal 2022 median employee is a part-time retail associate employed in a store in the United States. The median employee works an average of approximately 12 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2022 Summary Compensation Table in accordance with SEC rules.

The estimated values are as follows for Fiscal 2022:

•	Mr. Schottenstein’s annual total compensation: $9,776,540

•	Our median employee’s annual total compensation: $8,106.

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 1,206:1.

This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

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COMPENSATION TABLES AND RELATED INFORMATION

Pay Versus Performance

In
accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive Compensation Actually Paid (“CAP”), as calculated under applicable SEC rules, for our principal executive officer (“PEO”) and other named executive officers
(“Non-PEO
NEOs”) and Company performance for the fiscal years listed below.
The methodology for calculating CAP to our PEO and CAP to our
Non-PEO
NEOs, including details regarding the amounts that were deducted from, and added to, the SCT totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A discussion of the relationship between CAP and the Company performance measures (i) listed in the table below and (ii) that the Company has deemed most important in linking CAP during Fiscal 2022 to Company performance is also presented below. Note that for
Non-PEO
NEOs, compensation is reported as an average.
The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For information related to how the Compensation Committee assessed the Company’s performance and established compensation for the NEOs, see the CD&A section of this proxy statement and in the proxy statements for Fiscal 2020 and Fiscal 2021.

Pay Versus Performance Table
Fiscal Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on (4)		Net Income (Loss) ($ Millions) (5)	Adjusted Earnings Before Interest and Taxes ($ Millions) (6)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2022	$9,776,540	$1,499,742	$3,080,683	$726,957	$115.0	$126.1	$125	$280
2021	$14,875,447	$15,274,358	$5,334,752	$5,623,793	$160.4	$132.9	$420	$617
2020	$14,784,288	$29,296,913	$4,920,732	$9,134,036	$158.7	$119.8	($209)	$12

(1)	Jay Schottenstein was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

Fiscal 2020	Fiscal 2021	Fiscal 2022
Michael Mathias	Michael Mathias	Michael Mathias
Jennifer Foyle	Jennifer Foyle	Jennifer Foyle
Michael Rempell	Michael Rempell	Michael Rempell
Charles Kessler	Andrew McLean	Marisa Baldwin
Robert Madore		Andrew McLean

(2)
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the SCT totals with certain adjustments as described in footnote 3 below.

(3)
CAP reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with ASC 718. Amounts in the “Exclusion of Stock Awards and Option Awards for PEO” column are based on the amounts set forth in the “Stock Awards” and “Option Awards” columns included in the SCT for the applicable year. Amounts in the “Average Exclusion of Stock Awards and Option Awards for
Non-PEO
NEOs” column are based on average amounts set forth in “Stock Awards” and “Option Awards” columns included in the SCT for the applicable year. Amounts for the varying non-PEO
NEOs serving during Fiscal 2021 and Fiscal 2020 are based on the Summary Compensation Table included in our Proxy Statement for the respective fiscal year.

2023 Proxy Statement	|	75

COMPENSATION TABLES AND RELATED INFORMATION

PEO SCT Total Compensation to CAP Reconciliation
Fiscal Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2022	$9,776,540	($7,799,996)	($476,802)	$1,499,742
2021	$14,875,447	($6,999,984)	$7,398,895	$15,274,358
2020	$14,784,288	($6,375,004)	$20,887,629	$29,296,913

Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation
Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	$3,080,683	($2,180,003)	($173,723)	$726,957
2021	$5,334,752	($2,437,811)	$2,726,852	$5,623,793
2020	$4,920,732	($2,119,999)	$6,333,303	$9,134,036
The amounts in the “Inclusion of Equity Values for PEO” and “Average Inclusion of Equity Values for
Non-PEO
NEOs” columns of the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for PEO ($)	plus, Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for PEO ($)	minus, Fair Value at Last Day of Prior Fiscal Year of Equity Awards that Failed to Meet Applicable Vesting Conditions During Fiscal Year for PEO ($)	plus, Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2022	$7,336,961	($5,395,462)	—	($2,418,301)	—	—	($476,802)
2021	$3,965,380	($230,046)	—	$3,663,561	—	—	$7,398,895
2020	$18,151,526	$3,390,971	—	($654,868)	—	—	$20,887,629

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COMPENSATION TABLES AND RELATED INFORMATION

Fiscal Year	Average Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	plus, Average Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Non-PEO NEOs ($)	minus, Average Fair Value at Last Day of Prior Fiscal Year of Equity Awards that Failed to Meet Applicable Vesting Conditions During Fiscal Year for Non-PEO NEOs ($)	plus, Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	$1,721,366	($1,178,896)	—	($561,504)	($154,689)	—	($173,723)
2021	$1,380,983	($52,866)	—	$1,398,735	—	—	$2,726,852
2020	$5,662,119	$1,227,588	—	($223,666)	($332,738)	—	$6,333,303

(4.)	The Company’s peer group used for compensation benchmarking purposes was utilized for purposes of calculating Peer Group TSR (the “Peer Group”), as follows:

For Fiscal 2022: Abercrombie & Fitch Co.; Bath and Body Works, Inc.; Burberry Group PLC; Capri Holdings Limited; Chico’s FAS, Inc.; Express, Inc., Fossil Group, Inc.; The Gap, Inc.; Guess?, Inc.; Hanesbrands Inc.; Kontoor Brands; Levi Strauss & Co.; lululemon athletica, inc.; PVH CORP.; Ralph Lauren Corporation; Tapestry, Inc.; Under Armour Inc.; Urban Outfitters, Inc; and Victoria’s Secret & Co.;

For Fiscal 2021: Abercrombie & Fitch Co., Burberry Group PLC, Capri Holdings Limited, Chico’s FAS, Inc., Express, Inc., Fossil Group, Inc., The Gap, Inc., Guess?, Inc., Hanesbrands Inc., Kontoor Brands, L Brands Inc., Levi Strauss & Co., lululemon athletica, inc., PVH CORP., Ralph Lauren Corporation, Tapestry, Inc., Under Armour Inc., and Urban Outfitters, Inc.; and for

Fiscal 2020: Abercrombie & Fitch Co., Ascena Retail Group. Inc., Burberry Group PLC, Capri Holdings Limited, Chico’s FAS, Inc., Express, Inc., Fossil Group, Inc., The Gap, Inc., Guess?, Inc., Hanesbrands Inc., J. Crew Group, Inc., L Brands Inc., Levi Strauss & Co., lululemon athletica, inc., PVH CORP., Ralph Lauren Corporation, Tailored Brands, Inc., Tapestry, Inc., Under Armour Inc., and Urban Outfitters, Inc.

TSR for both the Company and the Peer Group is based on an initial $100 investment, measured on a cumulative basis from the market close on January 31, 2020, through and including the end of the fiscal year for which TSR is being presented in the table. TSR calculations reflect reinvestment of dividends. Historical stock performance is not necessarily indicative of future stock performance.

(5.)	Amounts shown are Net Income (Loss) attributable to the Company, as reflected in the Company’s Consolidated Statements of Operations for each of Fiscal 2020, Fiscal 2021, and Fiscal 2022.

(6.)
Adjusted Earnings Before Interest and Taxes (“Adjusted EBIT”) is a
non-GAAP
measure. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP
or adjusted measures. We have identified Adjusted EBIT as our Company-Selected Measure (“CSM”) that represents, in our view, the most important financial performance measure used to link CAP to our performance for Fiscal 2022. This financial performance measure may not have been the most important financial performance measure for Fiscal 2021 and Fiscal 2020, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

2023 Proxy Statement	|	77

COMPENSATION TABLES AND RELATED INFORMATION

Relationship between CAP and Financial Performance Measures

The following charts show graphically the relationships over the past three fiscal years of CAP to PEO and Average CAP to
Non-PEO NEOs,
as compared to our cumulative TSR, net income (loss) and Adjusted EBIT, as well as the relationship between Company TSR and Peer Group TSR. In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the CD&A section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to Fiscal 2022 compensation for our NEOs.
CAP versus Total Shareholder Return: Company and Peer Group
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs, the Company’s cumulative TSR, and the cumulative TSR of our Peer Group over the three most recently completed fiscal years.

CAP versus Net Income (Loss)
SEC rules require that net income be presented as a performance measure in the Pay Versus Performance Table above. The Company does not use net income (loss) to determine compensation levels or incentive plan payouts, and therefore there was not total alignment between CAP and net income (loss).
Specifically, CAP is not aligned with performance of net loss as a financial performance measure for Fiscal 2020. While the Company reported net income of $125 million and $420 million for Fiscal 2022 and Fiscal 2021, respectively, the Company reported a net loss of $209 million for Fiscal 2020. Fiscal 2020 CAP is significantly higher than CAP for both Fiscal 2021 and Fiscal 2022, primarily due to the Company’s stock price at January 30, 2021 versus the Company’s stock price on the grant dates of our Fiscal 2020 equity awards (i.e., versus March 26, 2020 and June 4, 2020), and the resulting increase in fair value of these awards.

78	|

COMPENSATION TABLES AND RELATED INFORMATION

CAP vs. CSM: Adjusted EBIT
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs, and our CSM, Adjusted EBIT
(1)
, during the three most recently completed fiscal years.

Important Financial Performance Measures

The following table sets forth an unranked list of the most important financial performance measures, including the CSM, used by the Company to link CAP (for all NEOs) to Company performance for Fiscal 2022.

Absolute TSR

Adjusted EBIT (1)

Relative TSR

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2023 Proxy Statement	|	79

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote, commonly known as a “Say on Frequency” vote, to indicate how frequently the Company should hold future advisory votes on the compensation of our NEOs. Stockholders may indicate whether they would prefer to have future advisory votes on the compensation of our NEOs every year, every two years, every three years, or they may abstain from voting on this proposal. As discussed in greater detail below, the Board believes that an annual frequency (i.e., one year) is the optimal frequency for the Say on Pay vote. Stockholders are not voting to approve or disapprove the Board’s recommendation.

The Company’s current policy provides for an annual Say on Pay vote. The Board believes that holding an advisory vote on the compensation of our NEOs every year is the most appropriate policy for the Company at this time and recommends that stockholders approve a continued annual advisory vote on NEO compensation. An annual advisory vote allows stockholders to assess and provide feedback on our executive compensation program on a regular basis and facilitates strong communication with and accountability to our stockholders.

The Say on Frequency vote is advisory, and therefore will not be binding on the Company or the Board. The Company currently expects to hold an advisory vote on the compensation of our NEOs in accordance with the option of one, two or three years that receives the highest number of votes cast by stockholders. However, the Board may decide in the future that it is in the Company’s and stockholders’ best interests to hold such an advisory vote more or less frequently, as applicable, than the option approved by our stockholders. Following the Say on Frequency vote at the 2023 Annual Meeting, the next Say on Frequency vote is expected at the 2029 Annual Meeting of Stockholders.

The Board of Directors recommends that the stockholders vote for a frequency of every “ONE YEAR”.

80	|

PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

Background and Summary of 2023 Plan

At the 2023 Annual Meeting, stockholders will be asked to approve the adoption of the American Eagle Outfitters, Inc. 2023 Stock Award and Incentive Plan (the “2023 Plan”) to serve as the successor to the 2020 Stock Award and Incentive Plan (the “2020 Plan”). The Board believes that equity awards are a critical part of our compensation program and that the 2020 Plan and its predecessors, the 2017 Stock Award and Incentive Plan, as Amended and Restated (the “2017 Plan”) and the 2014 Stock Award and Incentive Plan (the “2014 Plan”) (collectively, the “Prior Plans”), have been effective in attracting and retaining employees, non-employee directors, and consultants of outstanding ability. Our compensation philosophy emphasizes equity-based awards because they align the interests of our executive officers, directors, and key employees with those of our stockholders, encourage long-term retention, and incentivize long-term value creation. To enable the Company to continue offering meaningful equity-based incentives to key employees, non-employee directors, and consultants, the Board believes that it is both necessary and appropriate to increase the number of shares available for these purposes.

As a result, on April 24, 2023, our Board, on the recommendation of the Compensation Committee, unanimously approved and adopted the 2023 Plan, subject to stockholder approval. If approved by stockholders at the 2023 Annual Meeting, the 2023 Plan will be effective upon such approval (the “Effective Date”). If approved by stockholders, the 2023 Plan will replace the 2020 Plan, and no further awards will be made under the 2020 Plan after the Effective Date. However, each outstanding award under the Prior Plans, as applicable, will remain outstanding under the applicable plan and will continue to be governed under its terms and any applicable award agreement. If the 2023 Plan is not approved by the Company’s stockholders, the 2020 Plan will remain in effect as it existed immediately prior to the 2023 Annual Meeting, and awards may continue to be made thereunder until the 2020 Plan terminates or is superseded.

The Board believes that the 2023 Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:

✓

Reserve Shares for Future Equity Awards. The 2023 Plan will reserve a sufficient number of shares to enable us to grant equity awards, which is a critical component of our compensation program that is designed to attract, motivate, and retain employees, including our executive officers, non-employee directors, and consultants, whom we expect will contribute to our financial success.

✓	Independent Committee. The 2023 Plan will be administered by our Compensation Committee, which is composed entirely of independent directors who meet NYSE standards for independence.

✓

No Discounted Options or SARs. All options and stock appreciation rights (“SARs”) awarded under the 2023 Plan must have an exercise or base price that is not less than the fair market value of a share of common stock on the date of grant.

✓

Limits on Non-Employee Director Awards. The 2023 Plan contains a limit on the aggregate value of equity awards that may be made, together with any cash fees that may be paid, to non-employee directors in a year.

✓	Minimum Vesting. Under the 2023 Plan, awards generally may not vest in less than one year from the date of grant, subject to certain exceptions discussed below.

✓

No Repricing. The 2023 Plan prohibits any repricing of options and SARs or cash buyouts of underwater options and SARs, unless approved by stockholders or in connection with a corporate transaction involving the Company.

✓

No Liberal Share Recycling of Options or SARs. Shares underlying options and SARs issued under the 2023 Plan will not be recycled into the share pool under the 2023 Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the such awards.

✓

Restrictions on Dividends and Dividend Equivalents. The 2023 Plan prohibits participants from receiving current dividends or dividend equivalents that are paid before the underlying award vests and is paid.

✓	Performance Awards. Under the 2023 Plan, the Compensation Committee may grant performance-based awards to ensure alignment between the interests of award recipients with those of our stockholders.

✓	Clawback Policy. Awards under the 2023 Plan will be subject to clawback under any Company clawback policy or as required by law.

✓	No Tax Gross-Ups. The 2023 Plan does not provide for tax gross-ups with respect to awards.

2023 Proxy Statement	|	81

PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

Determination of Shares To Be Available for Issuance

Increase in Share Pool

The aggregate number of shares of the Company’s common stock that may be issued under the 2023 Plan is (i) 10,617,000 shares, plus (ii) any shares that remained available for issuance under the 2020 Plan as of immediately prior to the Effective Date, plus (iii) any Returning Shares (as defined below), subject to proportionate adjustment in the event of stock splits and similar events. Such shares may be used for all forms of awards under the 2022 Plan and also may be used to settle awards outstanding under a Prior Plan, to the extent shares are not available under the applicable Prior Plan.

When deciding on the number of shares to be available for awards under the 2023 Plan, the Board considered a number of factors, including the number of shares available under the 2020 Plan, the number of shares needed for future awards, a dilution analysis, and the current and future accounting expenses associated with our equity award practices.

Based on our current equity award practices, the Board estimates that the authorized shares under the 2023 Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately three years, in amounts determined appropriate by the Compensation Committee, which will administer the 2023 Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Overhang as of January 28, 2023

The following table sets forth certain information as of January 28, 2023, unless otherwise noted, with respect to the Company’s equity compensation plans:

Stock Options/SARs Outstanding	3,949,586
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$17.01
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	3.96 years
Total Stock-Settled Full-Value Awards Outstanding	4,322,510
Remaining shares available for grant under the 2020 Plan*	4,841,412
Additional shares being requested under the 2023 Plan	10,617,000
Basic common shares outstanding as of the record date (April 14, 2023)	197,343,131

*

For reference purposes, the remaining shares available for grant under the 2020 Plan is denoted as of January 28, 2023. The number of shares to be rolled-over into the 2023 Plan will be equal to the actual number of shares which remain available for grant under the 2020 Plan as of the Effective Date. Upon stockholder approval of the 2022 Plan, no further awards will be made under the 2020 Plan or any Prior Plans.

Dilution Analysis

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain, and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of January 28, 2023, would be 10.8%. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of January 28 2023. The Board believes that this number of shares of common stock represents a reasonable amount of potential equity dilution, which will allow us to continue awarding the equity awards that are vital to our equity compensation program.

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

Burn Rate

The table below sets forth the following information regarding the awards granted under the 2020 Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

All Stock Options Granted in the Applicable Year	÷	Weighted Average Number of Shares of Common Stock Outstanding for the Applicable Year
+
All Full Value Awards Granted in the Applicable Year (time-based awards valued when granted and performance-based awards valued when earned/vested)

	Burn Rate
Award Type	2020	2021	2022	3-Yr. Avg.
A) Stock Options Granted	1,705,000	478,000	1,094,000
B) Restricted Stock Granted	2,729,000	724,000	1,609,000
C) Performance Shares Earned	319,000	418,000	257,000
D) Total Full-Value Shares (Performance Shares Earned) (B+C)	3,048,000	1,142,000	1,866,000
E) Total Grants (Performance Shares Earned) (A+D)	4,753,000	1,620,000	2,960,000
F) Weighted Avg. Shares Outstanding	166,455,000	168,156,000	181,778,000
Burn Rate % (Performance Shares Earned) (E ÷ F)	2.86%	0.96%	1.63%	1.82%

The Board believes that our compensation program, and particularly the granting of equity awards, allows us to align the interests of eligible participants who are selected to receive awards with those of our stockholders. The 2023 Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain executive officers and other key employees, non-employee directors, and consultants who we expect will contribute to our financial success. The Board believes that awards granted pursuant to the 2023 Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the 2023 Plan.

Description of the 2023 Plan

A copy of the 2023 Plan is attached to this Proxy Statement as Appendix B. The following description of certain features of the 2023 Plan is qualified in its entirety by reference to the full text of the 2023 Plan.

Purpose

The purpose of the 2023 Plan is to aid the Company in attracting, retaining, motivating, and rewarding eligible employees, non-employee directors, and consultants. The 2023 Plan aims to provide for equitable and competitive compensation opportunities, recognize individual contributions, reward achievement of Company goals, and promote the creation of long-term value for stockholders.

Plan Administration

The 2023 Plan will be administered by the Compensation Committee (for purposes of this Proposal No. 5, the “Committee”) or such other committee of the Board as may be designated by the Board to administer the 2023 Plan. Each member of such Committee must be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and an independent director under the NYSE listing standards. The full Board may perform any function of the Committee except to the extent limited by NYSE rules, in which case the term Committee refers to the Board.

2023 Proxy Statement	|	83

PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

The Committee has the authority under the 2023 Plan to (i) select eligible persons to become participants; (ii) grant awards; (iii) determine the type and number of awards, the dates on which awards may be exercised and on which the risk of forfeiture or deferral or restricted period relating to awards will lapse or terminate, the acceleration of any such dates, the expiration date of any award, whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, shares of common stock, other awards, or other property, and other terms and conditions of, and all other matters relating to, awards; (iv) prescribe award agreements and rules and regulations for the administration of the 2023 Plan and, in each case, applicable amendments; (v) construe and interpret the 2023 Plan and award agreements and correct defects, supply omissions, or reconcile inconsistencies; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2023 Plan. Decisions of the Committee with respect to the administration and interpretation of the 2023 Plan will be final, conclusive, and binding.

Authorized Shares

The aggregate number of shares of the Company’s common stock that may be issued under the 2023 Plan is (i) 10,617,000 shares, plus (ii) any shares that remained available for issuance under the 2020 Plan as of immediately prior to the Effective Date, plus (iii) any Returning Shares (as defined below), subject to proportionate adjustment in the event of stock splits and similar events.

Shares of common stock to be issued under the 2023 Plan may be authorized but unissued shares of our common stock or previously-issued shares acquired by the Company. As of March 31, 2023, the closing price of a share of our common stock was $13.44.

Share Counting Provisions

Each share underlying stock-settled awards will count as one share against the aggregate number of shares available for issuance under the 2023 Plan. For purposes of share counting, the number of shares to which an award relates will be counted against the aggregate share reserve at the grant date of the award, unless such number of shares cannot be determined at that time, in which case the number of shares actually distributed pursuant to the award shall be counted against the share reserve at the time of distribution. Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other awards will be counted or not counted against the share reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting, but to avoid double counting.

Shares subject to awards, or outstanding awards under a Prior Plan, that terminate or expire unexercised, or are canceled, forfeited, or lapse for any reason, shares underlying awards that are ultimately settled in cash or property other than shares, and shares that are tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award other than an option or SAR (collectively, “Returning Shares”), will again become available for future grants of awards under the 2023 Plan. Under the 2023 Plan, the following shares will not be used to replenish the plan share reserve: (i) shares delivered by the participant or withheld from an option to pay the exercise price; (ii) shares delivered or withheld for the purpose of satisfying a tax withholding obligation relating to an option or SAR; (iii) shares not issued or delivered as a result of the net settlement of an outstanding option or SAR; and (iv) shares repurchased on the open market with the proceeds of option exercises.

Eligibility

The Committee selects participants from among the employees, non-employee directors, and consultants of the Company and its affiliates. As of March 31, 2023, approximately 550 employees and six non-employee directors would be eligible to participate in the 2023 Plan. Based upon Company practice, we do not currently expect to grant equity awards to consultants under the 2023 Plan. As of March 31, 2023, 508 employees and six non-employee directors held awards granted under the Prior Plans. Because our executive officers and non-employee directors are eligible to receive awards under the 2023 Plan, they may be deemed to have a personal interest in the approval of this Proposal No. 5.

Limitations on Awards to Non-Employee Directors

Notwithstanding any other provision of the 2023 Plan to the contrary, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), cannot exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The Committee may make exceptions

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Types of Awards

The 2023 Plan provides for grants of options, SARs, restricted stock, restricted stock units, and other awards convertible into or otherwise based on shares of our stock. Any award may be granted as a performance-based award. Dividend equivalents may also be provided in connection with an award under the 2023 Plan, other than with respect to options or SARs. Such dividend equivalents will be subject to the same vesting terms as applied to the original award to which it relates.

•

Stock options provide the holder with the option to purchase shares of Company common stock and may be designated under the Internal Revenue Code of 1986, as amended (the “Code”), as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees, but not to non-employee directors). The exercise price of an option cannot be less than the fair market value of a share of common stock on the grant date, and the term of an option cannot exceed 10 years from the date of grant.

•

SARs give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Company common stock on the date of exercise over the base price of the award. The base price of a SAR cannot be less than the fair market value of a share of common stock on the grant date, and the term of a SAR cannot exceed 10 years from the date of grant.

•	Restricted stock is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee.

•

Restricted stock units represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future (i.e., following the end of a specified restricted period).

•

Performance-based awards represent restricted stock, restricted stock units, or other awards that provide the holder with right to receive cash, shares of common stock, or other property, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee.

•

Awards in lieu of obligations. The Committee may grant stock as a bonus or grant awards in lieu of other obligations of the Company to pay cash or deliver other property under the 2023 Plan or other plans or compensatory arrangements, subject to terms as established by the Committee.

•

Dividend equivalents entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares underlying an award other than a stock option or SAR. No dividends or dividends equivalents may be paid before the underlying award vests.

•

Other stock-based awards may be granted under the 2023 Plan, which are denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of our common stock. Cash awards also may be granted under the 2023 Plan.

Minimum Vesting Requirement

The Committee has the authority to determine the vesting schedule applicable to each award. Awards granted under the 2023 Plan will include vesting schedules under which no portion of the award will vest earlier than one year from the date of grant, other than: (i) substitute awards granted in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction; (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) any additional awards, up to a maximum of 5% of the available share reserve authorized for issuance under the 2023 Plan (subject to adjustment). The Compensation Committee has discretion to provide for accelerated exercisability or vesting of any award, including in cases of termination of service, death, disability, or a change in control, in the terms of the award agreement or otherwise.

No Repricing

Except in connection with an equitable adjustment or a change in control, without the prior approval of the Company’s stockholders, no option or SAR may be amended to reduce the exercise price or base price, as applicable, below the exercise or base price as of the date the option or SAR was granted. In addition, and except in connection with an equitable adjustment or a change in control, without the prior approval of the Company’s stockholders, no option or SAR may be cancelled or surrendered in exchange for another award or cash when the exercise or base price, as applicable, exceeds the fair market value of one share of stock, and no option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an option or SAR having a higher exercise or base price.

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

Termination of Service

The Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the Committee, except in connection with a change in control, upon a termination of employment all unvested options and SARs will terminate, and all other unvested awards will be forfeited.

Performance Criteria

The performance criteria used by the Committee in establishing goals for performance-based awards may consist of one or more criteria as determined by the Committee, including, without limitation:

•

Earnings or profitability measures (which include (i) net income; (ii) operating income; (iii) income (loss) per common share from continuing operations, either basic or fully diluted; (iv) net income (loss) per common share, either basic or fully diluted; (v) earnings before interest, taxes, depreciation, and amortization; (vi) earnings before interest and taxes; (vii) any pre-established derivative of revenue (gross, operating, or net); (viii) pre-tax operating income; (ix) inventory turnover or inventory shrinkage; (x) sales growth and volumes; (xi) percentage increase in total net revenue or comparable sales; and (xii) economic profit or value created);

•

Expense and efficiency measures (which include (i) gross margins, cost of goods sold, mark-ups or mark-downs; (ii) operating margins; (iii) selling, general and administrative (SG&A) expense; and (iv) other pre-established operating expenses);

•	Return measures (which include (i) total stockholder return; (ii) stock price; (iii) return on assets; (iv) return on investment; (v) return on capital; and (vi) return on equity);

•	Cash flow measures (which include (i) cash flow; (ii) free cash flow; (iii) cash flow return on investment; and (iv) net cash provided by operations);

•	Achievement of balance sheet, income statement, or cash-flow statement objectives;

•

Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; corporate values measures that may be objectively determined, including ethics compliance, environmental, diversity commitment, and safety; and goals relating to acquisitions or divestitures of affiliates; and

•	Other financial, operational, strategic, or individual performance criteria.

Performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, or affiliates and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) past performance of the Company (including the performance of one or more business units, divisions, or affiliates), (iii) performance of one or more peer companies, (iv) performance of a broad market index or an index covering a peer group of companies, or (v) other internal or external measures of the selected performance criteria, including on an individual basis, as appropriate.

Performance criteria that are financial metrics may be determined in accordance with GAAP or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance with respect to a performance criteria may include or exclude: (i) items that are unusual in nature and items that are infrequently occurring; (ii) changes in applicable laws, regulations, or accounting principles; (iii) other events such as restructurings, discontinued operations, asset write-downs, significant litigation or claims, judgments, or settlements, acquisitions or divestitures, reorganizations or changes in the corporate structure or capital structure of the Company, foreign exchange gains and losses, change in the fiscal year of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses, and impairments; or (iv) such other factors as the Committee may determine.

Transferability

In general, awards under the 2023 Plan may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided by the Committee in accordance with the terms of the 2023 Plan. For the avoidance of doubt, no awards may be transferred for value or consideration.

Forfeiture Provisions and Clawback; Hedging and Pledging Policies

The Committee may condition an award (or the right to receive underlying shares, cash, or other property) upon the participant’s compliance with non-compete, non-solicit, non-disparagement, and confidentiality provisions.

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Awards also are subject to forfeiture in the event that a participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower award where the payment was predicated upon the achievement of certain financial results. Awards granted under the 2023 Plan are subject to the terms of the Company’s recoupment, clawback, or similar policy as it may be in effect from time to time or as required by law, as well as any other policy of the Company that applies to awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

Change in Control Provisions

Unless otherwise provided in the award agreement or another operative agreement, the following provisions will apply in the case of a “Change in Control” of the Company (as defined in the 2023 Plan):

With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within 18 months after the effective date of the Change in Control, a participant’s employment is terminated without “Cause” (as such term is defined in the 2023 Plan), then:

•

all of the participant’s outstanding options, SARs, and other outstanding awards (including awards equitably converted or substituted in connection with a Change in Control) pursuant to which the participant may have exercise rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the option or SAR;

•

all time-based vesting restrictions on the participant’s outstanding awards will lapse as of the date of termination, and payment of such awards will be made within 30 days after the date of the participant’s termination; and

•

in the case of a performance-based award, the value of such award will be converted into time-based restricted stock or RSUs and will vest at the end of the performance period, subject to the provisions set forth immediately above, with the value of the award measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such award will be converted into restricted stock or RSUs based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such award will be converted into restricted stock or RSUs based on the award’s target level value.

Upon the occurrence of a change of control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change of control:

•

all outstanding options, SARs, and other outstanding awards to which participants may have exercise rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the option or SAR, provided that the Committee may instead provide for payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation) received by holders of stock in the Change in Control transaction and the exercise price of the applicable option or SAR, if such difference is positive; provided, further, however, that any option or SAR whose exercise price is greater than the per share consideration received by holders of the underlying shares of stock in connection with the Change in Control shall be canceled without payment of any consideration;

•	time-based vesting restrictions on outstanding awards will lapse, and payment of such awards will be made at the time of the Change in Control; and

•

all performance criteria and other conditions to payment of outstanding performance-based awards will be deemed to be achieved or fulfilled, measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such award will be based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such award will be based on the award’s target level value, and payment of such awards on the applicable basis shall be made or otherwise settled at the time of the Change in Control.

Notwithstanding the foregoing, to the extent required by Code Section 409A, an award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Adjustment

In the event of a merger, reorganization, recapitalization, stock dividend, stock split, or other change in corporate structure affecting our common stock, the Committee shall make adjustments in the aggregate number and kind of shares reserved for

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

issuance under the 2023 Plan, in the maximum number of shares that may be granted in any calendar year to any participant, in the number, kind, and exercise price of shares subject to outstanding awards, and such other adjustments as it may determine to be appropriate to ensure that participants are treated equitably and there is no dilution or enlargement of rights.

Amendment and Termination

Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the 2023 Plan shall terminate on the tenth anniversary of the Effective Date.

The Board may amend, suspend, or terminate the 2023 Plan at any time, except that no amendment, suspension, or termination may be made without the approval of the Company’s stockholders if required by applicable law or stock exchange listing requirement, or if the amendment, alteration, or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2023 Plan, or if the Board in its discretion determines that obtaining such stockholder approval is for any reason advisable. For avoidance of doubt, the rights of a participant will not be deemed to have been altered or impaired in any materially adverse respect if, without the consent of the participant, the Committee amends an award to: (i) clarify the manner of exemption from, or to bring the award into compliance with, Code Section 409A; (ii) to correct clerical or typographical errors; or (iii) to comply with other applicable laws. Without the prior approval of the Company’s stockholders, the 2023 Plan may not be amended to permit the repricing of options or SARs, directly or indirectly.

The Committee may amend or terminate outstanding awards; however, such amendments may require the consent of the participant.

Certain Material U.S. Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences with respect to the Company and 2023 Plan participants and is based upon an interpretation of present U.S. federal income tax laws, regulations and decisions, all of which are subject to change. This summary is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2023 Plan or constitute tax advice to the participants. State, local, and foreign tax consequences are not discussed, and may vary from jurisdiction to jurisdiction. Tax consequences may vary with the identity of the recipients and the method of payment or settlement. The Company does not provide tax advice to participants and each participant should rely on his or her own tax advisers regarding federal income tax treatment under the 2023 Plan. To the extent that any awards under the 2023 Plan are subject to Code Section 409A, the following discussion assumes that such awards will be designed to conform to the requirements of Code Section 409A and the regulations promulgated thereunder (or an exception thereto); provided, however, the Company makes no representation that any or all of the awards or payments under the 2023 Plan will be exempt from or comply with Code Section 409A, and makes no undertaking to preclude Code Section 409A from applying. The 2023 Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Code Section 401(a).

Nonstatutory Stock Options

There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2023 Plan. When the optionee exercises a nonstatutory stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the stock option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain (or loss) that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain (or loss), depending on how long the shares were held. The capital gain (or loss) will be short-term if the option shares are disposed of within one year after the nonstatutory stock option is exercised, and long-term if the option shares are disposed of more than 12 months as of the sale date.

Incentive Stock Options

Options issued under the 2023 Plan and designated as incentive stock options are intended to qualify as such under Code Section 422. Under the provisions of Code Section 422 and the related regulations promulgated thereunder, there will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option (note, however, that the difference between the fair market value of the option shares at the time of exercise and the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income). If the optionee holds the option shares for the required holding period of at least two years after the date of grant and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term

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capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, in general, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price (and capital gain on the excess, if any, of the amount realized on the disqualifying disposition over the fair market value of the shares of common stock at the time of exercise), and the Company generally will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the optionee held the shares.

Stock Appreciation Rights

SARs are treated very similarly to non-statutory stock options for federal tax purposes. A participant receiving a SAR under the 2023 Plan will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time the award is granted. When the participant exercises the SAR, however, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of stock (or cash) received upon exercise of the SAR at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the SAR is paid in stock, then any gain (or loss) that the participant realizes when he or she later sells or disposes of the SAR shares will be short-term or long-term capital gain (or loss), depending on how long the shares were held. The capital gain (or loss) will be short-term if the SAR shares are disposed of within one year after the SAR is exercised, and long-term if the SAR shares were held for more than 12 months after exercise.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a restricted stock award is granted, provided that the restricted stock is nontransferable and has not vested (i.e., is no longer subject to a substantial risk of forfeiture). When the restrictions lapse, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the vested stock as of that date (less any amount, if any, he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

If the participant files an election with the Internal Revenue Service under Code Section 83(b), with adequate notice to the Company, within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant, as if the stock was unrestricted, equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be entitled to any deduction, refund, or loss for tax purposes with respect to the tax previously paid pursuant to the Code Section 83(b) election.

If an election under Code Section 83(b) has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made an election under Code Section 83(b), the holding period commences on the date of the grant.

Restricted Stock Units

A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time of grant of a restricted stock unit. Rather, upon receipt of cash, stock or other property in settlement of a restricted stock unit award, the participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or other property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the recipient receives shares of stock upon settlement, then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain, depending on how long the shares have been held.

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Performance-Based Awards.

A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a performance-based award is granted (for example, when the performance goals are established). Upon receipt of cash, stock, or other property in settlement of a performance-based award, the participant will recognize ordinary income equal to the cash, stock, or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Other Equity-Based Awards and Other Cash Awards

A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the participant, subject to any applicable limitations under Code Section 162(m). The federal income tax consequences of other equity-based awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other equity-based awards only to the extent that the recipient realized compensation income in connection with such awards.

Code Section 409A

Section 409A of the Code (“Section 409A”) applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest, and penalties, including a 20% additional income tax. Section 409A has no effect on Federal Insurance Contributions Act (Social Security and Medicare) tax.

The 2023 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A. Restricted stock awards, and stock options and SARs that comply with the terms of the 2023 Plan, are designed to be exempt from the application of Section 409A. Restricted stock units and cash incentive awards granted under the 2023 Plan, whether time-based or performance-based, would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation, certain additional taxes and/or interest charges. Awards under the 2023 Plan are intended to comply with the requirements of Section 409A or an exception thereto. Notwithstanding, Section 409A may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant, though the Company does have an obligation to withhold, remit, and report income and related taxes in compliance with the requirements of Section 409A.

Company Deduction

The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2023 Plan when recognized, subject to the limits of Code Section 162(m). Prior to 2018, Code Section 162(m) imposed a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that met Code requirements for “qualified performance-based compensation.”

The performance-based compensation exemption, the last day of the year determination date, and the exemption of the chief financial officer from Code Section 162(m)’s deduction limit have all been repealed under the Tax Cuts and Jobs Act of 2017 (“Tax Reform”), effective for taxable years beginning after December 31, 2017, such that awards paid under the 2023 Plan to our covered current and former executive officers may not be deductible for such taxable years due to the application of the $1 million deduction limitation. However, under Tax Reform transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to the performance-based compensation exception.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.

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Consequences of Change of Control

If a change of control of the Company causes awards under the 2023 Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company’s deductions under Code Section 280G.

Tax Withholding

The Company and its affiliates have the right to deduct or withhold, or require a participant to remit to the Company and its affiliates, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2023 Plan.

New Plan Benefits

No awards have been granted under the 2023 Plan. All future awards under the 2023 Plan will be made at the discretion of the Committee and Board, as applicable. Therefore, the benefits and amounts that will be received or allocated under the 2023 Plan in the future are not determinable at this time.

The Board recommends that the stockholders vote “FOR” the

approval of the 2023 Stock Award and Incentive Plan.

Equity Compensation Plan Table

The following table sets forth additional information as of the end of Fiscal 2022 about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Column (a)	Column (b)	Column (c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	3,949,586	$17.01	4,841,412
Equity compensation plans not approved by stockholders (2)	—	—	4,882,020
Total	3,949,586	$17.01	9,723,432

(1)	Equity compensation plans approved by stockholders include the 2020 Plan, the 2017 Plan, and the 2014 Plan.

(2)

Equity compensation plan not approved by stockholders includes the Employee Stock Purchase Plan which was instituted prior to the NYSE listing requirement for stockholder approval of such plans and related to the open market purchase of Company stock by our employees through payroll deductions with a Company match of 15% on contributions up to $100 per payroll period as elected by such participating employees and pursuant to the terms of such plan.

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OWNERSHIP OF OUR SHARES

The following table shows, as of April 1, 2023, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned
	Common Stock(1)	Right to Acquire(2)	Total	Percent(3)
5% Beneficial Owners
BlackRock, Inc. (4)	32,726,792	—	32,726,792	16.7%
FMR LLC (5)	28,110,838	—	28,110,838	14.3%
The Vanguard Group (6)	19,051,233	—	19,051,233	9.7%
Jay L. Schottenstein (7)	10,984,671	1,511,927	12,496,598	6.3%

Directors and Executive Officers (8)
Marisa A. Baldwin	2,020	13,508	15,528	*
Sujatha Chandrasekaran	49,440	—	49,440	*
Jennifer M. Foyle	218,260	715,803	934,063	*
Deborah A. Henretta	—	44,947	44,947	*
Michael A. Mathias	69,170	76,319	145,489	*
Andrew J. McLean (9)	56,457	—	56,457	*
Cary D. McMillan	—	158,586	158,586	*
Janice E. Page	87,943	3,360	91,303	*
Michael R. Rempell	183,525	534,591	718,116	*
David M. Sable	42,189	43,243	85,432	*
Noel J. Spiegel (10)	40,000	128,909	168,909	*
All current directors and current executive officers as a group (12 persons in group)	11,694,222	3,232,262	14,926,484	7.5%

*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 1, 2023 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 196,201,341 shares outstanding at April 1, 2023 and the shares that such director or executive officer has the right to acquire upon options exercisable within 60 days of April 1, 2023, share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G/A filed with the SEC on January 5, 2023, BlackRock, Inc. reported beneficial ownership and sole dispositive power of an aggregate amount of 32,726,792 shares. BlackRock, Inc. has sole voting power with respect to 32,169,100 shares, shared voting power with respect to 0 shares, sole dispositive power of 32,726,792 shares and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)

In a Schedule 13G/A filed with the SEC on February 9, 2023, FMR LLC reported beneficial ownership and sole dispositive power of an aggregate amount of 28,110,838 shares. FMR LLC has sole voting power with respect to 28,052,616 shares and shared voting power and shared dispositive power with respect to 0 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

In a Schedule 13G/A filed with the SEC on January 10, 2023, The Vanguard Group reported beneficial ownership of an aggregate amount of 19,051,233 shares. The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 109,435 shares, sole dispositive power with respect to 18,777,799 shares, and shared dispositive power with respect to 273,434 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)

For Mr. Schottenstein, the 12,496,598 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares; (2) shared power to vote and dispose of a revocable trust that owns 1,602,031 shares; (3) shared power to vote and dispose for trusts that own 3,593,903 shares; (4) sole power to vote and dispose of 1,496,954 shares for options exercisable within 60 days of April 1, 2023; (5) sole power to vote and dispose of 14,323 shares for restricted stock units

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OWNERSHIP OF OUR SHARES

vesting within 60 days of April 1, 2023; (6) 2,971,202 shares held by SEI, Inc. (SEI). Mr. Schottenstein serves as Chairman of SEI and has or shares voting power for 60.6% of SEI; (7) 2,611,235 shares held by Schottenstein SEI, LLC (SSEI). (Mr. Schottenstein is the manager of SSEI); and (8) sole power to vote 200,000 shares held by family members pursuant to the terms of a voting agreement that are included under his name in the table.

Excluded from the table are an aggregate of 4,835,370 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 17,331,968 shares or 8.8% of the Company’s common stock as of April 1, 2023.

(8)

The address of each director and executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

(9)

Mr. McLean, former Executive Vice President, Chief Commercial Officer, ceased serving as an executive officer effective September 12, 2022. Shares of common stock were calculated based on the Company’s stock records as of September 12, 2022. No further ownership information was available to the Company after Mr. McLean ceased to be a Section 16 reporting person.

(10)	For Mr. Spiegel, the 40,000 shares disclosed in the table above consist of shares held by Mr. Spiegel’s wife of which Mr. Spiegel is not deemed the beneficial owner.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each non-employee director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

As of the end of Fiscal 2022, each director owned shares in excess of these guidelines.

Management

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executives are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership guideline attainment.

Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long-term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. As of the Record Date of this Proxy Statement, the CEO and the other NEOs are in compliance with their requirement with the exception of Mr. Mathias and Ms. Baldwin, each of whom have either joined the company or have been appointed as an executive officer within the last three years. Mr. Mathias became an executive officer in 2020 and Ms. Baldwin joined the Company in 2021. Both executives are on track to meet the requirements within a reasonable timeline and are subject to trading restrictions until the requirement has been met.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our common stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4, and 5, as applicable, filed on EDGAR and the representations of the reporting persons, for Fiscal 2022, we have determined that our executive officers, directors and greater-than-ten-percent beneficial owners filed their beneficial ownership and changes in ownership reports with the SEC in a timely manner, other than one Form 4 for Mr. Sable, which was inadvertently filed late due to an administrative error.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 14, 2023, the record date for the 2023 Annual Meeting, are entitled to vote at the 2023 Annual Meeting. As of the record date, there were 197,343,131 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the nominees for Class I directors listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023;

•	FOR Fiscal 2022 Say on Pay Vote;

•	ONE YEAR for advisory vote on the frequency of future advisory votes on executive compensation; and

•	FOR approval of the 2023 Stock Award and Incentive Plan.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2021 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC for the electronic distribution of proxy materials. On April 26, 2023, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

We encourage stockholders to vote before the 2023 Annual Meeting. If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote at the virtual annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form (“VIF”) along with a Proxy Statement. You should follow the instructions on the Notice or the VIF in order to ensure that your vote is counted. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting website.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice should be received by the Company prior to the 2023 Annual Meeting. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting virtually and voting online.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by virtually attending the 2023 Annual Meeting and voting online.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2023 Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 197,343,131 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors, or the non-binding, advisory approval of the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 3, your shares will not be counted for those proposals. We urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware and our shares are listed on the NYSE. As a result, the Delaware General Corporation Law (“DGCL”) and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders.

Under our Bylaws, in an uncontested election, each director is to be elected by stockholders by the vote of a majority of votes cast. Our Bylaws provide that a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Under our Bylaws, votes cast include votes “against” and exclude “abstentions” with respect to that director’s election.

Under the DGCL, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Items 2, 3, 4 and 5 appearing on the proxy card.

The following table outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the 2023 Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established, the following voting requirements and related effect of abstentions and broker non-votes on each item for stockholder approval apply.

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions(1)	Effect of Broker Non-Votes(2)
Item 1 – Election of Class I Directors	“For,” “Against,” or “Abstain” for each nominee	FOR each nominee	Majority of the votes cast	None	None
Item 2 – Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2023	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Item 2	Abstentions are treated as votes “against.”	Brokers have discretion to vote on Item 2
Item 3 – Fiscal 2022 Say on Pay Vote	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Item 3	Abstentions are treated as votes “against.”	None

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions(1)	Effect of Broker Non-Votes(2)
Item 4 – Advisory vote on the frequency of future advisory votes on executive compensation	“One Year,” “Two Years” or “Three Years” or “Abstain”	1 YEAR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Item 4	Abstentions are treated as votes “against.”	None
Item 5 – Approval of the 2023 Stock Award and Incentive Plan	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Item 5	Abstentions are treated as votes “against.”	None

(1)

Under the DGCL, shares that abstain with respect to Items 2, 3, 4 and 5 constitute shares that are present and entitled to vote and, accordingly, have the practical effect of being voted “against” such items.

(2)

Under NYSE rules, Item 2 is considered a “routine” proposal on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Items 1, 3, 4 and 5 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions. Accordingly, broker non-votes will not be counted toward the tabulation of votes on Items 1, 3, 4 and 5.

How can I participate in the virtual Annual Meeting?

The 2023 Annual Meeting will be virtual-only. You will be able to attend the virtual meeting by first registering at http://viewproxy.com/ae/2023/htype.asp. You will receive a meeting invitation by email with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting.

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting.

If you are a registered holder, your virtual control number will be on your Notice of Internet Availability of Proxy Materials or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/ae/2023/htype.asp. On the day of the Annual Meeting, you may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

How can I request technical assistance during the Annual Meeting?

There will be technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in by 10:45 a.m. ET on June 7, 2023 (15 minutes prior to the start of the meeting is recommended), the day of the meeting, so that any technical difficulties may be addressed before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone, or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses, and other custodians and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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SUBMISSION OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Can I nominate someone for election to the Board?

Yes, for election at the 2024 Annual Meeting of Stockholders. You may do so by delivering to the Corporate Secretary, no earlier than February 8, 2024 and no later than March 9, 2024, a notice stating (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Section 10 of our Bylaws. Our Certificate of Incorporation and Bylaws are available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•

Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203;

•

To be timely, a stockholder’s notice generally must be delivered not earlier than the close of business on the 90th day, and not later than the close of business on the 60th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2023 Annual Meeting, no earlier than March 9, 2024 and no later than April 9, 2024);

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 under the Exchange Act (“Rule 14a-8”); and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by the Company (addressed to the attention of the Corporate Secretary) by December 28, 2023 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 28, 2023 at our principal executive offices as specified herein. Any stockholder proposal submitted outside the processes of Rule 14a-8 for presentation at our 2024 Annual Meeting of Stockholders will be considered untimely under our Bylaws if notice thereof is received before February 8, 2024 or after March 9, 2024. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware and must otherwise conform to applicable requirements of the proxy rules of the SEC and our Certificate of Incorporation and Bylaws.

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OTHER MATTERS

The only business that management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2022, as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Senior Vice President of Corporate Communications and Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

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APPENDIX A

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement and stockholder letter include information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including consolidated and segment adjusted operating income and EBIT, excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP consolidated financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the company’s business and operations

OPERATING INCOME

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Q1	Q2	Q3		Q4

	2022	2022	2022	2019	2022	2019

Operating Income	$41,902	$14,014	$117,548	$103,102	$73,582	$476

Adjustment(1)	—	—	—	—	22,209	76,223

Adjusted Operating Income	$41,902	$14,014	$117,548	$103,102	$95,791	$76,699

(1)	For Q4 2022, $22.2 million pre-tax impairment and restructuring charges. For Q4 2019, $76.2 million pre-tax impairment and restructuring charges.

2023 Proxy Statement	|	A-1

APPENDIX A

OPERATING INCOME BY SEGMENT

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	American Eagle	Aerie	Corporate and Other(1)	Total

52 Weeks Ended January 28, 2023

Operating income (loss)	$528,369	$163,915	$(445,237)	$247,047

Impairment and restructuring charges	$13,037	$3,552	$5,620	$22,209

Adjusted operating income (loss)	$541,406	$167,467	$(439,617)	$269,256

% of Revenue	16.6%	11.1%		5.4%

52 Weeks Ended January 29, 2022

Operating income (loss)	$785,729	$212,287	$(406,951)	$591,065

Asset impairment charges	$10,231	$1,713	$—	$11,944

Adjusted operating income (loss)	$795,960	$214,000	$(406,951)	$603,009

% of Revenue	22.4%	15.5%		12.0%

52 Weeks Ended January 30, 2021

Operating income (loss)	$93,029	$60,298	$(424,672)	$(271,345)

Impairment, restructuring and COVID-19 related charges	$144,486	$52,849	$82,491	$279,826

Adjusted operating income (loss)	$237,515	$113,147	$(342,181)	$8,481

% of Revenue	8.7%	11.4%		0.2%

52 Weeks Ended February 1, 2020

Operating income (loss)	$484,078	$47,465	$(298,198)	$233,345

Impairment and restructuring charges	$41,657	$20,261	$18,576	$80,494

Adjusted operating income (loss)	$525,735	$67,726	$(279,622)	$313,839

% of Revenue	15.1%	8.5%		7.3%

(1)

Corporate and Other includes revenue and operating results of the Todd Snyder and Unsubscribed brands, and the Supply Chain Platform, which have been identified as operating segments but are not material to disclose as separate reportable segments. Corporate operating costs represents certain costs that are not directly attributable to another reportable segment.

A-2	|

APPENDIX A

EARNINGS BEFORE INTEREST AND TAXES

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Fiscal 2020			Fiscal 2021			Fiscal 2022
	GAAP	Adjustment(1)	NON-GAAP	GAAP	Adjustment(1)	NON-GAAP	GAAP	Adjustment(1)	NON-GAAP

Income before taxes	$(292,273)	$(292,097)	$(176)	$558,922	$42,372	$601,294	$178,494	$86,930	$265,424

Add back: Interest income, net	$24,610	12,272	$12,338	$34,632	18,519	16,113	$14,297	—	$14,297

Earnings Before Interest and Taxes	$(267,663)	$279,825	$12,162	$593,554	$23,853	$617,407	$192,791	$86,930	$279,721

(1)	For Fiscal 2020, $279.8 million pre-tax impairment, COVID-19 and restructuring charges and $12.5 million of non-cash interest expense
For Fiscal 2021, $11.9 million pre-tax impairment charges, $11.9 million of reorganization charges and $18.5 million of non-cash interest expense
For Fiscal 2022, $22.2 million pretax impairment and restructuring charges and $64.7 million of debt related charges

2023 Proxy Statement	|	A-3

APPENDIX B

AMERICAN EAGLE OUTFITTERS, INC.

2023 STOCK AWARD AND INCENTIVE PLAN

1. Purpose. The purpose of this 2023 Stock Award and Incentive Plan (as amended from time to time, the “Plan”) is to aid American Eagle Outfitters, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating, and rewarding Employees, Consultants, and Non-Employee Directors of the Company or its Affiliates, provide for equitable and competitive compensation opportunities, recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants (as defined below) with those of the Company’s stockholders.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Affiliate” means (i) any Subsidiary or Parent or (ii) an entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or any combination of the foregoing, together with any related right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) that have been designated by the Participant in the Participant’s most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

(d) “Board” means the Company’s Board of Directors.

(e) “Cause” means, unless otherwise determined by the Committee, or otherwise provided in an Award document, as defined in any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company or an Affiliate of the Company then in effect:

(i)	the Participant’s willful and continued failure to substantially perform Participant’s duties;

(ii)	any fraudulent conduct by the Participant in connection with the Participant’s duties;

(iii)	an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement;

(iv)	conviction of, or entrance of a plea of guilty or no contest to a felony under federal or state law; or

(v)

the willful violation by the Participant of the Company’s written policies that could reasonably be expected to result in material harm to the business condition or reputation of the Company or any of its Affiliates;

provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness. As to the grounds stated in the above-mentioned clauses (i) and (v), such grounds will only constitute Cause once the Company has provided Participant with written notice and Participant has failed to cure such issue within 30 days.

(f) A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i)

The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or successor provisions (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or successor provisions (“beneficial ownership”)) of more than 50% or more of either (1) the

2023 Proxy Statement	|	B-1

APPENDIX B

then-outstanding shares (the “Outstanding Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Shares”); provided, however, that for purposes of this definition, the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor; or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(ii)

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of beneficial ownership of 30% or more of the Outstanding Voting Shares; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

(iii)

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of assets of the Company having a total gross fair market value equal to or more than 40% of the total gross fair market value of the Company’s assets immediately before such acquisition; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (B) any acquisition by any entity pursuant to a transaction that complies with subsections (v) (A), (B), and (C) below;

(iv)

A majority of individuals who serve on the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(v)

Consummation of a reorganization, merger, recapitalization, reverse stock split, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Shares and the Outstanding Voting Shares immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “CIC Parent”)) in substantially the same proportions as their ownership immediately before such Business Combination of the Outstanding Shares and the Outstanding Voting Shares, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a CIC Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or CIC Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed before the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a CIC Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

(vi)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, solely with respect to an Award the Committee determines is subject to the provisions of Section 409A (and not exempted therefrom), and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a “change in control event,” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

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(g) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(h) “Committee” means the Compensation Committee of the Board or such other committee of directors as may be designated by the Board from time to time, which shall consist of two or more members who are not current or former officers or employees of the Company, who are “Non-Employee Directors” to the extent required by and within the meaning of Rule 16b-3 and who are independent directors pursuant to the listing requirements of the New York Stock Exchange (“NYSE”). The members shall be appointed by the Board, and any vacancy on the Committee shall be filled by the Board. The inadvertent failure of any member of the Committee to meet the qualification requirements of a “Non-Employee Director” under Rule 16b-3 or an independent director under NYSE rules shall not invalidate or otherwise impair any actions taken or awards granted by the Committee. The full Board may perform any function of the Committee hereunder except to the extent limited under NYSE rules, in which case as used in this Plan the term “Committee” shall refer to the Board.

(i) “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

(j) “Disability” means, except as otherwise defined in an Award document, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

(k) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents shall not be permitted on Options and SARs. An adjustment referenced in Section 11(c) shall not be considered a “Dividend Equivalent.”

(l) “Effective Date” means the effective date specified in Section 11(o).

(m) “Eligible Person” has the meaning specified in Section 5.

(n) “Employee” means any person treated as an employee (including an officer of the Company or member of the Board who also is treated as an employee) in the records of the Company or any Affiliate of the Company, and with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Code Section 422; provided, however, that neither Service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or such other person not on the payroll of the Company or any Affiliate of the Company. The Company will determine in good faith and in its sole discretion whether a person has become or ceased to be an Employee, and the effective dates of such person’s employment and termination of employment.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(p) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported; provided however, that Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR shall conform to requirements so as to exempt them from Code Section 409A.

(q) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder.

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(r) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

(s) “Option” means a right, granted under this Plan, to purchase Stock.

(t) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(u) “Outstanding Prior Plan Awards” mean Awards that were granted under a Prior Plan that remain outstanding as of the Effective Date.

(v) “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(w) “Non-Employee Director” means a member of the Board who is not a common law employee of the Company or any of its Subsidiaries or Affiliates.

(x) “Parent” means a corporation, limited liability company, partnership or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(y) “Participant” means a person who has been granted an Award under the Plan, which Award remains outstanding.

(z) “Prior Plans” means the 2014 Stock Award and Incentive Plan, 2017 Stock Award and Incentive Plan as Amended and Restated and the 2020 Stock Award and Incentive Plan.

(aa) “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” or “RSU” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified restricted period.

(cc) “Retirement” means, in the case of an Employee, a termination of Service (other than by death, Disability or for Cause) at or after having achieved a combination of years of age and years of employment by the Company or any Affiliate which equal or exceed 70 years, or such other combination of age and years of Service as may be fixed from time to time by the Committee. With respect to a Non-Employee Director, “Retirement” means termination of Service on the Board with the consent of the remaining Directors. Consultants are not eligible for Retirement under the Plan.

(dd) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ee) “Service” means a Participant’s work with the Company or an Affiliate of the Company as an Employee or Consultant or as a Non-Employee Director. For purposes of determining when payment of a 409A Award should be made, a Participant will be considered to have terminated or separated from Service in accordance with Code Section 409A and the guidance promulgated thereunder.

(ff) “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(gg) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

(hh) “Subsidiary” means any corporation, limited liability company, partnership or other entity in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the chain owns stock or other ownership interests possessing at least fifty percent (50%) of the total combined voting power in one (1) of the other entities in the chain. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by and under the direction of the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral or restricted period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards

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(such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to Non-Employee Directors.

(b) Manner of Exercise of Committee Authority. Except as provided below, the Committee may, to the extent that any such action will not prevent the Plan or any award under the Plan from complying with Rule 16b-3, the rules of the NYSE applicable to companies listed for trading thereon or any other law, delegate any of its authority hereunder to such persons as it deems appropriate. The Committee shall not delegate its authority to amend, suspend or terminate the Plan.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or Employee, the Company’s independent registered public accounting firm, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee acting at the direction or on behalf of the Committee or a delegatee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Shares Authorized. The maximum number of shares of Stock that may be issued in respect of Awards granted under this Plan shall be (i) 10,617,000 shares, plus (ii) any shares that remained available for issuance under the 2020 Stock Award and Incentive Plan as of immediately prior to the Effective Date, plus (iii) any Returning Shares (as defined below), subject to adjustment as provided in Section 11(c) (collectively, the “Share Reserve”). The Share Reserve may be used for all forms of Awards hereunder and may also be used to settle Outstanding Prior Plan Awards to the extent shares are not available under the applicable Prior Plan. Each share issued under this Plan pursuant to an Award, or to settle an Outstanding Prior Plan Award, shall reduce the Share Reserve by one share. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as Outstanding Prior Plan Awards shall remain outstanding.

(b) Share Counting.

(i)

For purposes of Section 4(a), the number of shares to which an Award relates shall be counted against the Share Reserve at the grant date of the Award, unless such number of shares cannot be determined at that time, in which case the number of shares actually distributed pursuant to the Award shall be counted against the Share Reserve at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the Share Reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting, but to avoid double counting.

(ii)

If any shares to which an Award relates or, on or after the Effective Date, shares subject to any Outstanding Prior Plan Awards are (A) forfeited, cancelled or payment is made to the Participant in the form of cash, cash equivalents or other property other than shares; (B) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or SAR, or an Outstanding Prior Plan Award other than an option or SAR; or (C) otherwise terminate without payment being made to the Participant in the form of shares, such shares shall be added back to the Share Reserve (such shares, the “Returning Shares”).

(iii)

Notwithstanding the foregoing, the following shares shall not be added back to the Share Reserve: (A) shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Option , to pay the exercise price, (B) shares that are delivered or withheld for purposes of satisfying a tax withholding obligation relating to an Option or SAR, (C) shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, or (D) shares repurchased on the open market with the proceeds of the exercise price of an Option.

(iv)

Subject to applicable stock exchange requirements, substitute awards shall not count against the Share Reserve, nor shall shares subject to a substitute award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in Section 4(b)(ii).

(v)	Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.

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APPENDIX B

5. Eligibility.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an Employee, a Consultant, a Non-Employee Director of the Company or any Affiliate of the Company, and potential Employees who have been extended an offer of employment by the Company or an Affiliate of the Company, provided that such prospective Employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or an Affiliate of the Company. Eligible Persons who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code. An Employee on leave of absence may be considered as still in the employ of the Company or an Affiliate of the Company for purposes of eligibility for participation in the Plan. Holders of awards granted by a company or business (i) acquired by the Company or an Affiliate of the Company, or (ii) with which the Company or an Affiliate combines, are eligible for grants of substitute awards as provided in Section 8(a) granted in assumption of or in substitution for such outstanding awards previously granted under such other plans in connection with such acquisition or combination transaction.

(b) Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the maximum number of shares of Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(j)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Service by the Participant and terms permitting a Participant to make elections relating to their Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)

Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-statutory Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business (x) acquired by the Company or an Affiliate of the Company, or (y) with which the Company or an Affiliate of the Company combines may be granted with an exercise price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A or, in the case of Incentive Stock Options, Code Section 422.

(ii)

Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(j) and 11(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any Affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify). Notwithstanding the foregoing, the Committee may provide that if on the last day of the Option term, the Fair Market Value of a share of Common Stock exceeds the exercise price by a specified amount, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by

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withholding shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that no extension will be made if the Fair Market Value of a share of Stock relating to such Option at the date the initial term would otherwise expire is below the exercise price of the Option.

(iii)

ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. As such, ISOs may be granted only to Employees. ISOs may not be granted to any Employee that would permit the aggregate Fair Market Value (determined on the date of grant) of the Stock with respect to which ISOs are exercisable for the first time by such Employee during any calendar year to exceed $100,000. Any excess shall be deemed to be a non-statutory Option. if Stock acquired upon exercise of an ISO is disposed of by an Employee before the expiration of either two (2) years from the date of grant of such ISO or one year from the transfer of Stock to such Employee pursuant to the exercise of such ISO, or in any other disqualifying disposition within the meaning of Code Section 422, such Employee shall notify the Committee in writing of the date and terms of such disposition and shall cooperate with the Committee with respect to any tax withholding required or resulting from such disqualifying dispositions.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i)

Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of a SAR shall not be less than the Fair Market Value of a share of Stock on the grant date of such SAR; provided, however, that the grant price of a SAR that is granted subsequent to the related Option may be less than Fair Market Value on the grant date if it is equal to the exercise price of the related Option so long as such subsequently granted SAR does not cause a Non-409A Award to become subject to Code Section 409A or cause a 409A Award to violate Code Section 409A. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business (x) acquired by the Company or an Affiliate of the Company, or (y) with which the Company or an Affiliate of the Company combines may be granted with a grant price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A.

(ii)

Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of a SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company. Notwithstanding the foregoing, the Committee may provide that if on the last day of the term of a SAR the Fair Market Value of one Share exceeds the grant price per Share of the SAR, the Participant has not exercised the SAR or the tandem Option (if applicable), and neither the SAR nor the Option has expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of shares (or cash) required for withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that no extension will be made if the Fair Market Value of a share of Stock relating to such SAR at the date the initial term would otherwise expire is below the grant price of the SAR.

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APPENDIX B

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)

Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future Service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon.

(ii)

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)

Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)

Dividends and Splits. Subject to Section 8(e), as a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock in cash, which shall be subject to the same vesting terms as applied to the original Restricted Stock to which it relates, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same vesting terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles, subject to the same vesting terms as applied to the original Restricted Stock to which it relates and to such other terms as the Committee shall determine or permit a Participant to elect.

(e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

(i)

Award and Restrictions. Unless otherwise specified by the Committee, issuance of Stock will occur upon expiration of the restricted period specified for an Award of RSUs by the Committee (or, if permitted by the Committee, as elected by the Participant in accordance with a valid election pursuant to the terms set forth in Section 8(c)). In addition, RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the restricted period or at earlier specified times (including based on achievement of performance goals and/or future Service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restricted period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the RSU), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(f) Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or an Affiliate of the Company to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. Subject to Section 8(e), the Committee is authorized to grant Dividend Equivalents to a Participant in connection with the grant of an Award (other than Options or SARs). Such dividend equivalents shall be subject to the same vesting terms as applied to the original Award to which it relates.

(h) Other Stock Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise

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APPENDIX B

based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Affiliates or other business units of the Company. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7. Performance-Based Awards.

(a) Performance-Based Awards Generally. Any form of Award permitted under this Plan may be granted as a performance-based Award. Performance-based Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a performance-based Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such performance criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Subject to Section 8(e), Dividend Equivalents distributed in connection with performance-based Awards shall be subject to restrictions and a risk of forfeiture to the same extent as the underlying Award with respect to which Stock or other property has been distributed.

(b) Performance Goals and Criteria.

(i)

Performance Goals. The performance goal(s) for performance-based Awards may be based on a targeted level or levels of performance with respect to one or more objective or subjective performance criteria, as specified by the Committee. The Committee may determine that a performance-based Award shall be granted, exercised and/or settled upon achievement of one or more performance goals as a condition to the grant, exercise and/or settlement of such performance-based Award. Performance goals may differ for performance-based Awards granted to any one Participant or to different Participants.

(ii)

Performance Criteria. The performance criteria used by the Committee in establishing goals for performance-based Awards may consist of one or more criteria as determined by the Committee, including, without limitation:

(A)

Earnings or profitability measures (which include (i) net income, (ii) operating income, (iii) income (loss) per common share from continuing operations, either basic or fully diluted; (iv) net income (loss) per common share, either basic or fully diluted; (v) earnings before interest, taxes, depreciation, and amortization; (vi) earnings before interest and taxes, (vii) any pre-established derivative of revenue (gross, operating, or net), (viii) pre-tax operating-income, (ix) inventory turnover or inventory shrinkage, (x) sales growth and volumes, (xi) percentage increase in total net revenue or comparable sales, and (xii) economic profit or value created);

(B)

Expense and efficiency measures (which include (i) gross margins, cost of goods sold, mark-ups or mark-downs; (ii) operating margins; (iii) selling, general and administrative (SG&A) expense; and (iv) other pre-established operating expenses);

(C)	Return measures (which include (i) total stockholder return, (ii) stock price, (iii) return on assets, (iv) return on investment, (v) return on capital, and (vi) return on equity);

(D)	Cash flow measures (which include (i) cash flow, (ii) free cash flow, (iii) cash flow return on investment, and (iv) net cash provided by operations);

(E)	Achievement of balance sheet, income statement, or cash-flow statement objectives;

(F)

Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; corporate values measures that may be objectively determined, including ethics compliance, environmental, diversity commitment, and safety and goals relating to acquisitions or divestitures of Affiliates; and

(G)	Other financial, operational, strategic or individual performance criteria.

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APPENDIX B

Performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, or Affiliates and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more business units, divisions, or Affiliates), (iii) the performance of one or more peer companies, (iv) the performance of a broad market index or an index covering a peer group of companies, or (v) other internal or external measures of the selected performance criteria, including on an individual basis, as appropriate.

Performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance with respect to a performance criteria may include or exclude (i) items that are unusual in nature and items that are infrequently occurring, (ii) changes in applicable laws, regulations, or accounting principles, (iii) other events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; or (iv) such other factors as the Committee may determine.

(iii)	Performance Period. Achievement of performance goals in respect of performance-based Awards shall be measured over a performance period, as specified by the Committee.

(iv)

Settlement of Performance Awards; Other Terms. Settlement of performance-based Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such performance-based Awards. The Committee shall specify the circumstances in which such performance-based Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such performance-based Awards.

(c) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified goals relating to performance-based Awards, and the amount of any final performance-based Award shall be recorded in writing.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate of the Company, or any business entity to be acquired by the Company or an Affiliate of the Company or with which the Company or an Affiliate of the Company combines, or any other right of a Participant to receive payment from the Company or any Affiliate of the Company; provided, however, that (i) a 409A Award may not be granted in tandem with a Non-409A Award and (ii) such Awards are subject to the prohibitions in the second and third sentences of Section 11(e) with respect to Options and SARs. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan (including Sections 11(j) and (k)) and any applicable Award document, payments to be made by the Company or an Affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 11(j) and (k) and so long as such an acceleration does not cause a Non-409A Award to become subject to Code Section 409A. Subject to Section 11(k), installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee and consistent with the requirements of Code Section 409A. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon

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APPENDIX B

application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

(d) Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) shares of Stock delivered in lieu of fully vested cash obligations, (iii) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 11(c)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of termination of Service, death, Disability or a Change in Control, in the terms of the Award document or otherwise.

(e) Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is unvested, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or SARs.

9. Change in Control.

(a) Effect of “Change in Control.” The provisions of this Section 9 shall apply in the case of a Change in Control, unless otherwise provided in the Award document or another written agreement, plan or policy with a Participant governing an Award.

(i)

Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity of the Change in Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change in Control, if within 18 months after the effective date of the Change of Control, a Participant’s employment or service is terminated by the Company without Cause (excluding voluntary resignation, death, Disability, or Retirement), then:

(A)

all of the Participant’s outstanding Options, SARs and other outstanding Awards (including Awards equitably converted or substituted in connection with a Change in Control) pursuant to which the Participant may have exercise rights shall become fully exercisable as of the date of such termination, and shall thereafter remain exercisable until the earlier of (1) the expiration of the original term of the Award and (2) the later of (i) ninety (90) days from the termination of employment or service and (ii) such longer period provided by the applicable Award document;

(B)

all time-based vesting restrictions on the Participant’s outstanding Awards (other than Options, SARs and other Awards pursuant to which the Participant may have exercise rights) shall lapse as of the date of the Participant’s termination, and such Awards shall be settled or paid within thirty (30) days after the date of the Participant’s termination; and

(C)

in the case of a performance-based Award, then the value of such Award will be converted into Restricted Stock or RSUs and will vest at the end of the performance period, subject to the provisions set forth in Section 9(a)(i)(B) in the event of Participant’s termination, with the value of the Award measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock or RSUs based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock or RSUs based on the Award’s target level value;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award documents to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be non-statutory Options.

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APPENDIX B

(ii)

Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:

(A)

all outstanding Options, SARs and other outstanding Awards pursuant to which Participants may have exercise rights shall become fully exercisable as of the time of the Change in Control, and shall thereafter remain exercisable for a period of ninety (90) days or until the earlier expiration of the original term of the Award; provided, however, that the Committee may instead provide that the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Stock in the Change in Control transaction and the exercise price of the applicable Option or SAR, if such difference is positive; provided further, however, that any Option or SAR whose exercise price is greater than the per share consideration received by holders of the underlying shares of Stock in connection with the Change in Control shall be cancelled without payment of any consideration;

(B)	all time-based vesting restrictions on outstanding Awards shall lapse as of the time of the Change in Control, and such Awards shall be settled or paid at the time of the Change in Control; and

(C)

all performance criteria and other conditions to payment of outstanding performance-based Awards shall be deemed to be achieved or fulfilled, measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such Award will be based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such Award will be based on the Award’s target level value, and payment of such Awards on the applicable basis shall be made or otherwise settled at the time of the Change in Control;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award documents to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be non-statutory Options.

(iii)

For the purposes of this Plan, an Award shall be considered assumed by the surviving entity or otherwise equitably converted or substituted if following the applicable transaction the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether Stock, cash or other securities or property) received in the applicable transaction by holders of shares of Stock for each share of Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Award, for each share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

10. Additional Award Forfeiture Provisions. The Committee may condition an Eligible Person’s right to receive a grant of an Award, or a Participant’s right to exercise an Award, to retain Stock, cash or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other property received upon sale of Stock acquired in connection with an Award, upon the Participant’s compliance with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, Directors and Affiliates, or other requirements applicable to the Participant, as determined by the Committee, at the time of grant or otherwise, including during specified periods following termination of Service.

In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the reduction in amount of such Award as determined by

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APPENDIX B

the Committee (i) the Award will be cancelled and (ii) the Participant will forfeit (A) the shares of Stock received or payable on the vesting or exercise of the Award and (B) the amount of the proceeds of the sale or gain realized on the vesting or exercise of the Award (and the Participant may be required to return or pay such shares of Stock or amount to the Company). The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. The provisions of this Section 10 shall be amended to the extent necessary to comply with final rules issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act by the Securities and Exchange Commission and the principal stock exchange or market on which the Stock is traded.

Without limiting the generality of the foregoing, Awards granted under the Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any other policy of the Company that applies to Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(j), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or an Affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or their guardian or legal representative, except that Awards and other rights (other than ISOs) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission), and provided further, that no transfer for value or consideration will be permitted. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which (1) are authorized for grant under Section 4(a), (2) the number and kind of shares of Stock subject to or deliverable in respect of outstanding

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APPENDIX B

Awards, and (3) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Affiliate of the Company or other business unit of the Company, or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d) Tax Provisions.

(i)

Withholding. The Company and any Affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless (x) withholding of any additional amount of Stock will not result in additional accounting expense to, or adverse tax compliance implications for, the Company and (y) is otherwise permitted by the Company.

(ii)

Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)

Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the NYSE or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan (other than in connection with an equitable adjustment pursuant to Section 11(c) above) or amend any other provision of the Plan that expressly requires stockholder approval, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination either is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation. For avoidance of doubt, the rights of a Participant will not be deemed to have been altered or impaired in any materially adverse respect if, without the consent of the Participant, the Committee amends an Award to: (i) clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A, (ii) to correct clerical or typographical errors, or (iii) to comply with other applicable laws. Notwithstanding any provision in this Plan to the contrary except in connection with an equitable adjustment under Section 11(c) or a Change in Control, without the prior approval of the Company’s stockholders, no Option or SAR may be amended to reduce the exercise price per share of the shares of Stock subject to such Option or the grant price of such SAR, as applicable, below the exercise price or grant price as of the date the Option or SAR is granted. In addition, and except in connection with an equitable

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APPENDIX B

adjustment under Section 11(c) or a Change in Control, without the prior approval of the Company’s stockholders, no Option or SAR may be cancelled or surrendered in exchange for another Award or cash when the exercise or grant price per share of Stock exceeds the Fair Market Value of one share of Stock and no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR having a higher exercise or grant price.

(f) Right of Setoff. The Company or any Affiliate of the Company may, to the extent permitted by applicable law and Section 409A, deduct from and set off against any amounts the Company or an Affiliate of the Company may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A or an applicable exception, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, any distribution subject to Section 409A(a)(2)(A)(i) (separation from Service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i), and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Section 409A for such Award. Notwithstanding anything in the Plan or any Award document to the contrary, each Participant shall be solely responsible for the tax consequences of Awards, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under Section 409A, the Company does not represent or warrant that the Plan or any Award complies with Section 409A or any other provision of federal, state, local or other tax law.

(k) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(l) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(1) in a manner that is inconsistent with the express terms of

2023 Proxy Statement	|	B-15

APPENDIX B

the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(m) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or Service of the Company or an Affiliate of the Company, (ii) interfering in any way with the right of the Company or an Affiliate of the Company to terminate any Eligible Person’s or Participant’s Service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. The Company makes no representation that any or all of the Awards or payments under this Plan will be exempt from or comply with Section 409A, and makes no undertaking to preclude Section 409A from applying.

(n) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(o) Plan Effective Date and Termination. The Plan shall become effective on June 7, 2023, provided that the Plan is approved by the stockholders of the Company at a stockholders’ meeting held on such date (or, if the meeting or vote is postponed, such later date that a stockholder vote is taken to approve the Plan) (the “Effective Date”). If the Plan is not so approved at such meeting, then the Prior Plan as in effect immediately prior to the Effective Date shall remain in effect. Upon effectiveness, no further awards shall be granted under the Prior Plans, but any outstanding awards under the Prior Plans shall continue in accordance with their terms. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the tenth anniversary of the Effective Date. (unless the Plan is re-approved by the Company’s stockholders prior to such date), and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

(p) Establishment of Sub-plans. The Committee shall have the discretionary authority to adopt and implement from time to time such addenda or sub-plans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made. For the avoidance of doubt, no such addenda or sub-plans as described in this Section 10(p) shall include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

B-16	|

CORPORATE & STOCK INFORMATION

Website

INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM

Stock Data

SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AEO"

Investor Inquiries

IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, PLEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED AT WWW.AEO-INC.COM

Transfer Agent

COMPUTERSHARE TRUST COMPANY, N.A.
PO BOX 43078
PROVIDENCE, RI 02940
1-877-581-5548

Independent Auditors

ERNST & YOUNG LLP
2100 ONE PPG PLACE
PITTSBURGH, PA 15222

Corporate Headquarters

BOARD OF DIRECTORS

Jay L. Schottenstein

EXECUTIVE CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER

Sujatha Chandrasekaran

DIRECTOR

Deborah A. Henretta

DIRECTOR

Cary D. McMillan

DIRECTOR

Janice E. Page

DIRECTOR

David M. Sable

DIRECTOR

Noel J. Spiegel

DIRECTOR

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Michael A. Mathias, Beth Henke, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held via virtual meeting on Wednesday, June 7, 2023 at 11:00 AM Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. In order to attend the meeting, you must register at http://viewproxy.com/ae/2023/htype.asp by 11:59 PM ET on June 4, 2023. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Information About This Proxy Statement and the Annual Meeting.”

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

▲    PLEASE DETACH PROXY CARD HERE    ▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held June 7, 2023. The Proxy

Statement and our Fiscal 2022 Annual Report are available

at: http://viewproxy.com/ae/2023/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

								FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Directors.				3.	Proposal Three. Hold an advisory vote on the compensation of our named executive officers.		☐	☐	☐

		FOR	AGAINST	ABSTAIN
	01 Jay L. Schottenstein	☐	☐	☐
	02 Sujatha Chandrasekaran	☐	☐	☐			1 Year	2 Years	3 Years	ABSTAIN

2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024.	☐	☐	☐	4.	Proposal Four. Hold an advisory vote on the frequency of future say on pay votes.	☐	☐	☐	☐
								FOR	AGAINST	ABSTAIN
					5.	Proposal Five. Approve the Company’s 2023 Stock Award and Incentive Plan.		☐	☐	☐

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR”
		DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)				PROPOSALS 1, 2, 3, AND 5 AND FOR “ONE YEAR” ON PROPOSAL 4.
Please sign and date this Proxy below and return in the enclosed envelope.
Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date , 2023

(Signature of joint owner)
VIRTUAL CONTROL NUMBER

▲    PLEASE DETACH PROXY CARD HERE    ▲

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:

Go to www.AALvote.com/AEO	Call 1 (866) 804-9616

Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return
website. Follow the prompts to	card available when you call.	it in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.